Exhibit 10.11

MASTER EQUIPMENT FINANCING AGREEMENT

dated as of

November 12, 2002

by and between

NII HOLDINGS (CAYMAN), LTD.,

NEXTEL DEL PERU, S.A.,

TELETRANSPORTES INTEGRALES, S.A. DE C.V.,

THE LENDERS NAMED HEREIN,

MOTOROLA CREDIT CORPORATION,

as Administrative Agent,

and

CITIBANK, N.A.,

as Collateral Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS

Exhibit A	Form of Request for Financing

Exhibit B	Form of Financing Note

Exhibit C	Form of Guarantee

Exhibit D-1	Form of Share Pledge Agreement

Exhibit D-2	Form of Security Agreement

Exhibit D-3	Form of Security Deposit Agreement

Exhibit D-4	Form of Mortgage

Exhibit D-5	Form of Trademark Assignment Agreement

Exhibit E-1	Form of Opinion of United States Counsel

Exhibit E-2	Form of Opinion of Foreign Counsel

Exhibit F	Initial Approved Business Plan

Exhibit G	Form of Assignment and Acceptance

Exhibit H	Form of Collateral Report

Exhibit I	Form of Bank Account Control Agreement

Exhibit J	Form of Quota Pledge Agreement

Exhibit K	Form of Quota Voting Agreement

Exhibit L	form of Promise to Pledge Quotas

Exhibit M	Form of Share Voting Agreement

SCHEDULES AND ANNEXES

Schedule 1.1(a)	iDEN Equipment and Service Agreements

Schedule 1.1(b)	Wholly-Owned Subsidiaries

Schedule 1.1(c)	Guarantors

Schedule 1.1(d)	Supplemental Credit Parties

Schedule 2.1(a)	Lenders; Initial Commitments

Schedule 6.1	Security Agreements, Pledge Agreements and Mortgages

Schedule 7.1(a)	Credit Party Structure; Ownership; Subsidiaries

Schedule 7.1(b)	Qualification Jurisdictions

Schedule 7.3(a)	Governmental Approvals

Schedule 7.3(b)	Licenses

Schedule 7.4	Ownership and Pledge Restrictions; Violation of Law

Schedule 7.5	Recent Events; Contingent Liabilities; Taxes

Schedule 7.7	Existing Liens

Schedule 7.9	Intellectual Property

Schedule 7.10	Management Agreements; Affiliate Transactions

Schedule 7.12	Litigation

Schedule 8.11	Principal Place of Business

Schedule 11.1(t)	Change of Control Thresholds

Annex A	Assets Excluded from Permitted Sale-Leaseback Transactions

Annex B	Terms for Permitted Sale-Leaseback Transactions

Annex C	Terms for Financing Method Obligations

                  MASTER EQUIPMENT FINANCING AGREEMENT, dated as of November 12, 2002 (as amended, modified or supplemented in accordance with the terms hereof, this “Agreement”), by and between NII Holdings (Cayman), Ltd., a company incorporated under the laws of the Cayman Islands (“NII Cayman”); Nextel del Peru, S.A., a corporation organized under the laws of Peru (“Nextel Peru”); Teletransportes Integrales, S.A. de C.V., a corporation organized under the laws of Mexico (“Nextel Teletransportes”) (collectively, NII Cayman, Nextel Peru, and Nextel Teletransportes, the “Borrowers”), the LENDERS (hereinafter defined), MOTOROLA CREDIT CORPORATION, a corporation duly organized under the laws of the State of Delaware, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and Citibank, N.A., a national banking association, not in its individual capacity, but solely as collateral agent under the Intercreditor Agreement (as defined below) (in such capacity, the “Collateral Agent”) for the Lenders.

RECITALS

         WHEREAS, NII Holdings, Inc., a Delaware corporation (f/k/a Nextel International , Inc.) (hereinafter, the “Company”) is a party to that certain Master Equipment Financing Agreement, dated as of February 4, 1999, with Motorola Credit Corporation (as amended, supplemented or otherwise modified from time to time, the “MEFA”) for which the outstanding principal, interest and fees owing by the Company as of the date hereof is at least $240,105,199.10;

         WHEREAS, the Company is a party to that certain $56.650 million Secured Loan Agreement, dated as of December 16, 1999, with Motorola Credit Corporation (as amended, supplemented or otherwise modified from time to time, the “SLA”) for which the outstanding principal, interest and fees owing by the Company as of the date hereof is $60,319,325.56;

         WHEREAS, on May 24, 2002, the Company sought to reorganize, together with NII Holdings (Delaware), Inc. (together with the Company, the “Debtors”), in a jointly administered case under Chapter 11 of the United States Bankruptcy Code;

         WHEREAS, on October 28, 2002, the Debtors’ Plan of Reorganization was confirmed by the United States Bankruptcy Court, District of Delaware (the “Reorganization Plan”);

         WHEREAS, pursuant to the Reorganization Plan, the Company (i) will repay the entire amount of principal, interest and fees outstanding under the SLA, (ii) will refinance the entire amount of principal, interest and fees outstanding under the MEFA up to a maximum amount of $225,000,000 and (iii) will repay the entire amount of principal, interest and fees outstanding under the MEFA in excess of $225,000,000;

         WHEREAS, in order to refinance the MEFA and in order to fund certain of the Company’s working capital needs, pursuant to the Reorganization Plan the Lenders will make to the Borrowers: (i) Tranche A Advances (as hereinafter defined) in an aggregate principal amount of $56,650,000 and (ii) a single Tranche B Advance (as hereinafter defined) in an aggregate principal amount of $225,000,000;

         WHEREAS, the Lenders are willing to make Advances (as hereinafter defined) to the Borrowers upon the terms and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make the Advances and to induce the Lenders, the Administrative Agent and the Collateral Agent to enter into the agreements referred to herein, the parties agree as follows:

SECTION 1 DEFINITIONS

Section 1.1 Defined Terms.

         In addition to the terms defined above, when used in this Agreement, the following terms shall have the following meanings:

         “Additional Amount” has the meaning ascribed to such term in subsection 3.1(a).

         “Additional System Documents” means, with respect to each System, all contracts and agreements related to the construction, maintenance, repair or operation of such System or the related Telecommunications Business entered into by the Borrowers, the Company or the Related Operating Affiliate subsequent to the Closing Date (a) in replacement of an existing System Document or (b) which, if terminated, could reasonably be expected to have a Material Adverse Effect or (c) having, together with related or ancillary documents, an aggregate net present value or cost in excess of $5,000,000.

         “Administrative Agent” has the meaning ascribed to such term in the Preamble.

         “Advance” means a Tranche A Advance or the Tranche B Advance, as the case may be, and “Advances” means collectively all Tranche A Advances together with the Tranche B Advance.

         “Affected Party” has the meaning ascribed to such term in subsection 3.2(a).

         “Affiliate” means with respect to any Person, any other Person (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such first Person, (b) which beneficially owns or holds 10% or more of any class of the Voting Stock of such first Person, or (c) whereby 10% or more of the Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of such other Person is beneficially owned or held by such first Person or by a Subsidiary of such first Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

         “Agents” has the meaning ascribed to such term in Section 12 hereof.

         “Aggregate Subscribers” means, for any date, the sum as of such date of the aggregate number (without duplication) of Subscriber Units of Nextel Argentina, Nextel Mexico, Nextel Peru, and Nextel Brazil and of any other Operating Affiliate.

         “Agreement” means this Master Equipment Financing Agreement, dated as of November 12, 2002, by and between the Borrowers, the Collateral Agent, the Administrative Agent and the Lenders, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof.

         “Applicable Margin” means (a) with respect to any LIBOR Advance, 5.00% per annum, and (b) with respect to any Prime Advance, 2.50% per annum.

         “Approved Business Plan” means the ten year business plan of the Company, taken as a whole (including for this purpose each Operating Affiliate and the Supplemental Credit Parties) for establishing and operating (together with the Related Operating Affiliate, if any) the Systems in the Relevant Countries. The initial Approved Business Plan is attached hereto as Exhibit H. The Approved Business Plan shall be adjusted in a manner acceptable to the Required Lenders to the extent any additional Operating Affiliates are approved by the Required Lenders.

         “Arm’s-Length Affiliate” has the meaning ascribed to such term in Section 9.10 hereof.

         “Asset Sale” means any sale, lease, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Borrowers, the Company, any Restricted Affiliate, McCaw Brazil, Nextel Brazil, any Subsidiary of Nextel Brazil, Nextel Argentina Parent or any Subsidiary of Nextel Argentina Parent to any Person other than the Company or a Restricted Affiliate of

(1) all or any of the Capital Stock of a Restricted Affiliate, McCaw Brazil, Nextel Brazil, any Subsidiary of Nextel Brazil, Nextel Argentina Parent or any Subsidiary of Nextel Argentina Parent other than in respect of director’s qualifying shares or investments by foreign nationals mandated by applicable law;

(2) all or substantially all of the property and assets of an operating unit or business of the Borrowers, the Company, any Restricted Affiliate, McCaw Brazil, Nextel Brazil, any Subsidiary of Nextel Brazil, Nextel Argentina Parent or any Subsidiary of Nextel Argentina Parent; or

(3) any other property and assets of the Borrowers, the Company, any Restricted Affiliate, McCaw Brazil, Nextel Brazil, any Subsidiary of Nextel Brazil, Nextel Argentina Parent or any Subsidiary of Nextel Argentina Parent outside the ordinary course of business of the Borrowers, the Company, such Restricted Affiliate, McCaw Brazil, Nextel Brazil, such Subsidiary of Nextel Brazil, Nextel Argentina Parent or such Subsidiary of Nextel Argentina Parent;

provided that “Asset Sale” shall not include:

         (a)  sales or other dispositions of inventory, receivables and other assets in the ordinary course of business;

         (b)  sales or other dispositions of obsolete equipment;

         (c)  sales or other dispositions by a Restricted Affiliate, McCaw Brazil, Nextel Brazil, any Subsidiary of Nextel Brazil, Nextel Argentina Parent or any Subsidiary of Nextel Argentina Parent to the Company, or by the Company or a Restricted Affiliate, McCaw Brazil, Nextel Brazil, any Subsidiary of Nextel Brazil, Nextel Argentina Parent or any Subsidiary of Nextel Argentina Parent to a Wholly Owned Subsidiary of the Company which is a Restricted Affiliate;

         (d)  sales or other distributions of assets (in one transaction or a series of related transactions) having an aggregate fair market value (as certified in an officers’ certificate signed by at least 2 Authorized Officers of the Company, one of which must be either the chief financial officer or the chief executive officer of the Company) not in excess of $1 million;

         (e)  Permitted Sale-Leaseback Transactions;

         (f)  Permitted Liens;

         (g)  sales of any assets of Nextel Philippines or its Subsidiaries; or

         (h)  sales of any assets or other disposition of Nextel International Asia Holdings Limited (Hong Kong).

         “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit I or such other form as shall be approved by the Administrative Agent.

         “Authorized Officer” means (a) with respect to any Person that is a corporation, the President, Vice President or Chief Financial Officer of such Person, (b) with respect to any Person that is a partnership, the President, Vice President or Chief Financial Officer of a general partner of such Person, in each case whose names appear on a certificate of incumbency of such Person delivered concurrently with the execution of this Agreement, or (c) with respect to any Person that is a limited liability company, the Person (or Authorized Officer thereof, if not a natural Person) that is the managing member thereof.

         “Bank Account Control Agreements” has the meaning ascribed to such term in subsection 6.1(a)(i)(B) hereof and collectively refers to those certain Bank Account Control Agreements (or the functional equivalent of such document for foreign jurisdictions) as executed by those Persons indicated on Schedule 6.1 hereto.

         “Benefited Parties” has the meaning ascribed to such term in the Intercreditor Agreement.

         “Borrowers” has the meaning ascribed to such term in the Preamble.

         “Borrower Guaranty Obligations” mean those obligations as described in the Guarantees given by the Borrowers with respect to the EFA and the Indebtedness pursuant to the Senior Notes.

         “Borrowing” means a group of Advances of a single Type made by the Lenders on a single date and as to which a single Interest Period is in effect.

         “Business Day” means (a) any day other than Saturday, Sunday or any other day on which commercial banks in Chicago are authorized or required under the laws of the State of Illinois, or pursuant to other government action, to close, and (b) with respect to all notices and determinations in connection with any payment of principal and interest on LIBOR Advances, any day which satisfies the conditions set forth in clause (a) above and which is also a day for trading by and between banks for U.S. dollar deposits in the London interbank market.

         “Capex” means, for any period, the aggregate of all cash expenditures (including, in all events all amounts expended in connection with Capital Lease Obligations but excluding any amount representing the interest component thereof) made on account of property, plant, equipment or similar assets during such period by the Borrowers, the Company and the Restricted Affiliates, including the purchase price paid in connection with any spectrum purchases whether such amounts are allocable to property, assets, plant or equipment.

         “Capital Lease Obligations” means the obligations of a Person and its Subsidiaries (determined on a Consolidated basis (without duplication) in accordance with GAAP) to pay rent or other amounts under any leases for real or personal property which obligations are required to be classified and accounted for as capital leases in accordance with GAAP including, without limitation, all Financing Method Obligations and all Permitted Sale-Leaseback Obligations (whether or not so classified in accordance with GAAP.)

         “Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the Closing Date, including, without limitation, all common stock and preferred stock.

         “Cash Equivalents” means (i) obligations issued by the United States of America or any agency or instrumentality thereof, or obligations fully and unconditionally guaranteed by the United States of America or any agency or instrumentality thereof; (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof) and commercial paper issued by others rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or, in each case, such equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act)) and in each case maturing within 180 days after the date of acquisition; and (iii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) and (ii) above.

         “Change of Control” means the occurrence of any of the following events:

         (1)  the transfer (in one transaction or a series of transactions) of all or substantially all of the Company’s assets to any “Person” or “Group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act);

         (2)  the liquidation or dissolution of the Company or the adoption of a plan by the stockholders of the Company relating to the dissolution or liquidation of the Company;

         (3)  the acquisition by any “Person” or “Group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) of beneficial ownership, directly or indirectly, of 50% or more of the aggregate ordinary voting power of the total outstanding Voting Stock of the Company; or

         (4)  at any time, Continuing Directors cease for any reason to constitute a majority of the Board of Directors of the Company then still in office.

         For purposes of this definition “Continuing Directors” means at any time, (i) individuals who, prior to such time, were directors of the Company, other than those individuals appointed, designated or nominated by Nextel, (ii) any director whose election by the Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a majority of the Continuing Directors then in office; (iii) any director designated by the holder of the Company’s Special Director Preferred Stock; provided, however, under no circumstances will any officer, director or employee of Nextel or its Affiliates constitute a “Continuing Director.”

         “Closing Date” means November 12, 2002.

         “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and the regulations promulgated thereunder.

         “Collateral” means all property (including, without limitation, any pledged intercompany debt instruments and any pledged or charged stock or quotas) which is subject to the security interests or Lien granted by any of the Security Documents.

         “Collateral Agent” has the meaning ascribed to such term in the Preamble hereto and as further defined in the Intercreditor Agreement.

         “Collateral Report” means a report to be delivered pursuant to Section 8.16 in a form reasonably proposed by the Administrative Agent.

         “Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s common stock or share capital, whether now outstanding or issued after the date of this

Agreement, including, without limitation, all series and classes of such common stock or share capital.

         “Company” has the meaning ascribed to such term in the Preamble.

         “Consolidated Fixed Charges” means, as to any Person and for any period, without duplication, the sum of (a) the total cash interest expense for such Person and its Subsidiaries on a consolidated basis for such period, (b) the scheduled principal amount of all amortization payments on all Indebtedness (excluding the repayment on the Closing Date of the Indebtedness under the SLA and excluding the repayment of the principal amount of any Permitted Handset Obligations) for borrowed money of such Person and its Subsidiaries on a consolidated basis for such period (provided that for this Agreement all amortization of the Tranche A Advances under Section 2.4(a) shall be as scheduled principal amortization), (c) all payments made or due and owing in respect of Capital Lease Obligations by such Person and its Subsidiaries on a consolidated basis for such period, and (d) all payments made or due and owing during such period in respect of Financing Method Obligations.

         “Consolidation” means the consolidation of the accounts of each of the Restricted Affiliates with those of the Company, if and to the extent that the accounts of each such Restricted Affiliates would normally be consolidated with those of the Company in accordance with GAAP; provided, however, that “Consolidation” for the Company shall not include consolidation of the accounts of any Person which is not a Restricted Affiliate, but the interest of the Company or any Restricted Affiliate in any Person which is not a Restricted Affiliate shall be accounted for as an investment. The term “Consolidated” has a correlative meaning.

         “Control” means at any time, the possession (on a fully diluted basis), directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

         “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which as of the relevant date, together with the Company, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001(b)(1) of ERISA.

         “could reasonably be expected” means, as applied to a Person, the reasonable expectation, as would be determined by a prudent Person, familiar with the general substance at issue, in like circumstances with the Person making the decision.

         “Credit Documents” means, individually and collectively, this Agreement, each Financing Note (if any), the Security Documents, the Guarantees, the documents listed in Schedule 6.1 and each other document entered into pursuant thereto.

         “Credit Parties” collectively refers to the Borrowers, the Company and the Restricted Affiliates, and individually refers to each Borrower, the Company, and each Restricted Affiliate.

         “Debtors” has the meaning given to such term in the Recitals hereto.

         “Default” means any event, occurrence, factual or legal condition which, if continued uncured or unchanged would, with the passage of time or the giving of notice or both, become or constitute an Event of Default.

         “Distributions” has the meaning ascribed to such term in subsection 9.6(a) hereof.

         “Dollars” and the sign “$” mean the lawful money of the United States of America.

         “Drawdown Date” has the meaning ascribed to such term in subsection 2.2(a) hereof.

         “EBITDA” means, as to any Person and for any period, net income of such Person and its Subsidiaries as measured in accordance with GAAP on a Consolidated basis for such period adjusted as follows: (i) plus interest expense for such period to the extent such amount was deducted in calculating net income; (ii) minus interest income for such period to the extent such amount was added in calculating net income; (iii) plus income taxes for such period to the extent such amount was deducted in calculating net income; (iv) minus income tax benefits for such period to the extent such amount was added in calculating net income; (v) plus amortization and depreciation expenses for such period to the extent such amount was deducted in calculating net income; (vi) plus all other non-cash items (including impairment and restructuring charges associated with the Debtors’ bankruptcy cases) for such period to the extent reducing net income; (vii) minus all non-cash items for such period to the extent increasing net income; (viii) minus extraordinary gains and gains on sales of assets to the extent such amount was added in calculating net income; and (ix) plus extraordinary and non-recurring losses and charges to the extent such amount was deducted in calculating net income.

         “EFA” means the Second Amended and Restated Equipment Financing Agreement, dated as of November 12, 2002, by and between Nextel Telecomunicações Ltda. (as the borrower) and Motorola Credit Corporation (as the creditor), as heretofore or hereafter amended, supplemented or otherwise modified.

         “Effective Date” means the date on which all of the conditions in Section 10.1 hereof have been satisfied; provided that in order for this Agreement to become effective such conditions must be satisfied on or prior to November 13, 2002.

         “Environmental Laws” means any and all governmental statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, guidelines, interpretations, policies, agreements or other restrictions or requirements (herein, “laws and regulations”) relating to Materials of Environmental Concern or protection of human or animal health or the environment (including, without limitation, ambient air, indoor air, surface water, ground water, land surface or sub-surface strata), including, without limitation, laws and regulations relating to emissions, discharges, health or safety, noise abatement, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling, reporting or handling of Materials of Environmental Concern, and all such laws and regulations that may be enacted in the future.

         “Environmental Matters” has the meaning ascribed to such term in subsection 7.8(d) hereof.

         “ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and the regulations promulgated thereunder.

         “Event of Default” means any of the events specified in Section 11.1 hereof or, if applicable, Section 13.12 hereof.

         “Excess Cash Flow” means, for any Person for any period, the amount (if any) by which (i) the sum, without duplication, of (A) EBITDA of such Person for such period plus (B) the Net Cash Proceeds from the issuance of Capital Stock of such Person and its Subsidiaries issued during such period plus (C) all contributions to the equity of such Person and its Subsidiaries during such period exceeds (ii) the sum of (1) Consolidated debt service consisting of scheduled or mandatory principal payments and related cash interest expense payments of such Person for such period (excluding, however, any prepayments in respect of Permitted Handset Obligations) plus (2) the lesser of (A) the aggregate amount of actual Capex made by such Person on a Consolidated basis during such period and (B) 110% of the amount of Capex specified in the then current Approved Business Plan for such period plus (3) cash income taxes paid by such Person on a Consolidated basis for such period.

         “Exchange Act” means the Securities Exchange Act of 1934, as amended, of the United States of America.

         “Financing Method Obligations” means any and all Indebtedness and obligations incurred by any of the Credit Parties that, in accordance with GAAP, are required to be classified using the financing method, but only to the extent that such Financing Method Obligations are incurred: (i) with respect to assets of the type set forth on Annex A hereto and (ii) in accordance with the material terms and conditions described on Annex C hereto.

         “Financing Note” has the meaning ascribed to such term in subsection 2.3(d) hereof.

         “Fixed Charge Coverage Ratio” means, as at any date, the ratio (for the then ending or most recently ended fiscal quarter of the Company) of (a) (i) EBITDA of the Company for such quarter to (b) Consolidated Fixed Charges of the Company for such quarter.

         “Force Majeure” means any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) or other event of force majeure which could reasonably be expected to have a Material Adverse Effect.

         “Free Cash” means, at any time, the sum, at such time, of (i) the cash and Cash Equivalent assets of the Company and its Subsidiaries on a consolidated basis, (ii) the amount reflected on the Company’s Consolidated balance sheet for prepaid expenses, and (iii) the amount reflected on the Company’s most recent quarterly consolidated cash flow statement for capital expenditures to the extent such amount is in excess of the capital expenditures shown for such time on the Approved Business Plan.

         “GAAP” means generally accepted accounting principles used, from time to time, in the United States of America.

         “Governmental Approval” means any authorization, consent, approval, license (other than the Licenses), franchise, concession, lease, ruling, permit, certification, exemption, filing or registration by or with any Governmental Authority or legal or administrative body material and necessary for the design, location, construction, completion, ownership, operation, repair or maintenance of a System or a Telecommunications Business, authority to conduct business, the execution and delivery of the Credit Documents, the making of Advances or the creation and perfection of the Liens contemplated by the Security Documents.

         “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government.

         “Governmental Rule” means any statute, law, regulation, ordinance, rule, judgment, order, writ, decree, directive, guideline, policy or requirement, or any similar form of decision of or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority (including, without limitation, any Environmental Law), whether now or hereafter in effect.

         “Guarantees” has the meaning ascribed to such term in Section 5.1.

         “Guarantors” collectively refers to the Borrowers (in respect of their Guarantees of the EFA and the Indebtedness incurred pursuant to the Senior Notes) and the Persons listed on Schedule 1.1(c).

         “Hedge Agreement” means an interest rate swap, cap, floor or collar agreement, any spot or forward contracts, interest rate future or option contracts, currency swap agreements, commodities future contracts, currency future or option contracts or other similar agreement or arrangement, as the same shall be modified and supplemented and in effect from time to time.

         “Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined by the Company based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include any Lender).

         “iDEN” means the Integrated Digital Enhanced Network created by the Motorola Entities.

         “iDEN Equipment and Service Agreements” means each Integrated Digital Enhanced Network Equipment Purchase Agreement and each Integrated Digital Enhanced Network Installation and Optimization Agreement listed on Schedule 1.1(a) hereto, together with any amendments thereto or any other similar agreements entered into from time to time between the Vendor and the Borrowers, the Company or a Restricted Affiliate for the purchases of iDEN Equipment and Services for use in a Relevant Country.

         “iDEN Equipment and Services” means iDEN infrastructure equipment and related services supplied by the Motorola Entities (including ancillary products and services such as switches which have been ordered from and provided by the Motorola Entities but excluding subscriber equipment and accessories) and related transportation and shipping costs, but excluding import taxes, duties and other like costs.

         “iDEN System” means, with respect to each System, the wireless communications system using iDEN technology which is being operated in connection with such System.

         “Indebtedness” means, with respect to any Person, without duplication and on a Consolidated basis

(a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities),

(b) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (excluding current trade payables incurred in the ordinary course of business of such Person which are due no later than 90 days after the date of invoice),

(c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(d) the obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the types referred to in clauses (a) and (c) above,

(e) all obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, (including, without limitation, reimbursement obligations with respect thereto but excluding (i) letters of credit (including trade letters of credit) securing obligations (other than obligations described in (a), (b), (c) and (d) above and (f) and (g) below), entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement and (ii) letters of credit secured by cash in a manner not in breach of this Agreement which is deposited in a segregated account held by a non-affiliate of such Person),

(f) all indebtedness of others secured by a Lien on any asset of such Person whether or not such indebtedness is assumed by such Person, provided, that, in the case where such Person has no obligation with respect to the Indebtedness of such other Person other than such Lien, the amount of Indebtedness shall be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such Indebtedness,

(g) all Capital Lease Obligations, and

(h) to the extent not otherwise included in this definition, the net payment obligations in respect of Hedge Agreements (including, without limitation, Hedge Termination Values to the extent consisting of liabilities of such Person).

         “Indemnitees” has the meaning ascribed to such term in subsection 4.2(a) hereof.

         “Information” has the meaning ascribed to such term in Section 13.10 hereof.

         “Initial Funding Date” means the date upon which each of the conditions precedent set forth in Section 10.1 and 10.2 have been satisfied (as required thereunder) and the initial Advance is made.

         “Initial Lender” means Motorola Credit Corporation, in its capacity as initial lender hereunder.

         “Intellectual Property” has the meaning ascribed to such term in Section 7.9 hereof.

         “Intercreditor Agreement” means the Intercreditor Agreement dated as of even date herewith by and among Motorola Credit Corporation, in its capacity as the Lender under this Agreement and the EFA, the Persons listed on Schedule 1 thereto, Wilmington Trust Company, as the Senior Notes Indenture Trustee, Citibank, N.A., in its capacity as the Collateral Agent and Motorola Credit Corporation, in its capacity in certain circumstances as the lienholder for the benefit of the Benefited Parties.

         “Interest Payment Date” means, with respect to any Advance, the last day of the Interest Period applicable to the Advance, and, in addition, the date of any prepayment of such Advance or conversion of such Advance to an Advance of a different Type.

         “Interest Period” means (a) as to any LIBOR Advance, the period commencing on the date of such Advance and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrowers may elect, and (b) as to any Prime Advance, the period commencing on the date of such Advance and ending on the earliest of (i) the next succeeding June 30 or December 31, (ii) the Maturity Date, and (iii) the date such Advance is converted to an Advance of a different Type in accordance with Section 2.8 or repaid or prepaid in accordance with Section 2.5; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

         “Investment” means, with respect to any Person, any loan or advance to such Person, any purchase or other acquisition of any capital stock, obligations or other securities of such Person, any capital contribution to such Person or any other investment in or acquisition of any interest in such Person.

         “IRS” means the Internal Revenue Service.

         “knowledge” means as it applies to the Company or a Restricted Affiliate, the actual knowledge of a Vice President (or equivalent officer, as applicable) or more senior officer of the Company or such Restricted Affiliate or any other officer of the Company or such Restricted Affiliate having responsibility for the transactions contemplated by the Operative Documents.

         “Leases” mean the various lease agreements executed by the Company or any of the other Credit Parties as lessee in connection with the lease of such interests of real and personal property as shall be necessary to install, operate and maintain a System or a Telecommunications Business.

         “Lending Office” means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the administrative information sheets provided to the Administrative Agent by such Lender in connection herewith or otherwise selected by such Lender or the Administrative Agent pursuant to subsection 3.1(f).

         “Lender Party” means, as the context may require, the Administrative Agent, the Collateral Agent, any Lender and each of their respective successors, transferees and assigns.

         “Lenders” means (a) the financial institutions listed on Schedule 2.1(a) (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance.

         “LIBOR Advance” means each Advance the interest on which is determined on the basis of rates referred to in the definition of LIBOR Base Rate.

         “LIBOR Base Rate” means, during an Interest Period for LIBOR Advances, the rate per annum equal to the rate determined by reference to the LIBOR Page on the Reuter Monitor

Money Rates Services, or any successor thereto as of 11:00 a.m., London, England time two Business Days prior to the beginning of such Interest Period, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the LIBOR Advances to be made by the Lenders for such Interest Period. If quotes for the foregoing rates are not available on the Reuter Monitor Money Rates Services or any successor thereto, the “LIBOR Base Rate” shall mean, during an Interest Period for LIBOR Advances, the rate of interest per annum determined by the Administrative Agent to be the weighted average (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1% per annum, if such weighted average is not such a multiple) of the rates per annum at which deposits in Dollars are offered to major money center banks in the London interbank market at 11:00 a.m. London time two Business Days prior to the first day of such Interest Period, in the approximate amount equal to the principal amount of the LIBOR Advances to be made by the Lenders for such Interest Period and for a period equal to such Interest Period.

         “LIBOR Borrowing” shall mean a Borrowing comprised of LIBOR Advances.

         “LIBOR Rate” means, with respect to a LIBOR Advance, for any Interest Period therefor, the LIBOR Base Rate for such Advance for such Interest Period divided by the difference of 1 minus the Reserve Requirement for such Advance for such Interest Period.

         “Licenses” means collectively all those licenses and concessions that both (i) permit the Borrowers, the Company or the Restricted Affiliates to conduct a wide range of mobile radio services, including but not limited to, radio dispatch service, paging, telephone interconnect services, and other mobile communication, and personal communication services; and (ii) are materially necessary for the ownership, operation or maintenance of the Systems in the Major Market Areas as is contemplated by the Approved Business Plan and the Telecommunications Businesses currently engaged in (including for this purpose the telecommunications businesses and business plans for Nextel Argentina and Nextel Brazil, respectively), together with any amendments or changes to each such license or concession.

         “Lien” means, with respect to any Person, any security interest, lien, pledge, mortgage, deed, charge or encumbrance (including, without limitation, any agreement to give any of the foregoing), conditional sale agreement, title retention agreement, finance lease or trust receipt or a consignment or bailment for security purposes, or other security arrangement or any other arrangement on or with respect to any asset or revenue of such Person.

         “Major Market Area” means, with respect to the System and Telecommunications Business in each of the Relevant Countries, the following cities: (i) in Mexico: Mexico City, Monterrey, Guadalajara, and Tijuana, (ii) in Peru: greater Lima area, (iii) in Argentina: Buenos Aires, and (iv) with respect to any other Relevant Country, such cities or regions as specified, at the time such country becomes a Relevant Country, in writing by the Required Lenders.

         “Management Agreements” means collectively the Management Agreements referred to on Schedule 7.10 hereto.

         “Material Adverse Effect” means, generally with respect to any Person, event or occurrence, a material adverse effect on (i) such Person’s business, financial condition, assets, properties or operations (including, without limitation, the construction, completion and operation of the relevant System or the ability to achieve the portion of the Approved Business Plan relevant to it with respect to any Major Market Areas, in the case of the Borrowers, the Company and the Operating Affiliates), (ii) such Person’s ability to perform its obligations under the Operative Documents to which such Person is a party, (iii) the security interests granted by such Person under the Security Documents or the value of the Collateral thereunder, (iv) any System or Telecommunications Business or (v) such Person’s Licenses or Governmental Approvals.

         “Materials of Environmental Concern” means chemicals, pollutants, polychlorinated biphenyls, contaminants, wastes, toxic or hazardous substances, asbestos, electromagnetic radiation, petroleum and petroleum products.

         “Maturity Date” means December 31, 2007, provided, if such date is not a Business Day, then the Maturity Date shall be the immediately preceding Business Day.

         “MCC” means Motorola Credit Corporation, a Delaware corporation.

         “McCaw Brazil” means McCaw International (Brazil), Ltd., a company organized under the laws of the Commonwealth of Virginia.

         “MEFA” has the meaning given such term in the Recitals hereto.

         “Moody’s” means Moody’s Investors Service, Inc. and its successors.

         “Mortgages” has the meaning ascribed to such term in subsection 6.1(a)(i)(D) hereof and collectively refers to those certain Mortgages (or the functional equivalent of such document for foreign jurisdictions) as granted by each Person indicated on Schedule 6.1 hereto.

         “Motorola Entity” means Motorola, Inc., a corporation duly organized and validly existing under the laws of the State of Delaware, United States of America, and each of its Affiliates (other than Nextel and its Subsidiaries) and Subsidiaries and their successors and assigns.

         “Net Cash Proceeds” means:

(1) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Borrowers, the Company or any Restricted Affiliate) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of (a) reasonable and customary brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, other than fees and expenses paid or payable to an Affiliate of the Company, (b) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Borrowers, the Company and its Restricted Affiliates, taken as a whole, (c) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold permitted hereunder which is permitted to be prior to or pari passu with the Indebtedness hereunder or (y) is required to be paid as a result of such sale, and (d) appropriate amounts to be provided by the Borrowers, the Company or any Restricted Affiliate as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and reflected on an officers’ certificate from the Company’s chief financial officer delivered to the Collateral Agent; provided that with respect to any Asset Sale by a Restricted Affiliate, Net Cash Proceeds shall be reduced by a percentage amount that corresponds to the percentage ownership interest in the assets of such Restricted Affiliate not owned on the date of such Asset Sale, directly or indirectly, by the Company; and

(2) with respect to any capital contribution or issuance or sale of Capital Stock, the proceeds of such capital contribution or issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Borrowers, the Company or any Restricted Affiliate) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of reasonable attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such capital contribution or issuance or sale and net of taxes paid or payable as a result thereof.

         “Nextel” means Nextel Communications, Inc., a Delaware corporation.

         “Nextel Argentina” means Nextel Communications Argentina S.A., an Argentine sociedad anonima.

         “Nextel Argentina Parent” means Nextel International (Argentina) Ltd., a company incorporated under the laws of the Cayman Islands.

         “Nextel Argentina Facility” means that certain Credit Agreement, dated as of February 27, 1998 as amended, modified or supplemented, among Nextel Argentina, The Chase Manhattan Bank, as administrative agent, and the lenders party thereto.

         “Nextel Brazil” means Nextel S.A., a Brazilian sociedad anonima.

         “Nextel Chile” means collectively, Multikom S.A., a corporation organized under the laws of Chile and Centennial Cayman Corp. Chile, S.A., a corporation organized under the laws of Chile.

         “Nextel Japan” means Nextel International (Japan), Ltd. a limited company organized under the laws of Delaware.

         “Nextel Mexico” means Comunicaciones Nextel de Mexico S.A. de C.V., a corporation organized under the laws of Mexico.

         “Nextel Peru” means Nextel del Peru, S.A., a corporation organized under the laws of Peru.

         “Nextel Philippines” means, collectively, Nextel International (Philippines) LLC, a limited liability company incorporated under the laws of the Cayman Islands, Top Mega Enterprises, Limited, a limited company organized under the laws of Hong Kong, Gamboa Holdings, Inc., a corporation organized under the laws of the Philippines, Joyce Link Holdings, Ltdl., a limited liability company organized under the laws of the British Virgin Islands, Nextel Communications Philippines, Inc., a corporation organized under the laws of the Philippines, East Holdings Limited, a limited company organized under the laws of Hong Kong, Emerald Investments, Inc., a corporation organized under the laws of the Philippines, and Foodcamp Industries and Marketing, Inc., a corporation organized under the laws of the Philippines.

         “Nextel Teletransportes” means Teletransportes Integrales, S.A. de C.V., a corporation organized under the laws of Mexico.

         “NII Cayman” shall have the meaning ascribed to such term in the Preamble hereto.

         “Non-U.S. Lender” shall have the meaning ascribed to such term in subsection 3.1(e).

         “Obligations” means collectively, all of the Indebtedness, liabilities and obligations (i) with respect to the Borrowers , the Borrowers to the Lender Parties under the Credit Documents, and (ii) with respect to the other Credit Parties, of such Credit Parties to the Lender Parties under the Credit Documents, in each case whether now existing or hereafter arising, whether or not currently contemplated.

         “Operating Affiliate” means each of Nextel Mexico and Nextel Peru and each other Affiliate of the Company which (i) owns or operates an iDEN System and (ii) has been expressly approved in writing by the Required Lenders to be designated as an Operating Affiliate.

         “Operative Documents” means, collectively, the Credit Documents and the System Documents.

         “Other Taxes” shall have the meaning ascribed to such term in subsection 3.1(b).

         “Payment Date” means each Semi Annual Date in each year commencing with the December 31, 2002 Semi Annual Date and the last day of any Interest Period for interest due on a LIBOR Advance.

         “Payment Location” means an office, branch or other place of business of the Company.

         “PBGC” means the Pension Benefit Guaranty Corporation or its successor.

         “Permitted Amount” means , at any date of determination, an amount equal to:

(1) Net Cash Proceeds of all sales of equity in the Company subsequent to the Closing Date; plus

(2) Ten percent (10%) of the Consolidated EBITDA of the Company during the period from the Closing Date through December 31, 2004, plus

(3) Twenty percent (20%) of the remainder of (i) Consolidated EBITDA of the Company less (ii) cumulative Capex of the Borrowers, the Company and its Restricted Affiliates during the period from January 1, 2005 through such date of determination.

         “Permitted Handset Obligations” means all indebtedness for borrowed money incurred by the Credit Parties in connection with financing the purchase of handsets from a Motorola Entity for use by subscribers in connection with a System, which indebtedness (a) does not at any time exceed the invoiced amount of handsets purchased during the month such determination is made plus the invoiced amount of handsets purchased during the previous eleven months, (b) does not mature prior to 360 days after the incurrence thereof, and (c) is not secured by any Liens other than Handset Liens (as defined in the definition of “Permitted Liens”).

         “Permitted Indebtedness” means, collectively,

(a) the Obligations;

(b) trade accounts payable which are due no later than 120 days after invoice (or, in the case of trade accounts payable owed to a Motorola Entity, on payment and other terms as agreed to from time to time between the relevant obligor(s) and the

Motorola Entity) and other similar Indebtedness of the Borrowers, the Company and the Restricted Affiliates incurred in the ordinary course of business (including, without limitation, subscriber equipment and accessories purchased in the ordinary course of business) and as permitted in this Agreement, provided that in addition to the foregoing, there shall be permitted to be outstanding at any one time, up, to $20,000,000 of trade accounts payable and other similar Indebtedness of the Credit Parties incurred in the ordinary course of business which are due later than 120 days after invoice but no later than 180 days after invoice; provided further that the $20,000,000 maximum amount in the preceding proviso shall be reduced on a dollar-for-dollar basis to the extent of any Indebtedness incurred by McCaw Brazil or any of its Subsidiaries under clause (b) of the definition of “Permitted Indebtedness” f’

(c) Capital Lease Obligations under long-term real property leases of the Borrowers, the Company and the Restricted Affiliates in respect of the cell sites, switch sites, retail space and office space incurred in the ordinary course of business; provided that both before and after entering into (or renewing) a Capital Lease Obligation the Company shall be in pro forma compliance with Section 8.15(e) (with pro forma compliance determined as of the most recent quarter end date as if such Capital Lease Obligation had been in effect for the entirety of the fiscal quarter ending on such quarter end date);

(d) Capital Lease Obligations under short-term leases of the Borrowers, the Company and the Restricted Affiliates in an amount per annum not exceeding $5,000,000 in the aggregate;

(e) Indebtedness of the Borrowers, the Company and the Restricted Affiliates not exceeding $50,000,000 in the aggregate, having a weighted average life to maturity longer than the Obligations for Advances of the Borrowers under this Agreement and which may, to the extent reasonably practicable (as reasonably determined by the Administrative Agent in consultation with the Company), be secured by the Collateral on a pari passu basis on terms and conditions reasonably satisfactory to the Required Lenders;

(f) Indebtedness of the Borrowers, the Company and the Restricted Affiliates (i) not exceeding, in the aggregate $150,000,000 and (ii) which shall be unsecured and otherwise be on terms and conditions reasonably satisfactory to the Required Lenders;

(g) [reserved];

(h) swingline loans of the Company not exceeding $500,000 which shall be pari passu with the Obligations and, to the extent reasonably practicable (as reasonably determined by the Administrative Agent in consultation with the Company), secured by the Collateral hereunder;

(i) any refinancing, extension, renewal or refunding of any “Permitted Indebtedness” hereunder (other than Indebtedness described in clause (p) or (q) (to the extent consisting of a Guarantee of Indebtedness under clause (p)) below, which, when refinanced, extended, renewed or refunded, is incurred pursuant to and in accordance with one or more of the clauses of this definition) not involving an increase in the principal amount thereof or a reduction in the remaining weighted average life to maturity thereof (computed in accordance with standard financial practice);

(j) Indebtedness of the Borrowers, the Company and the Restricted Affiliates owing to or under any credit or other arrangement entered into with Motorola Credit Corporation, including, without limitation, Indebtedness under the EFA; provided that, before and after giving effect to such Indebtedness, the Borrowers, the Company and the Credit Parties shall be in compliance with each of the financial covenants set forth in Section 8.15;

(k) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Hedge Agreements; provided that such Hedge Agreements (I) are designed solely to protect the Borrowers, the Company or its Restricted Affiliates against fluctuations in foreign currency exchange rates or interest rates and (II) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Borrowers, the Company or any Restricted Affiliate pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or 100% of the Capital Stock of a Restricted Affiliate (other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Affiliate for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Borrowers, the Company or any Restricted Affiliate in connection with such disposition;

(l) guaranties of Indebtedness of the Borrowers by the Company or any Restricted Affiliate, so long as any such guaranty is subordinated to the prior indefeasible payment in full in cash of the Obligations;

(m) Permitted Sale-Leaseback Obligations;

(n) Permitted Handset Obligations;

(o) Financing Method Obligations;

(p) Indebtedness in an aggregate principal amount of $180,820,855 at scheduled maturity incurred pursuant to the Senior Notes;

(q) the Borrower Guaranty Obligations; and

(r) guaranties of any of the foregoing;

provided that in no event shall NII Cayman incur Permitted Indebtedness other than (A) with respect to the Indebtedness described under clause (p) above, (B) the obligations under this Agreement, and (C) guaranties of the New EFA.

         “Permitted Investments” means:

         (a)  debt obligations maturing within twelve months of the time of acquisition thereof which from time to time are accorded a rating of AA- or better by S&P (or an equivalent rating by another recognized credit rating agency of similar standing if such division is not then in the business of rating long term debt obligations);

         (b)  commercial paper with a maturity of 270 days or less which from time to time is accorded a rating of A4 or better by S&P (or an equivalent rating by another recognized credit rating agency of similar standing if such division is not then in the business of rating commercial paper);

         (c)  certificates of deposit maturing within twelve months of the time of acquisition thereof issued by commercial banks that are accorded a rating by an internationally recognized rating service then in the business of rating commercial banks which is in the first quartile of the rating categories used by such service;

         (d)  obligations maturing within twelve months of the time of acquisition thereof of any Governmental Authority which obligations from time to time are accorded a rating of BBB or better by S&P (or an equivalent rating by another recognized credit rating agency of similar standing if such division is not then in the business of rating governmental obligations); and

         (e)  demand deposits, certificates of deposit, bankers acceptance and time deposits (having a term of less than one year) of United States having total assets in excess of $1,000,000,000.

         “Permitted Liens” means, as of any particular time,

         (a)  with respect to Collateral located in the United States, Liens for taxes, assessments or governmental charges not then delinquent or which the Company may, pursuant to the provisions of Section 8.1 hereof, permit to remain unpaid,

         (b)  Liens created pursuant to the Security Documents,

         (c)  with respect to Collateral located in the United States, any mechanic’s, worker’s, repairer’s, materialmen’s, supplier’s, vendor’s or like Liens securing obligations arising in the ordinary course of business that (x) are not mature and not overdue, or (y)

are being contested in good faith and (1) as to which adequate reserves have been established on the books of the Company in accordance with GAAP or (2) that do not materially impair the value or marketability of the security granted to the Collateral Agent, for the benefit of the Lender Parties, pursuant to the Security Documents and could not result in an aggregate liability in excess of $1,000,000,

         (d)  with respect to Collateral located in the United States, all utility, access and other similar easements, rights-of-way and restrictions granted in the ordinary course of business,

         (e)  with respect to Collateral located in the United States, pledges or deposits by the Company under workers’ compensation laws, unemployment insurance laws, social security or pension obligations or similar legislation, in respect of which adequate reserves shall have been established, or good faith deposits not to exceed $1,000,000 in the aggregate in connection with bids, tenders, contracts (other than for the payment of Indebtedness of the Company) or leases to which the Company is permitted hereunder to be a party, or deposits to secure public or statutory obligations of the Company, or deposits of cash or bonds to secure surety or appeal bonds which the Company is obligated to provide in accordance with activities permitted of it hereunder, or deposits as security for contested taxes or import duties or for the payment of rent,

         (f)  Liens upon tangible personal property (which was acquired after the date hereof, and the cost of which, individually or in the aggregate, does not exceed $100,000) granted by the Borrowers, the Company or any Restricted Affiliate, each of which Liens was created solely to secure Indebtedness representing, or incurred to finance, refinance or refund, the cost of such property (provided that no such Lien shall extend to cover any property of the Company other than the property so acquired),

         (g)  with respect to Collateral located in the United States, inchoate rights reserved to or vested in any Governmental Authority as of the date hereof to condemn, appropriate, control or regulate the System or any portion thereof,

         (h)  Liens securing Permitted Indebtedness of the types described in clauses (e), (i) (to the extent of the collateral securing the Indebtedness being refinanced) and (j) of the definition thereof so long as the subject Indebtedness is pari passu with, and not senior to, the Obligations,

         (i)  Liens in foreign jurisdictions comparable to the Liens permitted by clauses (a), (c), (d), (e) and (g) of this definition; provided, in the case of clause (e) there shall be two additional exceptions as follows: (i) Liens in Mexico on assets (other than deposit accounts) having an aggregate fair market value of less than $2.0 million and (ii) Liens on a deposit account in Peru to secure performance bonds and/or letters of credit provided that the account shall be subject to an irrevocable instruction to transfer on a daily basis any balances in excess of $2.0 million to a deposit account in which the Collateral Agent has a perfected, first priority security interest,

         (j)  leases or subleases of property of the Borrowers, the Company and the Restricted Affiliates granted to others in the ordinary course of business that could not reasonably be expected to have a Material Adverse Effect,

         (k)  Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Borrowers, the Company or any Restricted Affiliate relating to such property subject to any Capitalized Lease permitted hereunder or operating lease,

         (l)  Liens arising from filing Uniform Commercial Code financing statements (or substantially equivalent filings outside the United States) regarding operating leases,

         (m)  Liens on property of, or on shares of capital stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Affiliate; provided that such Liens do not extend to or cover any property or assets of the Borrowers, the Company or any Restricted Affiliate other than the property or assets acquired and were not created in connection with or in contemplation of such Person becoming a Restricted Affiliate,

         (n)  Liens in favor of the Borrowers, the Company or any Restricted Affiliate subordinated to the Liens securing the Obligations and to the prior payment in full in cash of the Obligations,

         (o)  Liens arising from the rendering of a final judgment or order against the Borrowers, the Company or any Restricted Affiliate that does not give rise to an Event of Default and which attach to assets which, in the aggregate, have a fair market value of less than $5,000,000;

         (p)  Liens securing reimbursement obligations with respect to performance letters of credit that encumber documents and the property which is the subject of such performance letters of credit and the products and proceeds thereof;

         (q)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

         (r)  Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedge Agreements;

         (s)  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrowers, the Company or any Restricted Affiliate in the ordinary course of business in accordance with the past practices of the Company and its Subsidiaries prior to the Closing Date, provided, that the obligations secured by the liens described in the foregoing clauses (k), (p), (q), (r) and (s) shall not at any time exceed $5,000,000 in the aggregate,

         (t)  Liens securing the obligations under the Senior Notes and the Guarantees of the Company, the Borrowers, the Restricted Affiliates, the Supplemental Credit Parties, and their Subsidiaries as listed on Schedule 1.1(e) of the Borrowers’ obligations under the Senior Notes provided that such Liens have the relative priority as provided in the Intercreditor Agreement;

         (u)  Liens securing the obligations under the EFA and the Guarantees of the Company, the Borrowers, the Restricted Affiliates, the Supplemental Credit Parties and their Subsidiaries as listed on Schedule 1.1(e) of the obligations under the EFA of the borrower thereunder provided that such Liens have the relative priority as provided in the Intercreditor Agreement; and

         (v)  purchase money Liens on handsets (and the proceeds thereof), but only to the extent that such Liens secure the Permitted Handset Obligations related thereto (“Handset Liens”).

A contest referred to in this definition shall be permitted only if the execution or enforcement of the Lien being contested shall have been stayed or is stayed as a result thereof and such contest could not reasonably be expected to (i) have a Material Adverse Effect, or (ii) create or materially increase the risk of imposition of any material penalties or liabilities, whether civil or criminal, upon any Lender Party.

         “Permitted Sale-Leaseback Obligations” means any and all Indebtedness and obligations related or incident to a Permitted Sale-Leaseback Transaction, including, without limitation, any guaranty, agreement, or obligation of any of the Credit Parties to repurchase all or any portion of the assets subject to any Permitted Sale-Leaseback Transaction.

         “Permitted Sale-Leaseback Transactions” means any and all transactions or arrangements (and all renewals and extensions with respect thereto) pursuant to which one or more of the Credit Parties sells or otherwise transfers for value assets of the type described on Annex A hereto with an aggregate fair market value (as determined by the proceeds of the transfers of such assets) not to exceed $200,000,000 less the amount of “Permitted Sale-Leaseback Transactions” entered into by Nextel Brazil or one of its Subsidiaries (as defined in the EFA), and simultaneously with such sale or transfer, agrees to lease such assets from such Person(s), but only to the extent that such Permitted Sale-Leaseback Transactions are consummated generally in accordance with the material terms and conditions described on Annex B hereto. The foregoing notwithstanding, the Credit Parties may not sell or otherwise transfer for value assets of the type described in Annex A hereto owned by a Credit Party as of June 30, 2002, with an aggregate fair market exceeding $200,000,000 less the amount of “Permitted Sale-Leaseback Transactions” entered into by McCaw Brazil or by Nextel Brazil or one of its Subsidiaries (as defined in the EFA), provided however, that such limit does not apply with respect to assets of the type described in Annex A hereto acquired by a Credit Party after June 30, 2002.

         “Person” means an individual, corporation, partnership, limited liability company, joint venture, unincorporated association, trust or other juridical entity, or any Governmental Authority.

         “Plan” means at any time an employee pension benefit plan as defined in Section 3(2) of ERISA that is covered by Title IV of ERISA or that is subject to the minimum funding standards under Section 412 of the Code and is either: (a) maintained by the Company or any member of the Controlled Group for employees of the Company, or by the Company or any other member of the Controlled Group for employees of any member of the Controlled Group, or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Company or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made or been obligated to make contributions.

         “Post-Default Rate” means (a) in respect of any Advances not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period commencing on the due date until such Advances are paid in full equal to: (i) if such Advances are Prime Advances, 2% above the Prime Rate as in effect from time to time plus the Applicable Margin for Prime Advances (but in no event less than the interest rate in effect on the due date), or (ii) if such Advances are LIBOR Advances, 2% above the rate of interest in effect thereon at the time of such default until the end of the then current Interest Period therefor and, thereafter, 2% above the Prime Rate as in effect from time to time plus the Applicable Margin for Prime Advances (but in no event less than the interest rate in effect on the due date); and (b) in respect of other amounts payable by the Borrowers hereunder (other than interest) not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period commencing on the due date until such other amounts are paid in full equal to 2% above the Prime Rate as in effect from time to time plus the Applicable Margin for Prime Advances (but in no event less than the interest rate in effect on the due date). In each case, the Post-Default Rate shall not exceed the maximum post-default interest rate permitted by applicable law.

         “Prepayment Account” shall have the meaning ascribed to such term in subsection 2.5(a)(v).

         “Prime Advances” means Advances which bear interest at a rate based upon the Prime Rate.

         “Prime Rate” means the prime commercial lending rate from time to time as published in The Wall Street Journal (United States edition). Each change in any interest rate provided for herein based upon the Prime Rate resulting from a change in the Prime Rate shall take effect on the beginning of the day of such change in the Prime Rate.

         “Prime Rate Borrowing” shall mean a Borrowing comprised of Prime Advances.

         “Promise to Pledge Quotas” has the meaning ascribed to such term in subsection 6.1(a)(i)(A) hereof and collectively refers to those certain Promise to Pledge Quotas (or the functional equivalent of such document for foreign jurisdictions) as executed by those Persons indicated on Schedule 6.1 hereto.

         “Quota Pledge Agreements” has the meaning ascribed to such term in subsection 6.1(a)(i)(A) hereof and collectively refers to those certain Quota Pledge Agreements (or the functional equivalent of such document for foreign jurisdictions) as executed by those Persons indicated on Schedule 6.1 hereto.

         “Quota Voting Agreements” has the meaning ascribed to such term in subsection 6.1(a)(i)(A) hereof and collectively refers to those certain Quota Voting Agreements (or the functional equivalent of such document for foreign jurisdictions) as executed by those Persons indicated on Schedule 6.1 hereto.

         “Rate” has the meaning ascribed to such term in the definition of “Type”.

         “Recurring Revenues” means total gross revenues earned by the Operating Affiliates and their Subsidiaries from recurring revenue sources (including, without limitation, interconnect fees, monthly fees, usage fees, roaming fees, air time charges, value-added services, each adjusted for inflation in accordance with GAAP, and additional service charges, less the bad debt expense for that period indicated on the income statement of the Operating Affiliates). Recurring Revenues shall not include equipment sales or leases of iDEN or other Subscriber Units.

         “Redeemable Stock” means any class or series of capital stock of a Person that by its terms or otherwise is (i) required to be redeemed prior to the Maturity Date, (ii) redeemable at the option of the holder thereof at any time prior to the Maturity Date, (iii) convertible into or exchangeable for capital stock referred to in (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Maturity Date; provided that any capital stock that would not constitute “Redeemable Stock” but for the provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such capital stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Maturity Date shall not constitute Redeemable Stock if the “asset sale” or “change of control” provisions applicable to such stock specifically provide that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Borrower’s indefeasible repayment in full in cash of the Obligations.

         “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

         “Regulatory Change” means any change after the date of this Agreement in United States federal, state or foreign laws or regulations (including, without limitation, Regulation D and the laws or regulations that designate any assessment rate relating to certificates of deposit or otherwise) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks of or under any United States federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

         “Related Operating Affiliate” means (a) with respect to the System to be built and operated, and the Telecommunications Business to be conducted, in Mexico, Nextel Mexico, (b) with respect to the System to be built and operated, and the Telecommunications Business to be conducted, in Peru, Nextel Peru, and (c) with respect to each System in another Relevant Country, the Person identified by the Administrative Agent and the Related Operating Affiliate.

         “Relevant Country” means each of Mexico, Peru, Chile, Argentina and each other country approved in writing by the Required Lenders in which the Company and/or an Operating Affiliate is establishing or operating a System and related Telecommunications Business.

         “Reorganization Plan” has the meaning given such term in the Recitals hereto.

         “Request for Financing” means a request described in subsection 2.2(a) hereof substantially in the form of Exhibit B hereto, duly completed and executed by the Borrowers.

         “Required Lenders” shall mean, prior to an assignment by the Initial Lender pursuant to Section 13.5, the Initial Lender, and thereafter, those lenders hereunder having proportionate exposure with respect to remaining Commitments, if any, and unpaid Advances, in excess of 50% of the total remaining Commitments, if any, and unpaid Advances of all Lenders.

         “Reserve Requirement” means, with respect to any Lender, for any LIBOR Advances made or maintained by such Lender for any Interest Period as to which interest is payable hereunder, the average rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period by such Lender against “Eurocurrency liabilities” (as such term in used in Regulation D).

         “Restricted Affiliate” means, (i) each of the Company’s Subsidiaries (other than the Supplemental Credit Parties except to the extent a Person ceases to be a Supplemental Credit Party by written consent of the Required Lenders or in accordance with the terms of this Agreement), (ii) each Operating Affiliate (whether or not a Subsidiary of the Company) and (iii) each Subsidiary of an Operating Affiliate (whether or not a Subsidiary of the Company); provided that (A) “Restricted Affiliates” shall not include Nextel Chile, Nextel Japan and Nextel Philippines or any of their respective Subsidiaries unless otherwise requested by the Required Lenders, for purposes of the calculation of financial covenants in Section 8.15, (B) Persons who become Subsidiaries of the Company after the date hereof shall not be considered to be Restricted Affiliates hereunder for purposes of the exceptions to the negative covenants in Section 9 hereof (and the related definitions in Section 1) unless and until such Persons have complied with the requirements of Section 5 and 6 hereof (it being understood that such Persons shall be subject to the negative covenants in Section 9) and (C) upon the settlement of the claims of the creditors of Nextel Argentina under the Nextel Argentina Facility in the manner described in that certain Non-Recourse Assignment of Indebtedness and Liens dated November 12, 2002, (or on terms otherwise agreed to by the Required Lenders) “Restricted Affiliates” shall also include the Nextel Argentina Parent, Nextel Argentina and the other Subsidiaries of Nextel Argentina Parent (each of which shall be then required to comply with the requirements of Sections 5 and 6 hereof) and (D) solely for the purpose of Section 8.15 (including for determinations of the component parts of the financial covenants therein) Nextel Argentina Parent, Nextel Argentina, the Subsidiaries of Nextel Argentina, McCaw Brazil, Nextel Brazil and the Subsidiaries of Nextel Brazil shall be deemed to be Restricted Affiliates.

         “Rights Offering” shall have the meaning ascribed to such term in the Reorganization Plan.

         “SEC Reports” means the annual, quarterly or current reports and proxy statements filed from time to time by the Company pursuant to the Securities and Exchange Act of 1934, as amended.

         “S&P” means Standard & Poor’s Rating Services Group, a division of The McGraw Hill Companies, Inc.

         “Secured Parties” means collectively, MCC, the Senior Notes Indenture Trustee, the Administrative Agent, and the Collateral Agent.

         “Securities Act” means the Securities Act of 1933, as amended, of the United States of America.

         “Security Agreements” has the meaning ascribed to such term in subsection 6.1(a)(i)(B) hereof and collectively refers to those certain Security Agreements (or the functional equivalent of such document for foreign jurisdictions) as executed by those Persons indicated on Schedule 6.1 hereto.

         “Security Deposit Agreements” has the meaning ascribed to such term in subsection 6.1(a)(i)(B) hereof and collectively refers to those certain Security Deposit Agreements (or the functional equivalent of such document for foreign jurisdictions) as executed by those Persons indicated on Schedule 6.01 hereto.

         “Security Documents” means individually and collectively the Security Agreements, the Security Deposit Agreements, the Share Pledge Agreements, the Bank Account Control Agreements, the Quota Pledge Agreements, the Quota Voting Agreements, the Trademark Assignment Agreements, Promise to Pledge Quotas agreements, the Share Voting Agreements, Mortgages, to the extent such Person is organized under, or has assets subject to the jurisdiction of a jurisdiction other than the United States of America or a state thereof, such similar security documentation as shall be reasonably acceptable to the Administrative Agent and the Collateral Agent, those agreements detailed for each Person listed on Schedule 6.1 and any financing statements, registrations or similar documents filed or recorded in connection with, or in addition to, the foregoing.

         “Semi Annual Dates” means June 30 and December 31.

         “Senior Notes” means those certain new senior secured discount notes of NII Cayman in the aggregate principal amount at scheduled maturity of $180,820,855 governed pursuant to the Senior Notes Indenture.

         “Senior Notes Indenture” means that certain Indenture dated as of November 12, 2002 among NII Cayman, the guarantors signatory thereto, and Wilmington Trust Company, a Delaware corporation, as Trustee.

         “Senior Notes Indenture Trustee” means Wilmington Trust Company, a Delaware corporation, in its capacity as indenture trustee.

         “Share Pledge Agreement” has the meaning ascribed to such term in subsection 6.1(a)(i)(A) hereof and collectively refers to those certain Share Pledge Agreements (or the functional equivalent of such document for foreign jurisdictions) as executed by those Persons indicated on Schedule 6.1 hereto.

         “Share Voting Agreement” has the meaning ascribed to such term in subsection 6.1(a)(i)(A) hereof and collectively refers to those certain Share Voting Agreements (or the functional equivalent of such document for foreign jurisdictions) as executed by those Persons indicated on Schedule 6.1 hereto.

         “Shareholders Equity” means, as of any date, the amount reflected in the Company’s Consolidated balance sheet for the then ending or most recently ended fiscal quarter of the Company as “shareholders equity”.

         “SLA” has the meaning given such term in the Recitals hereto.

         “Subscriber Units” means with respect to any System, as at any date, the aggregate number of handset units employing digital technology, subscribing to, and paying for, communications services provided by the Related Operating Affiliate in connection with such System (and in the case of a wireless communications System in Brazil, provided by Nextel Brazil), excluding any such unit to the extent that accounts receivable generated by operation of such unit are more than ninety (90) days past due as of such date.

         “Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent, or (b) that is, at the time any determination is made, otherwise Controlled by, the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

         “Supplemental Credit Parties” means (i) McCaw Brazil, Nextel Brazil, and the Subsidiaries of Nextel Brazil as listed on Schedule 1.1(d); (ii) until the settlement of the claims of the creditors of Nextel Argentina under the Nextel Argentina Facility in the manner described in that certain Non-Recourse Assignment of Indebtedness and Liens dated November 12, 2002 (or on terms otherwise agreed to by the Required Lenders) “Supplemental Credit Parties” shall also include the Nextel Argentina Parent, Nextel Argentina and the other Subsidiaries of Nextel Argentina Parent as listed on Schedule 1.1(d).

         “System” means each wireless communications system to be constructed and operated in a Relevant Country by the Borrowers, the Company and the Related Operating Affiliate utilizing an iDEN System.

         “System Documents” means, for each System, to the extent constituting agreements or documents material to the System (i) the iDEN Equipment and Service Agreements, (ii) the Management Agreements, (iii) all Leases (A) that, if terminated, could reasonably be expected to have a Material Adverse Effect or (B) having an aggregate net present value or cost in excess of $10,000,000, and (iv) any Additional System Document, and for all the Systems, all such agreements.

         “Taxes” means, with respect to the Administrative Agent, the Collateral Agent and any Lender, any present or future taxes, levies, imposts, stamp duties, fees, charges, deductions, withholding, restrictions or conditions of any nature whatsoever imposed, levied, collected, assessed or withheld by or within any Relevant Country or any political subdivisions or taxing authority thereof or therein or by or within any jurisdiction from which payment is made on account of the transactions contemplated by the Credit Documents or by or imposed on the Administrative Agent, the Collateral Agent or any Lender (a) by the jurisdiction under the laws of which the Administrative Agent (in the case of payments to the Administrative Agent), the Collateral Agent (in the case of payments to the Collateral Agent) or such Lender is organized or any Governmental Authority or taxing authority thereof or therein, or (b) by any jurisdiction in which the Administrative Agent’s (in the case of payments to the Administrative Agent), the Collateral Agent’s (in the case of payments to the Collateral Agent) or such Lender’s applicable Lending Offices are located or any Governmental Authority or taxing authority thereof or therein; excluding (i) taxes imposed on the net income, gross revenues or net worth of the Administrative Agent, the Collateral Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity a “Transferee”)) and (ii) franchise taxes imposed on the net income of the Administrative Agent, the Collateral Agent or any Lender (or Transferee), in each case by the jurisdiction under the laws of which the Administrative Agent, the Collateral Agent or such Lender (or Transferee) is organized or any political subdivision thereof.

         “Telecommunications Business” means, with respect to each System, the radio paging, mobile communications, personal communications services and related wireless services in the Relevant Country in which the Borrowers, the Company and the Related Operating Affiliate are engaged.

         “Trademark Agreement” means the Third Amended and Restated Trademark License Agreement dated as of November 12, 2002 between the Company and Nextel, together with all agreements, instruments and other documents relating thereto.

         “Trademark Assignment Agreement” has the meaning ascribed to such term in subsection 6.1(a)(i)(C) hereof and collectively refers to those certain Trademark Assignment Agreements (or the functional equivalent of such document for foreign jurisdictions) as executed by those Persons indicated on Schedule 6.1 hereto.

         “Tranche A Advance” has the meaning ascribed to such term in Section 2.1(a).

         “Tranche A Available Commitment” means an amount equal to (a) the Tranche A Maximum Commitment minus (b) the aggregate principal amount of all Tranche A Advances made to and including the date of determination, including, without limitation, Tranche A Advances that have been repaid or prepaid.

         “Tranche A Availability Period” means the period beginning with the Tranche A Availability Date and ending on the earlier of (ii) December 31, 2006 and (ii) the date on which the Tranche A Available Commitment has been terminated or reduced to $0.

         “Tranche A Commitment” means, with respect to each Tranche A Lender, the commitment of such Lender to make Tranche A Advances hereunder as set forth on Schedule 2.1(a), or in the Assignment and Acceptance pursuant to which such Lender assumed its Tranche A Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.5(b)(ii) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 13.5.

         “Tranche A Commitment Termination Date” means the last day of the Tranche A Availability Period.

         “Tranche A Lender” means, from time to time, each Lender having a Tranche A Commitment at such time, and if the Tranche A Available Commitment has been terminated or reduced to $0, all Lenders which are maintaining Tranche A Advances at such time.

         “Tranche A Maximum Commitment” means, as of the Closing Date, $56,650,000, as reduced from time to time pursuant to Section 2.5(b)(ii).

         “Tranche B Advance” has the meaning ascribed to such term in Section 2.1(c).

         “Tranche B Commitment” means the obligation of the Tranche B Lender to make the Tranche B Advance to the Company on the Initial Funding Date pursuant to Section 2.1 in an aggregate amount not to exceed $225,000,000.

         “Tranche B Lender” means Motorola Credit Corporation, together with any of its assignees under Section 13.5.

         “Transferee” has the meaning ascribed to such term in the definition of “Taxes”.

         “Type”, when used in respect of any Advance, shall refer to the Rate by reference to which interest on such Advance is determined. For purposes hereof, the term “Rate” shall include the LIBOR Rate and the Prime Rate.

         “Vendor” shall mean Motorola, Inc., a Delaware corporation and any Subsidiary thereof which is or becomes a vendor under an iDEN Equipment and Service Agreement.

         “Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

         “Wholly-Owned Subsidiary” of any Person shall mean a Subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the equity or 100% of the ordinary voting power or 100% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person. Without regard to the foregoing, “Wholly-Owned Subsidiary” shall include each of the entities set forth on Schedule 1.1(b).

Section 1.2 Interpretation.

         In this Agreement the singular includes the plural and the plural the singular; words importing any gender include the other gender; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form, references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Agreement unless otherwise indicated; references to agreements and other contractual instruments shall be deemed to include all schedules and exhibits to such agreement and all subsequent amendments and other modifications to such agreements and contractual instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement, unless otherwise indicated; and references to Persons include their respective permitted successors and assigns and, in the case of Governmental Authorities, Persons succeeding to their respective functions and capacities.

Section 1.3 Accounting Principles and Terms.

         Except as otherwise provided in this Agreement: (a) all computations and determinations as to financial matters, and all financial statements to be delivered under this Agreement, shall be made or prepared in accordance with GAAP (including, without limitation, principles of consolidation where appropriate) applied on a consistent basis; and (b) all accounting terms used in this Agreement shall have the meanings respectively ascribed to such terms by such principles; provided, however, that if the Borrowers notify the Administrative Agent that the Borrowers wish to amend any covenant in Sections 2.5, 8.15 or any related definition as a result of a change in GAAP or its application to an Credit Party after the date of this Agreement to eliminate the effect of such change on the operation of such covenant (or if the Administrative Agent notifies the Borrowers that the Required Lenders wish to amend Section 2.5 or Section 8.15 or any related definition for such purpose), then the Borrowers’ compliance with such covenant shall be determined on the basis of GAAP and its application in effect immediately before the relevant change in generally accepted accounting principles or their application became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrowers and the Required Lenders.

SECTION 2 ADVANCES

Section 2.1 Commitments.

         (a)  Upon the terms and subject to the conditions hereinafter set forth and upon the satisfaction of all the requirements contained in Section 10.2, each Tranche A Lender agrees, severally but not jointly, to make credit available in Dollars to the Borrowers during the period from the Closing Date through and including the Tranche A Commitment Termination Date in an aggregate principal amount up to but not exceeding the Tranche A Available Commitment (each such advance being referred to as an “Tranche A Advance”; and collectively as the “Tranche A Advances”). Notwithstanding anything to the contrary contained in this Agreement, no Tranche A Lender shall be under any obligation to make any Tranche A Advance hereunder if, on the date proposed for such Tranche A Advance and after giving effect thereto, the aggregate amount of all Tranche A Advances made by the Tranche A Lender would exceed its Tranche A Commitment. Each Tranche A Lender represents, warrants and covenants that no part of the funds to be used by it to make or hold any Tranche A Advance constitutes, directly and indirectly, the assets of an “employee benefit plan”, within the meaning of Section 3(3) of ERISA, or a “plan”, within the meaning of Section 4975(e)(1) of the Code.

         (b)  Subject to and upon the terms and conditions of this Agreement, the Borrowers may, at their option, avail themselves of the Tranche A Available Commitment in one or more drawdowns, but in any event not in excess of the remaining aggregate amount of the Tranche A Available Commitment and in all cases subject to the limitations in subsections 2.1(a) and 2.2(a).

         (c)  Upon the terms and subject to the conditions hereinafter set forth, the Tranche B Lender agrees to make a single advance of credit in Dollars to the Company on the Closing Date in an aggregate principal amount up to but not exceeding the Tranche B Commitment (such advance being referred to as the “Tranche B Advance”). The Tranche B Lender represents, warrants and covenants that no part of the funds to be used by it to make or hold the Tranche B Advance constitutes, directly and indirectly, the assets of an “employee benefit plan”, within the meaning of Section 3(3) of ERISA, or a “plan”, within the meaning of Section 4975(e)(1) of the Code.

Section 2.2 Procedure for Borrowing; Tranche A Advances.

         (a)  In order to request a Borrowing, the Borrowers shall hand deliver or telecopy to the Administrative Agent a duly completed Request for Financing (or telephone the Administrative Agent, promptly confirmed with a written and duly completed Request for Financing) (i) in the case of a LIBOR Borrowing not later than 1:00 p.m., Chicago time, three Business Days before a proposed Borrowing, and (ii) in the case of a Prime Rate Borrowing, not later than 2:00 p.m., Chicago time, one Business Day before a proposed Borrowing. Each

Request for Financing (including a telephonic Request for Financing) shall be irrevocable, shall be signed by or on behalf of the Borrowers and shall specify the following information: (i) whether such Borrowing is to be a LIBOR Borrowing or a Prime Rate Borrowing; (ii) the date of such Borrowing (which shall be a Business Day and is defined herein as the “Drawdown Date”); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a LIBOR Borrowing, the initial Interest Period with respect thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be a LIBOR Borrowing. If no Interest Period with respect to any LIBOR Borrowing is specified in any such notice, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Tranche A Lenders of any notice given pursuant to this Section 2.2 (and the contents thereof), of each Tranche A Lender’s portion of the requested Borrowing and the account to which Tranche A Advances made in connection with the requested Borrowing are to be wired. The aggregate amount to be advanced by the Tranche A Lenders pursuant to a Request for Financing satisfying the foregoing shall be limited to a principal amount which shall equal the least of (y) the amount requested as a Tranche A Advance pursuant to such Request for Financing, or (z) subject to Section 2.1 hereof, the Tranche A Available Commitment.

         (b)  Each Tranche A Advance shall be made as part of a Borrowing consisting of Tranche A Advances made by the Tranche A Lenders ratably in accordance with their applicable Tranche A Commitments; provided, however, that the failure of any Tranche A Lender to make any Tranche A Advance shall not in itself relieve any other Tranche A Lender of its obligation to lend hereunder (it being understood, however, that no Tranche A Lender shall be responsible for the failure of any other Tranche A Lender to make any Tranche A Advance required to be made by such other Tranche A Lender). No more than two Tranche A Advances shall be made in any calendar month. No Tranche A Advance shall be made until all requirements of Section 10.2 have been satisfied. The amount of each Tranche A Advance shall be limited, as of the proposed date for the requested Borrowing, to the lesser of (A) the difference of (i) $56,650,000 less (ii) the aggregate amount of Tranche A Advances theretofore made and (B) the (i) difference of (a) $100,000,000 less (ii) the Free Cash at such time.

         (c)  Subject to Section 2.11, each Borrowing shall be comprised entirely of Prime Advances or LIBOR Advances as the Borrowers may request pursuant to subsection 2.1(a). Each Lender may at its option make any LIBOR Advance by causing any domestic or foreign branch of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Advance in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrowers shall not be entitled to request any Borrowing that, if made, would result in more than ten (10) LIBOR Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

         (d)  Each Tranche A Lender shall make each Tranche A Advance to be made by it hereunder on the Drawdown Date thereof by wire transfer of immediately available funds to such account in Chicago as the Administrative Agent may designate not later than 12:00 p.m. (noon), Chicago time, and the Administrative Agent shall, promptly upon receipt thereof, credit the amounts so received to an account as designated by the Borrowers in accordance with subsection 2.2(g), in the applicable Request for Financing, or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Tranche A Lenders.

         (e)  Unless the Administrative Agent shall have received notice from a Tranche A Lender prior to the date of any Borrowing that such Tranche A Lender will not make available to the Administrative Agent such Tranche A Lender’s portion of such Borrowing, the Administrative Agent may assume that such Tranche A Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection 2.2(d) above and the Administrative Agent may, in reliance upon such assumption make available to the Borrowers on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Tranche A Lender shall not have made such portion available to the Administrative Agent, such Tranche A Lender and the Borrowers severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrowers, the interest rate(s) applicable at the time to the Advances comprising such Borrowing and (ii) in the case of such Tranche A Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Tranche A Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Tranche A Lender’s Advance as part of such Borrowing for purposes of this Agreement.

         (f)  Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request any Interest Period with respect to any LIBOR Borrowing that would end after the Maturity Date.

Section 2.3 Evidence of Debt.

         (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Advance made by such Lender from time to time, including the amounts of principal and interest payable and paid such Lender from time to time under this Agreement.

         (b)  The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Advance made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrowers or any Guarantor and each Lender’s share thereof.

         (c)  The entries made in the accounts maintained pursuant to subsections 2.3(a) and 2.3(b) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Advances in accordance with their terms.

         (d)  Any Lender may request that Advances made by it be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit B hereto (each a “Financing Note”).

Section 2.4 Repayment of Principal of Advances.

         (a)  The Borrowers shall pay to the Administrative Agent the principal of each Tranche A Advance made by the Lenders in consecutive semi-annual installments on each Payment Date commencing with the first Payment Date occurring at least one year after the date on which such Tranche A Advance was made. The amount of principal required to be paid on each such Payment Date shall equal the sum of the products of (for each Tranche A Advance) (i) the initial amount of each Tranche A Advance (prior to any repayments) times (ii) the quotient for the respective Tranche A Advance of (A) one (i) divided by (B) the number of Payment Dates in the period commencing with (and including) the first Payment Date occurring a least one year after the date on which such Tranche A Advance was made and ending on (and including) the Maturity Date; provided that the last such payment shall be in an amount sufficient to repay in full the principal amount of such Advances.

         (b)  The Borrowers shall pay to the Administrative Agent the principal of the Tranche B Advance made by the Tranche B Lender in eight (8) consecutive semi-annual installments on the Payment Dates (provided that the last such payment shall be in an amount sufficient to repay in full the remaining principal amount of such Advance), with the amount of the installment paid on each Payment Date to be equal to the respective percentages of the principal of the Tranche B Advance outstanding immediately after the Initial Funding Date.

Percentage of Initial Funding
Date outstanding Principal
Payment Date	Payable on such Payment Date

June 30, 2004	12.5%

December 31, 2004	12.5%

June 30, 2005	12.5%

December 31, 2005	12.5%

June 30, 2006	12.5%

December 31, 2006	12.5%

June 30, 2007	12.5%

December 31, 2007	12.5%

         (c)  The Tranche A Advances shall be repaid as required by subsection 2.5(a) hereof.

Section 2.5 Prepayments.

         (a)  Mandatory Prepayments.

(i) Not later than the date 90 days after the end of each fiscal year of the Company, the Borrowers shall prepay Advances in an aggregate amount equal to 50% of the Company’s Excess Cash Flow for such fiscal year (determined without regard to the Excess Cash Flows of the Operating Affiliates), if positive.

(ii) To the extent that the aggregate amount of the Net Cash Proceeds of all equity issuances and debt incurrences (including pursuant to Permitted Sale-Leaseback Transactions and other incurrences of Permitted Indebtedness but excluding Indebtedness incurred as the Tranche B Advance, as a Tranche A Advance, as principal owing under the EFA or as a Financing Method Obligation) (or a similar type of obligation incurred by McCaw Brazil, Nextel Brazil or a Subsidiary thereof) since the Closing Date (other than pursuant to the Reorganization Plan) by the Borrowers, the Company, a Restricted Affiliate, McCaw Brazil or a Subsidiary of McCaw Brazil (or a combination thereof), are in excess of $250,000,000, the Borrowers shall prepay Advances in an amount equal to 50% of such excess; provided that, to the extent there is a remaining principal balance outstanding under the EFA, the Borrowers may apply a proportionate amount (determined on the basis of the respective principal amounts outstanding under the EFA and hereunder) of such 50% of such excess to a prepayment of the obligations of McCaw Brazil and its Subsidiaries under the EFA.

(iii) Within 12 months of an Asset Sale, the Net Cash Proceeds from such sale shall be applied pursuant to Section 4.2 of the Intercreditor Agreement under the heading “With Respect to Proceeds of MEFA Collateral” unless, at the Company’s election, such Net Cash Proceeds are invested in assets related to the business of the Company and its Restricted Affiliates in the manner permitted under Section 4.04 of the Senior Notes Indenture.

(iv) Promptly upon receipt by the Borrowers, the Company or any other Credit Party of any optional or mandatory prepayment or scheduled interest or principal payment in respect of any intercompany indebtedness owing by an Operating Affiliate or a Supplemental Credit Party to such Person, the Borrowers shall prepay the Advances in an amount equal to 100% of such payment or prepayment.

(v) The Company or the Borrowers shall deliver to the Administrative Agent at the time of each prepayment required under this subsection 2.5(a), (i) a certificate signed by the chief financial officer of the Company or the Borrowers setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three Business Days’ prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date and the principal amount of the Advances (or portion thereof) to be prepaid. All prepayments of Borrowings under this subsection 2.5(a) shall be subject to subsection 2.5(c), but shall otherwise be without premium or penalty.

(vi) To the extent possible, amounts to be applied pursuant to this subsection 2.5(a) to the prepayment of Advances shall be applied, as applicable, first to prepay outstanding Prime Advances. Any amounts remaining after each such application shall, at the option of the Company or the Borrowers be applied to prepay LIBOR Advances immediately and/or shall be deposited in the Prepayment Account (as defined below). The Administrative Agent shall apply any cash deposited in the Prepayment Account to prepay LIBOR Advances, in each case on the last day of their respective Interest Periods (or, at the direction of the Company or the Borrowers, on any earlier date) until all outstanding LIBOR Advances have been prepaid or until the allocable cash on deposit with respect to such Advances has been exhausted. For purposes of this Agreement, the term “Prepayment Account” shall mean an account established by the Borrowers with the Administrative Agent (or if requested by the Administrative Agent, with a bank designated by the Administrative Agent) and over which the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this subsection 2.5(a). The Administrative Agent will, at the request of the Company or the Borrowers, invest amounts on deposit in the Prepayment Account in Permitted Investments that mature prior to the last day of the applicable Interest Periods of the LIBOR Borrowings to be prepaid; provided, however, that (i) the Administrative Agent shall not be required to make any investment that in its sole judgment, would require or cause the Administrative Agent to be in, or would result in any, violation of any law, statute, rule or regulation and (ii) the Administrative Agent shall have no obligation to invest amounts on deposit in the Prepayment Account if a Default or Event of Default shall have occurred and be continuing. The Borrowers shall indemnify the Administrative Agent for any losses relating to the investments so that the amount available to prepay LIBOR Borrowings on the last day of the applicable Interest Period is not less than the amount originally deposited in the Prepayment Account (which original deposit shall be in an amount sufficient to pay the relevant LIBOR Advance and interest through the applicable Interest Period). Other than any interest earned on such investments (which shall be for the account of the Borrowers, to the extent not necessary for the prepayment of LIBOR Advances in accordance with this subsection 2.5(a)), the Prepayment Account shall not bear interest. Interest or profits, if any, on such investments shall be deposited in the Prepayment Account and reinvested and disbursed as specified above. If the maturity of the Advances have been accelerated pursuant to Section 11, the Administrative Agent may, in its sole discretion, apply all amounts on deposit in the Prepayment Account to satisfy any of the Obligations. The Borrowers hereby grant to the Administrative Agent, for its benefit and the benefit of the Lenders, a security interest in its Prepayment Account to secure the Obligations.

(vii) To the extent provided for in clause (iii) under the heading “With Respect to Proceeds of EFA Collateral” in Section 4.2 of the Intercreditor Agreement.

         (b)  Optional Prepayment; Voluntary Reduction of Tranche A Commitment.

                  (i) The Borrowers may prepay Advances, in whole or in part, in integral multiples of $500,000 upon not less than three Business Days prior written notice to the Administrative Agent of the principal amount to be prepaid and the date of such prepayment. On the date specified for prepayment, the Borrowers shall pay such principal amount plus accrued interest on such principal amount prepaid to the date of such prepayment. Notwithstanding the foregoing, unless the conditions set forth in subsection 2.5(c) hereof shall be simultaneously satisfied, LIBOR Advances may be only repaid on the last day of the Interest Period for such LIBOR Advance.

                  (ii) The Borrowers shall have the right, at any time and from time to time, without premium or penalty, to permanently reduce the Tranche A Maximum Commitment hereunder; provided, that any such reduction in the Tranche A Maximum Commitment shall reduce the respective Tranche A Commitment of each Tranche A Lender pro rata; and, provided further, that no such reduction shall reduce the Tranche A Maximum Commitment to an amount less than the sum of the then outstanding Tranche A Advances. The right of the Borrowers to voluntarily reduce the Tranche A Maximum Commitment shall be exercisable by delivery of written notice (including by facsimile) or telephonic notice (thereafter promptly confirmed in writing) to the Administrative Agent prior to 12:00 noon, Chicago time, at least three Business Days prior to the proposed permanent reduction in the Tranche A Maximum Commitment, which notice shall specify the amount by which the Company proposes to permanently reduce the Tranche A Maximum Commitment and the proposed date of such reduction.

         (c)  Broken Funding Indemnification.

                  The Borrowers shall pay to the Agents and each Lender, such amount or amounts as shall compensate the Agents and each Lender for any loss, cost or expense incurred by an Agent or a Lender (as reasonably determined and documented by affected Agent or Lender) as a result of:

(i) prepayment or repayment of a LIBOR Advance on a date other than the last day of the Interest Period for such LIBOR Advance; or

(ii) any failure by the Borrowers to borrow a LIBOR Advance on the Drawdown Date specified in the relevant Request for Financing under Section 2.2 hereof, such compensation to include, without limitation, an amount equal to: (x) any actual loss or expense suffered by either Agent or any Lender during the period from such failure to borrow to the last day of such Interest Period if the rate of interest obtainable by such Lender or Agent upon the redeployment of an amount of funds equal to the amount not borrowed is less than the rate of interest applicable to such LIBOR Advance for such Interest Period (excluding any margin) or (y) any loss or expense suffered by the any Agent or any Lender in liquidating deposits in respect of LIBOR Advances prior to maturity.

                  The Borrowers shall pay any amount due hereunder no later than seven (7) days after receipt of an invoice therefor from the affected Agent or Lender.

         (d)  Effect of Prepayment.

                  All Advances prepaid (other than pursuant to Section 2.2(e)), whether by mandatory or optional prepayment, may not be reborrowed. All prepayments shall be applied (i) first, to the remaining principal installments of the Tranche B Advance (in the inverse order of maturity) due under Section 2.4(b) and (ii) second, to the remaining principal installments of the Tranche A Advances in the inverse order of maturity; provided, in the case of clause (ii), if the Tranche A Commitment Termination Date has not occurred, prepayments shall be applied to the principal balance of then outstanding Tranche A Advances.

Section 2.6 Interest; Fees.

         (a)  The Borrowers shall pay to the Administrative Agent for the ratable benefit of the Lenders interest on the outstanding principal amount of each Advance made by the Lenders, for the period commencing on the date of such Advance (excluding the Closing Date) until such Advance is paid in full, at the following rate per annum:

(i) if such Advance is a Prime Advance, a rate per annum equal to the Prime Rate (as in effect from time to time) plus the Applicable Margin; and

(ii) if such Advance is a LIBOR Advance, for each Interest Period relating thereto, the LIBOR Rate for such Advance plus the Applicable Margin.

                  Accrued interest on each Advance shall be paid in arrears on the Interest Payment Dates. Notwithstanding the foregoing, interest that is payable at the Post-Default Rate shall be payable from time to time on demand of the Administrative Agent or the Required Lenders.

         (b)  Anything herein to the contrary notwithstanding, if, on or prior to the determination of an interest rate for any LIBOR Advance for any Interest Period therefor, any Lender reasonably determines (which determination shall be conclusive absent manifest error):

(i) by reason of any event affecting the money markets in the United States of America or the London interbank market, quotations of interest rates for the relevant deposits are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such LIBOR Advances under this Agreement; or

(ii) the rates of interest referred to in the definition of “LIBOR Base Rate” in Section 1.1 hereof upon the basis of which the rate of interest on any LIBOR Advance for such period is determined, do not accurately reflect the cost to such Lender of making or maintaining such LIBOR Advance for such period, then, in addition to the Lender’s rights under Sections 2.11 and 3.2,

such Lender shall give the Borrowers and the Administrative prompt notice thereof (and shall thereafter give the Borrowers prompt notice of the cessation, if any, of such condition), and so long as such condition remains in effect, such Lender shall be under no obligation to make LIBOR Advances or to convert Prime Advances into LIBOR Advances pursuant to subsection 2.2(a) or Section 2.8 hereof and the Borrowers shall, on the last day(s) of the then current Interest Period(s) for the outstanding LIBOR Advances either prepay such LIBOR Advances in accordance with subsection 2.5(b) hereof or convert such LIBOR Advances into Prime Advances.

         (c)  Without prejudice to the provisions of Section 11.2 hereof, in the event of default by the Borrowers in payment of any principal amount of the Advances or interest thereon when due (whether at the stated maturity, by acceleration or otherwise), the Borrowers shall pay to the Lenders interest on such past due and unpaid principal amount and (to the extent permitted by applicable law) on such defaulted interest from the due date until the date of payment in full (both before as well as after judgment), at the Post-Default Rate. Each determination of any loss or expense by a Lender or an Agent under this subsection 2.6(c) shall be conclusive in the absence of manifest error.

         (d)  Interest on all Prime Advances shall be computed on the basis of a year of 365/366 days and actual days elapsed (including the first day but excluding the last) occurring in the period for which payable and interest on all LIBOR Advances shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last) occurring in the period for which payable.

         (e)  The Borrowers agree to pay in arrears to the Administrative Agent on behalf of the Lenders on each Semi Annual Date commencing with December 31, 2002 through and including the Tranche A Commitment Termination Date, and, if earlier, on the date the Obligations are paid in full, a commitment fee equal to 0.50% per annum of the average daily unused amount of the Tranche A Commitment during the preceding semi annual period (or shorter period in the case of the period from the Closing Date to December 31, 2002). The commitment fees required hereunder shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

Section 2.7 Payments.

         (a)  Except as otherwise provided herein, all payments whatsoever by the Borrowers to the Administrative Agent hereunder or in respect of any Financing Note shall be made in Dollars in same-day funds to the order of the Motorola Credit Corporation at Harris Bank, P.O. Box 71132, Chicago, IL 60694-1132, ABA: 071-000-288, Account: 350-955-1, Swift: HATRUS44, for the account of Motorola Credit Corporation, as the Administrative Agent (or such other place as the Administrative Agent shall have designated in writing to the Borrowers at least five Business Days prior to the scheduled payment date), not later than 2:00 p.m. Chicago time, on the day on which such payment shall become due. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.

         (b)  If any payment hereunder or in respect of any Financing Note would otherwise be due on a day that is not a Business Day, such payment shall be made on the next succeeding day that is a Business Day and including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

Section 2.8 Conversion and Continuation.

         The Borrowers shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 p.m., Chicago time, one Business Day prior to conversion, to convert any LIBOR Advance into a Prime Advance, (b) not later than 11:00 a.m., Chicago time, three Business Days prior to conversion or continuation, to convert any Prime Advance into a LIBOR Advance or to continue any LIBOR Advance as a LIBOR Advance for an additional Interest Period, and (c) not later than 11:00 a.m., Chicago time, three Business Days prior to conversion, to convert the Interest Period with respect to any LIBOR Advance to another permissible Interest Period, subject in each case to the following:

(i) each conversion shall be effected by each of the Lenders by recording for the account of such Lender the continued Advance of such Lender resulting from such conversion and reducing the Advance being converted by an equivalent principal amount; accrued interest on any Advance (or portion thereof) being converted shall be paid by the Borrowers at the time of conversion;

(ii) if any LIBOR Advance is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to subsection 2.5(c);

(iii) any portion of an Advance maturing or required to be repaid in less than one month may not be converted into or continued as a LIBOR Advance with an Interest Period ending after the date such repayment is required;

(iv) any portion of a LIBOR Advance that cannot be converted into or continued as a LIBOR Advance by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Advance into a Prime Advance;

(v) no Interest Period may be selected for any LIBOR Advance that would end later than the Maturity Date; and

(vi) upon notice to the Borrowers from the Administrative Agent, after the occurrence and during the continuance of a Default or Event of Default, (A) no outstanding Advance may be converted into, or continued as, a LIBOR Advance, and (B) unless repaid, each LIBOR Advance shall be converted to a Prime Advance at the end of the Interest Period applicable thereto.

         Each notice pursuant to this Section 2.8 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Advance that the Borrowers request be converted or continued, (ii) whether such Advance is to be converted to or continued as a LIBOR Advance or a Prime Advance, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Advance is to be converted to or continued as a LIBOR Advance, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a LIBOR Advance, the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. If the Borrowers shall not have given notice in accordance with this Section 2.8 to continue any Advance into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.8 to convert such Advance), such Advance shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as a Prime Advance.

Section 2.9 Use of Proceeds.

         The Borrowers agree that the proceeds of the Advances shall be used (i) in the case of the Tranche B Advance, solely to repay the outstanding principal amount under the MEFA on the Closing Date, and (ii) in the case of Tranche A Advances, solely for working capital and general corporate purposes.

Section 2.10 Change in Law.

         If any change in any applicable Governmental Rule has made (or has made it apparent that it is) unlawful for any Credit Party to perform any of its obligations under any of the Credit Documents and such change could reasonably be expected to have a Material Adverse Effect then (i) the Lenders shall be discharged from all obligations to make, renew or maintain the Advances, and (ii) the Borrowers (or the Company on behalf of the Borrowers) shall on demand pay to the Administrative Agent for the benefit of the Lenders, without premium or penalty except as provided in subsection 2.5(c), the outstanding principal amount of the Advances together with accrued interest thereon and all other moneys due to the Lenders hereunder; provided, that for so long as the Borrowers are diligently pursuing the contest of the same by appropriate proceedings and such contest could not reasonably be expected to have a Material Adverse Effect and adequate reserves have been established in accordance with GAAP, then the Lenders shall not be so discharged and the Borrowers shall not be required to so pay upon demand.

Section 2.11 Illegality.

         (a)  Notwithstanding any other provision of this Agreement, if, after the date hereof, any change in any Governmental Rule shall make it unlawful for any Lender to make or maintain any LIBOR Advance or to give effect to its obligations as contemplated hereby with respect to any LIBOR Advance, then, by written notice to the Borrowers and to the Administrative Agent:

(i) such Lender may declare that LIBOR Advances will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and Prime Advances will not thereafter (for such duration) be converted into LIBOR Advances), whereupon any request for a LIBOR Borrowing (or to convert a Prime Rate Borrowing to a LIBOR Borrowing or to continue a LIBOR Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for a Prime Advance (or a request to continue a Prime Advance as such for an additional Interest Period or to convert a LIBOR Advance into a Prime Advance), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding LIBOR Advances made by it be converted to Prime Advances in which event all such LIBOR Advances shall be automatically converted to Prime Advances as of the effective date of such notice as provided in subsection 2.11(b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the LIBOR Advances that would have been made by such Lender or the converted LIBOR Advances of such Lender shall instead be applied to repay the Prime Advances made by such Lender in lieu of, or resulting from the conversion of, such LIBOR Advances.

         (b)  For purposes of this Section 2.11, a notice to the Borrowers by any Lender shall be effective as to each LIBOR Advance made by such Lender, if lawful, on the last day of the Interest Period(s) currently applicable to LIBOR Advances of such Lender; in all other cases such notice shall be effective on the date of receipt by the Borrowers.

Section 2.12 Pro Rata Treatment.

         Except as required under Sections 2.7 and 2.11, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Advances, each payment of the fees required under Section 2.6, each reduction of the Tranche A Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Advances). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

Section 2.13 Sharing of Setoffs.

         Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrowers, the Company or any other Credit Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Advance or Advances as a result of which the unpaid principal portion of its Advances shall be proportionately less than the unpaid principal portion of the Advances of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Advances of such other Lender, so that the aggregate unpaid principal amount of the Advances and participation in Advances held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Advances then outstanding as the principal amount of its Advances prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Advances outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.13 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrowers and the Company expressly consent to the foregoing arrangements and agree that any Lender holding a participation in an Advance deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrowers to such Lender by reason thereof as fully as if such Lender had made an Advance directly to the Borrowers in the amount of such participation.

SECTION 3 FUNDING AND YIELD PROTECTION

Section 3.1 Taxes, Duties, Fees and Charges.

         (a)  Any and all payments by or on behalf of the Borrowers, the Company or any Credit Party hereunder and under any other Credit Document shall be made, in accordance with Section 2.7, free and clear of and without deduction for any and all current or future Taxes. If the Borrowers, the Company or any Credit Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder or under any other Credit Document to any Agent or any Lender (or any Transferee), (i) the sum payable shall be increased by the amount (an “Additional Amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.1) such Agent or such Lender (or Transferee), as the case may be, shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers, the Company or such Credit Party shall make such deductions and (iii) the Borrowers, the Company or such Credit Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

         (b)  In addition, the Borrowers agree to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies (including, without limitation, mortgage recording taxes and similar fees) that arise from any payment made hereunder or under any other Credit Document or from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any other Credit Document imposed by any Governmental Authority in the United States, the Relevant Countries or the jurisdiction of any Payment Location (“Other Taxes”).

         (c)  The Borrowers will indemnify each of the Agents and each Lender (or Transferee) for the full amount of Taxes and Other Taxes paid by such Agent or such Lender (or Transferee), as the case may be, and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by the Administrative Agent, the Collateral Agent or a Lender (or Transferee), or the Administrative Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date the Administrative Agent, the Collateral Agent or any Lender (or Transferee), as the case may be, makes written demand therefor.

         (d)  As soon as practicable after the date of any payment of Taxes or Other Taxes by the Borrowers, the Company or any other Credit Party to the relevant Governmental Authority, the Borrowers, the Company or such other Credit Party will deliver to the Administrative Agent, at its address referred to in Section 13.7, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

         (e)  Each Lender (or Transferee) that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a “Non-U.S. Lender”) that is entitled to an exemption from or reduction of, withholding tax under the law of the jurisdiction in which the Borrowers are located, or any treaty to which such jurisdiction is a party, with respect to payments by the Borrowers under this Agreement and the other Credit Documents shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate. In addition, each Non-U.S. Lender shall deliver such documentation promptly upon the obsolescence or invalidity of any documentation previously delivered by such Non-U.S. Lender. Notwithstanding any other provision of this subsection 3.1(e), a Non-U.S. Lender shall not be required to deliver any documentation pursuant to this subsection 3.1(e) that such Non-U.S. Lender is not legally able to deliver.

         (f)  The Borrowers shall not be required to indemnify any Non-U.S. Lender or to pay any Additional Amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to subsection 3.1(a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed and would apply to payments made to such Non-U.S. Lender on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a new

Lending Office, the date such Non-U.S. Lender designated such new Lending Office with respect to an Advance; provided, however, that this subsection 3.1(f) shall not apply (x) to any Transferee or new Lending Office that becomes a Transferee or new Lending Office as a result of an assignment, participation, transfer or designation made at the request of the Company and (y) to the extent the indemnity payment or Additional Amounts any Transferee, or any Lender (or Transferee), acting through a new Lending Office, would be entitled to receive (without regard to this subsection 3.1(f)) do not exceed the indemnity payment or Additional Amounts that the person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such new Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation or (ii) the obligation to pay such Additional Amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of subsection 3.1(e) above.

         (g)  Nothing contained in this Section 3.1 shall require any Lender (or any Transferee) or the Administrative Agent or the Collateral Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

Section 3.2 Change in Circumstances.

         (a)  In the event that there shall hereafter occur any change in any Governmental Rule which increases or will increase (i) the cost to any Agent or any Lender of maintaining any reserves or special deposits against the LIBOR Advances or (ii) any other cost of any Agent or any Lender of complying with any law, regulation or condition with respect to the LIBOR Advances, and the result of any of the foregoing is or will be to increase the cost to any Agent or any Lender (each such affected party being referred to as an “Affected Party”) of making or maintaining such Affected Party’s LIBOR Advances or to reduce the amount of any payment (whether of principal, interest or otherwise) receivable by the Affected Party hereunder, then upon receipt of a request from the Affected Party, the Borrowers shall pay or reimburse to the Affected Party, such amount as will compensate the Affected Party for such additional cost or reduction of payment; provided that the Borrowers shall only be liable for such costs applicable to LIBOR Advances then outstanding. Amounts payable hereunder shall be due three (3) days after invoice therefor.

         (b)  The protection of subsection 3.2(a) hereof shall apply to voluntary compliance by the Agents and the Lenders with restraints, guidelines or policies not having the force of law and shall apply if any Agent or any Lender shall comply with any law, regulation or condition irrespective of any possible contention of invalidity or non-applicability thereof.

         (c)  The Affected Party will promptly (but in no event later than forty-five (45) days after actual knowledge of the occurrence of the event described in subsection 3.2(a) hereof) inform the Borrowers and the Administrative Agent by facsimile of its intention to claim indemnification under this Section 3.2. The facsimile statement of the Affected Party as to the amount sufficient to indemnify the Affected Party against any increased cost, reduction or payment incurred, suffered or made by the Affected Party supported by the computations made by the Affected Party in arriving at such figure, shall, in the absence of manifest error, be conclusive as to the amount thereof and binding on Borrowers.

         A claim made under this Section 3.2 may be made before or after the end of the Interest Period to which such claim relates and before or after any repayment of all or part of the Advance to which such Interest Period relates. An increased cost shall be an increased cost for the purpose of subsection 3.2(a) hereof even if the payment or quantification of such increased cost is not or cannot be made until after the expiry of any Interest Period to which it relates.

         (d)  In the event of any such change or request as is contemplated by subsection 3.2(a) hereof, the Affected Party will use reasonable efforts to mitigate the effect or likely effect of such change or request by transferring its LIBOR Advances to another jurisdiction or otherwise; provided, however, that the Affected Party shall be under no obligation to transfer the LIBOR Advances to another jurisdiction or to take any other action to mitigate the effect or likely effect of such change or request if, in the reasonable opinion of the Affected Party, such transfer or other action could reasonably be expected to have an adverse effect upon the Affected Party, whether as a result of taxes, credit policies, political considerations or otherwise; provided, further, that the Borrowers shall reimburse the Affected Party on demand for all expenses (including, without limitation, attorney’s fees) incurred by the Affected Party in effecting such transfer and the Affected Party shall have no obligation to effect any such transfer unless the Affected Party is satisfied that it will not suffer any adverse consequences as a result of such transfer for which it has not been indemnified by the Borrowers. If any Affected Party is entitled to reimbursement under this subsection 3.2(d) for any cost, the Affected Party shall deliver to the Borrowers a statement of the nature and amount of such cost which statement shall constitute prima facie evidence as to the amount due to the Affected Party under this subsection 3.2(d).

         (e)  If the Borrowers elect (which election shall be irrevocable) by giving at least two (2) Business Days prior written notice to the Affected Party, the Borrowers may, without penalty or premium, prepay to any Affected Party any of such Affected Party’s Advances outstanding Advances on any Interest Payment Date applicable to such Advances with respect to which the Borrowers have received a claim under this Section 3.2 together with accrued interest thereon and all other sums due to the Affected Party (including, without limitation, amounts accrued or due under this Section 3.2).

         (f)  If any Lender requests compensation under this section 3.2, or if the Borrowers are required to pay any Additional Amount to any Lender or any Governmental Authority for the account of any Lender pursuant to this Section 3.2, or if any Lender defaults in its obligation to fund Advances hereunder, then the Borrowers may, at their sole expense and effort, upon Notice to such Lender and the Agents, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 13.5), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment);provided, that (i) the Borrowers shall have received the prior written consent of the Administrative Agent if such assignee is not a Lender at the time of assignment, which consent shall not be unreasonably withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under this Section 3.2 or payments required to be made under Section 3.1, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment or delegation cease to apply.

SECTION 4 EXPENSES; INDEMNIFICATION; FEES

Section 4.1 Expenses.

The Borrowers agree to pay, whether or not any Advance is made hereunder, on demand: (a) all reasonable out-of-pocket costs and expenses of the Agents incurred in connection with the negotiation, preparation, execution and delivery of the Credit Documents (including, without limitation, all costs and expenses of registering, recording and perfecting the security interests contemplated by the Security Documents) and the review prior to the Initial Funding Date of the System Documents, Licenses and Governmental Approvals, if requested, and any of the other documents, agreements and instruments referred to in this Agreement or relating to the transactions contemplated hereby; (b) the reasonable fees and expenses of the Agents’ expert consultants; (c) the reasonable fees and disbursements of United States counsel to the Agents, and of local counsel to the Agents in each of the Relevant Countries, incurred in connection with such negotiation, preparation, execution and delivery of the Credit Documents and the review prior to the Initial Funding Date of the System Documents, Licenses and Governmental Approvals, if requested, and any of the other documents, agreements and instruments referred to in this Agreement or relating to the transactions contemplated hereby; (d) all reasonable out-of-pocket costs and expenses of the Lenders and the Agents (including, without limitation, the reasonable fees and disbursements of counsel) incurred in connection with the negotiation, preparation, execution and delivery of any amendment or waiver of, or supplement or modification to, the Credit Documents and not solely requested by the Lenders; (e) all costs and expenses (including, without limitation, legal fees and disbursements of counsel) incident to the enforcement, protection or preservation of any right or claim of the Lenders or the Agents under any of the Credit Documents; (f) all transfer, stamp, documentary or other similar taxes, assessments or charges, if any, upon any of the Credit Documents; and (g) all fees, costs, expenses and other charges relating to the Collateral Agent including all monthly, quarterly or annual fees and the legal fees and disbursements of outside legal counsel to the Collateral Agent. Fees shall be deemed reasonable to the extent they are reviewed and approved by the Administrative Agent.

Section 4.2     Indemnification.

         (a)  Without in any way limiting the applicability of subsection 4.2(b) hereof, and without regard to whether the Borrowers, the Company or any other Person has disclosed any fact to the Agents or the Lenders, the Borrowers hereby indemnify and hold harmless the Agents, the Lenders and each of their respective officers, directors, employees, consultants, advisors and agents (collectively, the “Indemnitees”) from and against any and all actions, suits, claims, damages, demands, judgments, losses, liabilities, costs or expenses whatsoever, including, without limitation, reasonable attorneys’ fees, which any Indemnitee may sustain or incur (or which may be claimed against the Indemnitee by any Person or entity whatsoever) to the extent arising by reason of or in connection with the construction, ownership or operation of the Systems or the Telecommunications Businesses or the execution and delivery of, or payment or failure to pay the Obligations, or the occurrence of an Event of Default or the pursuit by the Agents, the Lenders or any one of them, of any legal remedy in connection with an Event of Default or arising out of or in connection with the Agents’ or the Lenders’ entering into this Agreement or the Security Documents, or enforcing their remedies hereunder or thereunder; provided that, the Borrowers shall not be required to indemnify an Indemnitee for any actions, suits, claims, damages, demands, judgments, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the Indemnitee’s willful misconduct or gross negligence. Fees shall be deemed reasonable to the extent they are reviewed and approved by the Administrative Agent.

         (b)  Notwithstanding anything in subsection 4.2(a) hereof to the contrary, and without regard to whether the Borrowers, the Company or any other Person has disclosed any fact to an Indemnitee, the Borrowers agree to indemnify, defend and hold the Indemnitees free and harmless from and against any and all actions, suits, claims, demands, judgments, liabilities, losses, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees and expenses and other expenses incurred in connection with environmental compliance and clean-up obligations imposed under any Environmental Laws) any such Indemnitee may sustain by reason of the assertion against it by any party of any claim (including, without limitation, claims for indemnification or contribution and claims by third parties for death, personal injury, illness or loss of or damage to property or economic loss) in connection with any Materials of Environmental Concern used, generated, treated, stored, recycled, disposed of, handled, discharged or otherwise located or released in, on, under or from the Systems, the Telecommunications Businesses, the Collateral or related property, except to the extent resulting from such Indemnitee’s grossly negligent act or willful misconduct with respect to such Materials of Environmental Concern.

         (c)  Nothing contained in this Section 4.2 shall in any way diminish any of the Vendor’s rights and obligations under the iDEN Equipment and Service Agreements.

SECTION 5     GUARANTEES

Section 5.1    Guarantees.

         The due payment and performance of the Obligations shall be guaranteed to the Lender Parties by the Company and each Person listed on Schedule 1.1(c) (including after acquired, hereafter formed or hereafter designated Persons), by the execution and delivery to the Collateral Agent (or such other agreed upon appropriate party), simultaneously with the execution and delivery of this Agreement, by the Company and each Person listed on Schedule 1.1(c) of a guaranty (or the functional equivalent of a guaranty with respect to any non United States Person) substantially in the form of Exhibit C hereto (as hereinafter referred to individually as a “Guarantee”; and collectively the “Guarantees”). Except as otherwise indicated therein, the Guarantees executed by the Borrowers and the Guarantees executed by the Company and all the other Persons listed on Schedule 1.1(c) will also guaranty the obligations of the borrower under the EFA and of NII Cayman in respect of the Senior Notes.

Section 5.2    Execution of documents by Collateral Agent. To the extent necessary to give effect to the terms and conditions of the Intercreditor Agreement, all of the documents in this Section 5 shall have the Collateral Agent as a signatory or as an attorney in fact of the Lender Parties.

SECTION 6     SECURITY

Section 6.1     Security.

         (a)  In order to secure the due payment and performance by the Borrowers of the Obligations and the Borrower Guaranty Obligations, prior to or simultaneously with the execution and delivery of this Agreement and as a condition precedent to the effectiveness of this Agreement:

(i) Each of the Borrowers shall:

(A) grant to the Collateral Agent a Lien on and pledge or charge of all the issued and outstanding quotas, shares or other forms or evidences of ownership of each of their Subsidiaries (whether now owned or hereafter acquired), as the case may be, together with all related rights, agreements, documents and notes (in all cases whether then owned or thereafter acquired) by the execution and delivery to the Collateral Agent of a share pledge or charge agreement substantially in the form of Exhibit D-1 hereto (each, a “Share Pledge Agreement”) or a quota pledge agreement substantially in the form of Exhibit J hereto (each, a “Quota Pledge Agreement”), a share voting agreement substantially in the form of Exhibit M hereto (each, a “Share Voting Agreement”) or a quota voting agreement substantially in the form of Exhibit K hereto (each, a “Quota Voting Agreement”), a promise to pledge quotas agreement substantially in the form of Exhibit L hereto (each, a “Promise to Pledge Quotas”) and the execution and delivery of all related documents necessary to give effect thereto;

(B) grant to the Collateral Agent a Lien on and security interest in all of each of the Borrowers personal properties and assets (whether now owned or hereafter acquired) by the execution and delivery to the Collateral Agent of a security agreement substantially in the form of Exhibit D-2 hereto (each, a “Security Agreement”) a security deposit agreement substantially in the form of Exhibit D-3 hereto (each, a “Security Deposit Agreement”) or a bank account control agreement substantially in the form of Exhibit I hereto (each, a “Bank Account Control Agreement”), and the execution and delivery of all related documents necessary to give effect thereto;

(C) grant to the Collateral Agent an assignment in each of the Borrowers respective rights and interests in the Trademark Agreement pursuant to a trademark assignment agreement substantially in the form of Exhibit D-5 hereto (each, a “Trademark Assignment Agreement”);

(D) grant to the Collateral Agent a Lien on all of each of the Borrowers’ real properties whether now owned or hereafter acquired, by the execution and delivery to the Collateral Agent of a mortgage substantially in the form of Exhibit D-4 hereto (each, a “Mortgage”); and

(E) execute and deliver or cause to be executed and delivered such other agreements, instruments and documents as the Collateral Agent or Secured Parties may reasonably require in order to effect the purposes of the Security Agreements, the Share Pledge Agreements, the Share Voting Agreements, the Mortgages, the Security Deposit Agreements, the Trademark Assignment Agreements, the Bank Account Control Agreements, the Quota Pledge Agreements, the Quota Voting Agreements, the Promise to Pledge Quotas agreements, this subsection 6.1(a), and this Agreement.

         (b)  In order to secure the due payment and performance by each Person listed on Schedule 6.1 of all of the Indebtedness, liabilities and obligations of such Person to the Secured Parties, whether now existing or hereafter arising, whether or not currently contemplated, including, without limitation, those arising under its Guarantee and under this Agreement, simultaneously with the execution and delivery of this Agreement, as a condition precedent to the initial Advance, each Person listed on Schedule 6.1 shall have (and each after acquired, hereafter formed or hereafter designated entity shall have):

(i) granted to the Collateral Agent (or such other appropriate party pursuant to the Intercreditor Agreement) a Lien on and pledge or charge with the Collateral Agent, all of the issued and outstanding quotas, shares or other forms or evidences of direct or indirect ownership owned by it (whether now owned or hereafter acquired), as the case may be, of its Subsidiaries together with all related rights, agreements, documents and notes (in all cases whether then owned or thereafter acquired), by the execution and delivery to the Collateral Agent of a Share Pledge Agreement or Quota Pledge Agreement, a Share Voting Agreement or a Quota Voting Agreement, a Promise to Pledge Quotas agreement, and the execution and delivery of all related documents necessary to give effect thereto;

(ii) granted to the Collateral Agent (or such other appropriate party pursuant to the Intercreditor Agreement) a Lien on and security interest in all of such Person’s personal properties and assets, tangible and intangible, (whether now owned or hereafter acquired) by the execution and delivery to the Collateral Agent of a security agreement (or its functional equivalent), a Security Deposit Agreement or a Bank Control Agreement (or its functional equivalent) and execution and delivery of all related documents necessary to give effect thereto;

(iii) granted to the Collateral Agent an assignment in each of such Person’s respective rights and interests in the Trademark Agreement pursuant to a Trademark Assignment Agreement;

(iv) granted to the Collateral Agent a Lien on all of such Person’s real properties whether now owned or hereafter acquired, by the execution and delivery to the Collateral Agent of a Mortgage (or its functional equivalent); and

(v) execute and deliver or cause to be executed and delivered such other agreements, instruments and documents as the Collateral Agent or Secured Parties may reasonably require in order to effect the purposes of the Security Agreements, the Share Pledge Agreements, the Share Voting Agreements, the Mortgages, the Security Deposit Agreements, the Trademark Assignment Agreements, the Bank Account Control Agreements, the Quota Pledge Agreements, the Quota Voting Agreements, the Promise to Pledge Quotas agreements, this subsection 6.1(b), and this Agreement.

                  (vi) With respect to Nextel Chile and the pledge of its stock to MCC, MCC agrees to release such stock should Nextel Chile request in writing such a release and represents and warrants in its request that the release of the stock is part of the closing for a joint venture which shall occur prior to 07/31/03. At the time of the closing of the joint venture, the Company agrees to simultaneously pledge to MCC as security hereunder all of the shares it receives representing the Company’s direct or indirect ownership interest in the joint venture.

         Attached hereto as Schedule 6.1 is a list of all entities with a corresponding list of all documents and agreements that will be executed by such Persons to give effect to the security interests contemplated under this Section 6. To the extent that local laws so require or the Benefited Parties collectively otherwise require, the security interests to be granted in favor of the Collateral Agent under this Section 6 shall, notwithstanding anything else herein, be granted directly to the Benefited Parties.

Section 6.2    Execution of Documents by Collateral Agent.

         To the extent necessary to give effect to the terms and conditions of the Intercreditor Agreement the Collateral Agent (or such other appropriate party pursuant to the Intercreditor Agreement) shall be a party to and shall execute and deliver all of the necessary documents to effectuate the security interests contemplated under this Section 6.

Section 6.3    The Collateral Agent.

         In acting under of by virtue of this Agreement, the Collateral Agent shall be entitled to all the rights, authority, privileges, and immunities provided in the Intercreditor Agreement, all of which provisions of said Intercreditor Agreement are incorporated by reference herein with the same force and effect as if set forth herein in their entirety. The Collateral Agent hereby disclaims any representations or warranty to the other Secured Parties or any other holders of the Obligations concerning the perfection of the liens and security interests granted hereunder or in the value of any of the Collateral.

SECTION 7    REPRESENTATIONS AND WARRANTIES

         The Borrowers make the representations and warranties attributed to them in this Section 7 and the Company makes, on behalf of itself and the other Credit Parties, the representations and warranties attributable to such Credit Party, as a Credit Party, or Credit Party, as the case may be, in this Section 7. Where a representation and warranty is not attributed to any particular Credit Party; it shall be deemed made by and on behalf of the Company and each other Credit Party.

Section 7.1    Organization.

         (a)  Each Credit Party that is not a natural Person is duly organized or incorporated and validly existing under the laws of its state or jurisdiction of organization or incorporation. Schedule 7.1(a) hereto accurately and completely lists, as to such Credit Party: (i) the jurisdiction of incorporation or organization of each such entity, and the type of legal entity that each of them is, (ii) as to each Credit Party that is a corporation, the classes and number of authorized and outstanding shares of capital stock of each such corporation, and the owners of such outstanding shares of capital stock, and (iii) as to each Credit Party that is a legal entity other than a corporation (but not a natural Person), the type and amount of equity interests authorized and outstanding of each such entity, and the owners of such equity interests. All of the shares, quota shares or other equity interests of the Credit Parties that are issued and outstanding have been duly and validly issued and are fully paid and non-assessable, and are owned by the Persons referred to on Schedule 7.1(a) hereto, free and clear of any Lien except for Permitted Liens. Except as set forth on Schedule 7.1(a) hereto, there are no outstanding warrants, options, contracts or commitments of any kind entitling any Person to purchase or otherwise acquire any shares of capital stock or other equity interests of any Credit Party nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock or other equity interests of such Credit Party. Except as set forth on Schedule 7.1(a) hereto, no Credit Party (other than the Company) has any Subsidiaries. The Company and the Borrowers have no Subsidiaries other than those listed on Schedule 7.1(a) hereof and after the Closing Date any additional Subsidiaries to the extent permitted hereunder.

         (b)  Each Credit Party is in good standing (to the extent that such jurisdiction recognizes the legal concept of good standing) in its state or jurisdiction of organization and in each state or jurisdiction in which it is qualified to do business. There are no jurisdictions other than as set forth on Schedule 7.1(b) hereto in which the character of the properties owned or proposed to be owned by any Credit Party or in which the transaction of the business of any Credit Party as now conducted or as proposed to be conducted requires or will require such

Credit Party to qualify to do business and as to which failure so to qualify could reasonably be expected to have a Material Adverse Effect.

Section 7.2    Power; Authority.

         (a)  Each Credit Party has full legal right, power and authority to carry on its respective present business, to own its respective properties and assets, to incur the obligations thereunder, to execute and deliver each Operative Document to which it is a party, and, to the extent it is a party thereto, to perform and observe the terms and conditions thereof except, solely with respect to the Operative Documents which are not Credit Documents, to the extent the failure to have such right, power or authority could not reasonably be expected to have a Material Adverse Effect.

         (b)  All appropriate and necessary corporate, partnership and legal actions have been taken by each Credit Party to authorize the execution, delivery and performance of each Operative Document to which it is a party, and each Credit Party is duly authorized to execute and deliver and to perform its obligations under each of the Operative Documents to which it is a party except, solely with respect to the Operative Documents which are not Credit Documents, to the extent the failure to take such action or to have such due authorization could not reasonably be expected to have a Material Adverse Effect.

Section 7.3    Governmental Approvals; Licenses.

         (a)  All Governmental Approvals under all applicable Governmental Rules in connection with (i) the due execution, delivery and performance by each Credit Party of its obligations, and the exercise of its rights, under the Operative Documents (“Section A”), (ii) the construction, completion, ownership, operation and maintenance of the Systems in the Major Market Areas (except such Governmental Approvals which are ministerial in nature or which the failure to obtain such could not reasonably be expected to have a Material Adverse Effect) (“Section B”), (iii) the Telecommunications Businesses currently engaged in (“Section C”), and (iv) the grant by the Credit Parties of the assignments and security interests granted by the Security Documents and the validity and enforceability thereof and for the perfection of and the exercise by the Lender Parties of their respective rights and remedies thereunder, are, in all cases, identified on Schedule 7.3(a) hereto (“Section D”) (which Schedule shall (A) be true, correct and complete as of the date of this Agreement and as of the date(s) that annual financial statements are delivered pursuant to Section 8.2, and (B) set forth: the applicant; the issuing governmental agency (or agencies); the date of application (or, if not yet applied for, when it will be necessary to obtain such Governmental Approval to achieve the Approved Business Plan and the date the application is expected to be submitted); the term of the expected (or granted) approval, and if not yet granted, when approval is necessary to achieve the Approved Business Plan and when approval is expected; any appeal periods which are pending; and a brief description of the matters governed by such approval); provided, Schedule 7.3(a) shall not list any Governmental Approval with respect to clauses (ii) and (iii) above to the extent the failure to obtain such Governmental Approval could not reasonably be expected to have a Material Adverse Effect.

All Governmental Approvals identified on Part I of each of Sections A and B of Schedule 7.3(a) hereto have been duly obtained on or before the Closing Date and are final, in full force and effect and all administrative appeal periods with respect thereto have terminated and are all that are necessary to conduct the business as presently being conducted. Those Governmental Approvals set forth on Part II of each of Sections A and B of Schedule 7.3(a) are expected to be obtained in due course. Except to the extent set forth on Schedule 7.3(a), there is no proceeding pending or (to the Credit Parties’ knowledge after due inquiry) threatened, that could reasonably be expected to rescind, terminate, modify or suspend any Governmental Approval listed in Part II of Sections A and B of Schedule 7.3(a) hereto, and no such disclosed matter could reasonably be expected to have a Material Adverse Effect. None of the Credit Parties, respectively, have any knowledge that the information set forth in each application submitted by the relevant Credit Party in connection with each such Governmental Approval is inaccurate or incomplete in all respects as of the date submitted and as of the Closing Date and true and complete copies of such Governmental Approvals have been (to the extent requested by the Administrative Agent) delivered to the Administrative Agent. Except for those Governmental Approvals set forth on Schedule 7.3(a) hereto and the Licenses set forth on Schedule 7.3(b) hereto, no other consent, approval or authorization of, or declaration or filing with, any other Person is required in connection with (i) the construction, ownership, operation or maintenance by the Borrowers, the Company or the Operating Affiliates of the Systems in the Major Market Areas (except such Governmental Approvals which are ministerial in nature or which the failure to obtain such Governmental Approvals or Licenses could not reasonably be expected to have a Material Adverse Effect), (ii) the Telecommunications Businesses currently engaged in, or (iii) as to such Credit Party and, to the Credit Parties’ knowledge after due inquiry, as to Persons affiliated with any Credit Party, the execution, delivery, performance, validity or enforceability of this Agreement or any other Operative Document. Section D of Schedule 7.3(a) hereto sets forth the Governmental Approvals necessary for the grant by the Credit Parties of the assignments and security interests granted by the Security Documents and the validity and enforceability thereof and for the perfection of and the exercise by the Lender Parties of their respective rights and remedies all of which will be obtained by the registration or filing of the Security Documents in the locations indicated on Schedule 7.3 hereto.

         (b)  Schedule 7.3(b) sets forth all Licenses. Except to the extent expressly set forth in Schedule 7.3(b) hereof, each such License is in full force and effect. Those Licenses set forth in Part II of Schedule 7.3(b) hereof are expected to be obtained in due course, except to the extent set forth therein. No default has occurred which is continuing under or in respect of any of the provisions of any License except for defaults resulting from the failure to meet certain milestones set forth in such Licenses which failure could not reasonably be expected to have a Material Adverse Effect. No authorization, approval, application, filing, registration, consent or other action of any local, state or federal authority is required to enable the Borrowers, the Company or any Operating Affiliate to operate under its respective License (except such Licenses which are ministerial in nature or which the failure to obtain such License could not reasonably be expected to have a Material Adverse Effect with respect to the Borrowers, the Company and the Credit Parties taken as a whole to achieve the Approved Business Plan (exclusive of the portions thereof applicable to Nextel Brazil or Nextel Argentina) in the Major Market Areas) other than those filings made and referred to on Schedule 7.3(b) hereto. Except to the extent set forth on

Schedule 7.3(b), there is no proceeding pending, or to the knowledge of the Credit Parties after due inquiry, threatened, which could rescind, terminate, modify or suspend any such approval, filing, registration or consent, and no such disclosed proceeding could reasonably be expected to have a Material Adverse Effect. None of the Credit Parties have any knowledge that the information set forth in each application submitted by any Credit Party in connection with each such approval, filing, registration or consent is inaccurate or incomplete in any material respect.

Section 7.4    Execution, Enforceability, Violation of Law and Agreements.

         Each of the Operative Documents to which a Credit Party is a party has been duly executed and delivered by such Credit Party and constitutes, the legal, valid and binding contract, agreement and obligation of such Credit Party enforceable in accordance with its terms, except, solely with respect to the Operative Documents which are not Credit Documents, to the extent the failure to have such due execution and delivery or such legality, validity and binding nature could not reasonably be expected to have a Material Adverse Effect and except as (x) the enforceability of the Operative Documents may be limited by bankruptcy, insolvency or similar laws relating or affecting creditors’ rights generally, (y) the availability of equitable remedies, and (z) rights to indemnification and contribution as they may be limited by public policy; provided, however, that such exceptions shall not materially interfere with the practical realization of the benefits of the Security Documents or the Liens created thereby, except for: (i) possible delay, (ii) situations that may arise under Chapter 11 of the Bankruptcy Code and comparable statutes of the Relevant Countries, and (iii) equitable orders of the Bankruptcy Court and comparable courts in the Relevant Countries. The execution, delivery and performance of the terms of each of the Operative Documents by each Credit Party and the payment by such Credit Party of all amounts due on the dates and in the currency provided for therein (i) will not, except as is set forth on Schedule 7.4 hereto, violate or contravene any Governmental Rule or other provision of law or other governmental directive, whether or not having the force of law, which is applicable to such Credit Party, which violation or contravention thereof individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; (ii) will not, except as is set forth on Schedule 7.4 hereto, contravene any governmental guideline or policy statement applicable to such Credit Party but not having the force of law, which contravention thereof individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; (iii) will not conflict with, violate or breach the Articles of Incorporation or By-laws (or any other organizational documents), as the case may be, of such Credit Party, except, solely with respect to the Operative Documents which are not Credit Documents, to the extent such conflict, violation or breach could not reasonably be expected to have a Material Adverse Effect; (iv) will not conflict with or result in the breach of any provision of, or result in the creation or imposition of any Lien or other preferential arrangement under, any other indenture, agreement, mortgage, contract or other undertaking, or instrument to which such Credit Party is a party or by which it or any of its properties or assets is bound other than the Credit Documents, except, solely with respect to the Operative Documents which are not Credit Documents, to the extent such conflict or breach or creation or imposition could not reasonably be expected to have a Material Adverse Effect; (v) will not constitute a default or an event that, with the giving of notice or the passing of time, or both, would constitute a default under any such agreement or instrument, except, solely with respect to the Operative Documents which are not Credit Documents, to the extent such default could not reasonably be expected to have a Material Adverse Effect; and (vi) except for the approvals, consents and registrations described in subsection 10.1(d) hereof (all those described in clause (iv) thereof have been obtained on or prior to the Initial Funding Date and are and will remain in full force and effect and no further action will be needed with respect thereto) do not require any governmental consent, registration or approval, except, solely with respect to the Operative Documents which are not Credit Documents, to the extent such requirement and the failure to adhere thereto could not reasonably be expected to have a Material Adverse Effect. To the extent the representations and warranties contained in this Section 7.4 relate to any law, Governmental Rule, governmental directive or other matter related to an “employee benefit plan”, within the meaning of Section 3(3) of ERISA, or a “plan”, within the meaning of Section 4975(e)(1) of the Code, such representations and warranties are made assuming the truth of the representation, warranty and covenant contained in the last sentence of subsection 2.1(a).

Section 7.5    Financial Statements; Business Plan; Solvency.

         (a)  The consolidated audited balance sheets of the Company and its Subsidiaries and consolidated statements of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries each as of December 31, 2001, and all other information and data heretofore furnished by the Company, or any agent of the Company on behalf of the Company to the Administrative Agent, including, the quarterly (each as at June 30, 2002) consolidated balance sheets and consolidated statements of operations, changes in stockholders’ equity and cash flows, have been prepared in accordance with GAAP and fairly present the condition and results of operations of the Company and its Subsidiaries as of such dates or for such periods. Except for those matters (i) set forth in the Company’s SEC Reports filed on or prior to the Closing Date or (ii) as set forth on Schedule 7.5, since June 30, 2002, no event that could reasonably be expected to have a Material Adverse Effect with respect to any Credit Party has occurred. None of the Company or any of its Subsidiaries has contingent obligations, liabilities for taxes or other outstanding financial obligations which are material either individually or in the aggregates.

         (b)  The consolidated audited balance sheets of each of the Operating Affiliates and their respective Subsidiaries and consolidated statements of operations, stockholders’ equity and cash flows of each of the Operating Affiliates and their respective Subsidiaries, each as at December 31, 2001, have been prepared in accordance with GAAP and fairly represent in all material respects the condition and results of operations of such Operating Affiliate and its Subsidiaries as of such dates or for such periods. All information and data heretofore furnished by each Operating Affiliate, or any agent of such Operating Affiliate on behalf of such Operating Affiliate, to the Administrative Agent are complete and correct in all material respects. None of the Operating Affiliates or any of their respective Subsidiaries have contingent obligations, liabilities for taxes or other outstanding financial obligations which are material either individually or in the aggregate, except as disclosed in the above-referenced financials or on Schedule 7.5 hereto.

         (c)  The financial and business projections for each of the Systems contained in the Approved Business Plan submitted to the Administrative Agent were prepared in good faith and based upon assumptions believed to be reasonable by the Company and the Related Operating

Affiliate (as of the dates of such Approved Business Plan). The Approved Business Plan has been accompanied by a summary of the key assumptions utilized in preparing the Approved Business Plan.

         (d)  Both before and after giving effect to the transactions contemplated hereunder, under the New EFA and under the Senior Notes Indenture, NII Cayman shall meet the relevant requirements to be considered solvent under New York, Cayman Islands and United States bankruptcy laws.

Section 7.6    Taxes.

         Each Credit Party has timely paid all required taxes, duties, fees and assessments of any kind with respect to, or in connection with, its respective income, business, properties and certificates of stock and each is current with all the tax returns required to be filed by it except such taxes, if any, as are being contested in good faith and by proper proceedings and as to which either (x) adequate reserves have been established in accordance with GAAP on the books of such Credit Party or (y) the aggregate amount of such taxes, duties, fees and assessments is less than $5,000,000 and the non-payment of which would not reasonably be expected to have a Material Adverse Effect under such circumstances. There are no tax liens against any of the Credit Parties or any of their respective properties. No Credit Party is party to any action or proceeding by any Governmental Authority for the assessment or collection of taxes, nor has any claim for assessment or collection of taxes been asserted against any of the Credit Parties or any of their respective properties.

Section 7.7    Properties.

         All property and assets owned by each Credit Party, including, without limitation, contracts, Governmental Approvals currently held by such Credit Party, entitlements and other rights, titles or interest of such Credit Party relating or incidental to the Systems or the Telecommunications Businesses are owned by it free and clear of all Liens other than Permitted Liens. Each Credit Party has good title in and to all of the property now owned by it, and with respect to leased property a valid and subsisting leasehold estate in and to such property, in each case free and clear of all Liens other than Permitted Liens. No mortgage or financing statement or other instrument or recordation or registration covering all or any part of the assets or property of any Credit Party (including, without limitation, the Collateral) is on file in any recording office other than in connection with the Liens granted under the Security Documents or in connection with Permitted Liens or as in existence on the date hereof and disclosed on Schedule 7.7. Each Credit Party has been granted (or reasonably expects to be granted) and has good leasehold right or title reasonably expects to have a good leasehold right or title) to all material easements, rights-of-way, licenses and other real property rights reasonably required for access to, and construction or operation of, the related System and the related Telecommunications Business, free and clear of any Lien other than Permitted Liens.

Section 7.8    Compliance with Laws.

         (a)  Each Credit Party complies and has complied in all material respects with all applicable Governmental Rules, except to the extent such non-compliance cannot, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. To the extent the representations and warranties contained in the preceding sentence relate to any Governmental Rule related to an “employee benefit plan”, within the meaning, of Section 3(3) of ERISA, or a “plan”, within the meaning of Section 4975(e)(1) of the Code, such representations and warranties are made assuming the truth of the representation, warranty and covenant contained in the last sentence of subsection 2.1(a). Except as previously disclosed to the Administrative Agent and the Lenders in writing or disclosed in the Company’s SEC Reports, no Credit Party has received any communication of which the Company has not made the Administrative Agent and the Lenders aware in writing promptly after the Company becoming aware thereof, from a Governmental Authority that alleges that such Credit Party is not in full compliance in all material respects with all applicable Governmental Rules, and to the Credit Parties’ knowledge, after due inquiry, there are no circumstances that may prevent or interfere with such full compliance in all material respects in the future.

         (b)  Each Credit Party is in compliance in all material respects with all applicable laws relating, to the employment of labor, wages, hours and conditions of work, collective bargaining, withholding tax and the payment of social security contributions and other labor-related taxes, except to the extent any non-compliances cannot, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. No Credit Party is liable for any arrears in wages, compensation, benefits, premiums, taxes or penalties for failure to comply with any of the foregoing laws except to the extent that the same are being contested in good faith and by proper proceedings and as to which either (x) adequate reserves have been established in accordance with GAAP on the books of such Credit Party or (y) nonpayment of which could not have a Material Adverse Effect under such circumstances and could not result in an aggregate liability in excess of $5,000,000. To the extent the representations and warranties contained in this Section 7.8(b) relate to any law related to an “employee benefit plan”, within the meaning of Section 3(3) of ERISA, or a “plan”, within the meaning of Section 4975(e)(1) of the Code, such representations and warranties are made assuring the truth of the representation, warranty and covenant contained in the last sentence of subsection 2.1(a).

         (c)  The operations of each Credit Party complies in all material aspects with all applicable Environmental Laws.

         (d)  There are no claims, investigations, litigation, administrative proceedings, whether pending or, to the knowledge of the Company, threatened, or judgments or orders, relating to any Materials of Environmental Concern or alleging, the violation of any Environmental Laws (collectively “Environmental Matters”) relating in any way to any property or to the operations of such Credit Party.

         (e)  No Materials of Environmental Concern are presently stored or otherwise located on, in or under real estate owned or leased by any Credit Party except in compliance in all material respects with all Environmental Laws, and, no part of such real estate or adjacent parcels of real estate, including, without limitation, the groundwater located thereon, is to the knowledge of the Credit Parties after due inquiry, presently contaminated by any Materials of Environmental Concern in any material respect.

         (f)  No Credit Party has any material contingent liability in connection with any release of any Materials of Environmental Concern into the environment.

Section 7.9    Intellectual Property.

         Each of the Credit Parties owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business (the “Intellectual Property”), and the use thereof by the Credit Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All material fees which are due in respect of the Intellectual Property have been paid. All Intellectual Property owned by each Credit Party, together with any pending applications therefor is listed on Schedule 7.9 hereto.

Section 7.10    Burdensome Documents; Agreements with Affiliates; Other Agreements.

         (a)  Except as set forth on Schedule 7.10, no Credit Party is a party to or bound by, nor are any of the properties or assets owned by any Credit Party used in the conduct of its businesses affected by, any agreement, bond, note, indenture, order or judgment, including, without limitation, any of the foregoing relating to any Environmental Matter, that a violation thereof could reasonably be expected to have a Material Adverse Effect.

         (b)  No Credit Party is a party to any agreement with any Arm’s-Length Affiliate or any of the officers, directors or stockholders of such Arm’s-Length Affiliate except as set forth on Schedule 7.10 (including, without limitation, the management agreements listed thereon) and except for agreements (i) with any Restricted Affiliate, or (ii) made on commercially reasonable or more advantageous terms to such Credit Party.

         (c)  No Credit Party is a party to nor is any of its respective property subject to or bound by any lease, forward purchase contract or futures contract, covenant not to compete, or other agreement which restricts such Credit Party’s ability to conduct its respective business as presently conducted in such a way as could reasonably be expected to have a Material Adverse Effect or otherwise could reasonably be expected to have a Material Adverse Effect.

         (d) No material purchase or other commitment of any Credit Party is in excess of the normal ordinary and usual requirements of its respective business, or was made at any price in excess of the then current market price, or contains terms and conditions more onerous than those usual and customary in the applicable industry.

Section 7.11    Security Documents.

         The Security Documents create in favor of the Collateral Agent legal, valid and, upon proper recording, registration or filing for those documents or instruments that require such filing registration or recording, and possession for those security interests perfected by possession, perfected security interests in the Collateral. All filings, recordations, registrations and other actions necessary to perfect and protect such security interests have been duly effected or taken, and a perfected Lien on the Collateral, prior and superior to all other Liens (except for Permitted Liens) has been created in favor of the Collateral Agent.

Section 7.12    Judgments, Actions, Proceedings.

         Except as set forth on Schedule 7.12 hereto, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any of the Credit Parties after due inquiry, threatened against or affecting any of the Credit Parties (i) as to which an adverse determination could reasonably be expected and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) that involve any of the Credit Documents or Licenses or the transactions contemplated thereby nor is there any reasonable basis for the institution of any such action or proceeding.

Section 7.13    No Defaults.

         No Default or Event of Default has occurred and is continuing. No Credit Party is in default under or with respect to any agreement, lease or instrument (including, without limitation, the System Documents) to which any Credit Party is a party or by which it or its properties or assets may be bound which could reasonably be expected to have a Material Adverse Effect.

Section 7.14    Strikes.

         There are no strikes, work stoppages or controversies pending or threatened between any Credit Party and its employees, other than employee grievances arising in the ordinary course of business which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.15    Accuracy of Information.

         Each of the foregoing representations and warranties attributed to the Credit Parties (or any group or one of them) and all information heretofore furnished by the Credit Parties (or any group or one of them) to the Lender Parties (or any group or one of them) for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Credit Parties (or any group or one of them) to the Lender Parties (or any group or one of them) will be, true and accurate in all material respects on the date of this Agreement and as of the date on which such information is stated or certified; provided that, with respect to projected financial information the Credit Parties represent only that such information was prepared in good faith and based upon assumptions believed to be reasonable by such Credit Party of performance for the forecast periods. Each of the Credit Parties has disclosed to the Administrative Agent in writing or in the Company’s SEC Reports any and all facts which have or could reasonably be expected to have a Material Adverse Effect.

         No representation or warranty of Credit Parties (or any group or one of them) herein, and no certification, document or statement furnished or to be furnished to Lender Parties (or any group or one of them) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements of fact contained herein not misleading.

Section 7.16    Survival of Representations and Warranties.

         Each of the representations and warranties set forth in Section 7 hereof shall be deemed repeated on the date of each Advance and on the first day of each Interest Period as fully as if made on each such date with respect to the circumstances of the relevant Credit Party existing at such time, except that the representations and warranties set forth in subsections 7.5(a), (b) and (c) hereof as to the financial statements of the Company and the Operating Affiliates (other than the representation that no Material Adverse Effect has occurred since June 30, 2002) shall be deemed a reference to the audited and unaudited financial statements of the Company and the Operating Affiliates most recently delivered to the Administrative Agent pursuant to Sections 8.2 and 8.3 hereof.

Section 7.17    ERISA.

         (a)  Each Plan is operated and administered in all material respects in accordance with applicable laws including, but not limited to, all material applicable provisions of ERISA and the Code, and each Credit Party has timely made all requisite premium payments to the PBGC.

         (b)  No “Reportable Event”, as defined in Section 4043, that is subject to a 30-day notice requirement under Section 4043 of ERISA (e.g., for which such 30-day notice requirement has not been waived by statute, regulation or otherwise) in respect of any Plan has occurred, except for any such Reportable Event as could not reasonably be expected to have a Material Adverse Effect. No Credit Party has received any notice from the PBGC that any Plan is being involuntarily terminated or from the Secretary of the Treasury that any partial or full termination of any Plan has occurred and to the knowledge of the Credit Parties, respectively, after due inquiry, no event shall have occurred, and to the knowledge of the Credit Parties, respectively, after due inquiry, there shall exist as of the date hereof no condition or set of circumstances that present a material risk of the involuntary termination of any Plan where such termination could reasonably be expected to have a Material Adverse Effect.

         (c)  No material unpaid or contingent liability to the PBGC has been or is expected to be incurred by any Credit Party (other than for payment of PBGC premiums in the ordinary course) with respect to any Plan. To the knowledge of the Credit Parties, respectively, after due inquiry, no event has occurred and to the knowledge of the Credit Parties, respectively, after due inquiry, there exists no condition or set of circumstances, that presents a material risk of the termination or partial termination of any Plan that could reasonably be expected to result in a material liability on the part of any Credit Party to the PBGC with respect to any Plan.

         (d)  No non-exempt “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Code that could reasonably be expected to have a Material Adverse Effect has occurred with respect to any Plan.

         (e)  Each Credit Party has made all material required contributions under the Plans for all periods through and including June 30, 2002, or adequate accruals therefor have been provided for in the financial statements referred to in subsection 7.5(a) and (b). No material “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA whether or not waived, has occurred with respect to any Plan.

         (f)  The actuarial value of vested benefits required to be funded by each Credit Party, or with respect to which such Credit Party is liable, under the Plans, determined using the actuarial methods and assumptions used by the relevant Plan’s actuary as of the last valuation date for which an actuarial valuation was completed to determine such Plan’s funded status, did not as of the last valuation date as of which an actuarial valuation has been completed, which in the case of any individual Plan was not earlier than January 1, 2001, exceed the actuarial value of the assets of the Plans allocable to such vested and non-vested benefits by a material amount.

         (g)  No Credit Party is a participating employer in: (i) any Plan under which more than one unrelated employer makes contributions as described in Section 4063 and 4064 of ERISA, or (ii) a multiemployer plan as defined in Section 4001 (a)(3) of ERISA.

         (h)  Subject to the first paragraph of Section 7, all references to an Credit Party in this Section 7.18 or in any other Section of this Agreement relating to ERISA (other than references relating to the knowledge or awareness of the Company) shall be deemed to refer to such Credit Party and all other entities that are part of a Controlled Group as of the relevant date.

Section 7.18 Use of Proceeds.

         No part of the proceeds received by any Credit Party from the Advances will be used directly or indirectly for: (a) any purpose other than as is set forth in Section 2.9 hereof, or (b) the purpose of purchasing or carrying, or for payment in full or in part of Indebtedness that was incurred for the purposes of purchasing or carrying, any margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System).

Section 7.19 Investment Company.

         None of the Borrowers, the Company nor any of the Operating Affiliates or their respective Subsidiaries is an “Investment Company” within the meaning of the Investment Company Act of 1935.

Section 7.20 Guarantees and Security Documents.

         The Borrowers represent and warrant, on behalf of the Persons listed on Schedule 6.1, for the purposes of the Guarantees and the other agreements executed pursuant to Section 6.1 by such Persons, the representations and warranties that are (or would be, if such Person were a

Credit Party) attributable to such Person contained in Sections 7.2(a), 7.2(b), 7.3(a)(i), 7.3(a)(iv), 7.3(b), 7.4 and 7.11 are true and correct.

SECTION 8 AFFIRMATIVE COVENANTS

         Until termination of the Commitments and payment in full of the Advances, any interest due thereon and all other amounts due hereunder, and so long as this Agreement remains in effect, each Credit Party covenants and agrees that, unless the Required Lenders shall otherwise consent in writing, it shall comply in all respects with each of the following covenants and agreements attributed to it.

         In addition, the Borrowers and the Company agree to cause each Credit Party to comply in all respects with each covenant and agreement set forth below and attributed to such Credit Party. All references to the Company or the Credit Parties shall, unless expressly stated otherwise, be deemed to include such Person’s Subsidiaries (to the extent not excluded from the definition of Restricted Affiliates.)

Section 8.1 Performance of Obligations.

         (a)  Each of the Credit Parties shall punctually pay all amounts due by it under each of the Credit Documents relating to the Obligations at the times, on the dates and in the places specified therein, and shall timely perform all of its other obligations, undertakings and covenants under each of the Credit Documents relating to the Obligations.

         (b)  Each of the Credit Parties shall punctually pay all its respective Indebtedness and shall perform promptly all its respective contractual obligations (except those being diligently contested in good faith by appropriate proceedings) pursuant to agreements to which it is a party or by which it is bound at all times during the term of this Agreement.

         (c)  Each of the Credit Parties shall pay and discharge all taxes, assessments and governmental charges levied upon it or against any of its respective properties or assets prior to the date after which penalties attach for failure to pay, except for such taxes, assessments and governmental charges that are being contested in good faith and so long as such Credit Party has established adequate reserves therefor on the books of such Credit Party in accordance with GAAP or as to which the aggregate amount of such taxes, assessments and governmental charges is less than (i) in the case of any Credit Party, $5,000,000, and (ii) in the case of the Credit Parties in the aggregate, $5,000,000, and the nonpayment of which would not reasonably be expected to have a Material Adverse Effect under the circumstances. Each of the Credit Parties shall make timely filings of all tax returns and material governmental reports required to be filed or submitted by any of them under any applicable laws or regulations. If any such Person pays any tax or charge as provided herein or makes any deductions or withholding from amounts paid hereunder, the Borrowers (or the Company on behalf of the Borrowers) shall promptly forward to the Administrative Agent official receipts or other evidence acceptable to the Administrative Agent establishing payment of such amounts.

Section 8.2 Annual Financial Statements.

         As soon as available, but not later than 120 days after the end of its fiscal year (i) the Company shall deliver to the Administrative Agent (A) and if requested, a sufficient number of additional copies for each Lender and the Administrative Agent of the consolidated annual financial statements of the Company and the Subsidiaries (including, without limitation, its balance sheet, statement of income, statement of changes in stockholders’ equity and statement of cash flows and related earnings for such fiscal year, each with related notes specifying significant accounting practices and their impact on such financial statements and with related schedules) as at and for the fiscal year then ended, (B) copies of the Governmental Approvals and Licenses as described in Section 8.6, and (C) an update of the Security Documents as described in Section 8.16 and (ii) each Operating Affiliate shall deliver to the Administrative Agent, and if requested, a sufficient number of additional copies for each Lender and the Administrative Agent of the consolidated annual financial statements of such Operating Affiliate and its subsidiaries (including, without limitation, its balance sheet, statement of income, statement of changes in stockholders’ equity and statement of cash flows and related earnings for such fiscal year with related notes specifying significant accounting practices and their impact on such financial statements and with related schedules) as at and for the fiscal year then ended, in each case audited and reported on by Deloitte & Touche LLP or other internationally recognized independent certified public accountants of recognized standing selected by the Borrowers, the Company or such Operating Affiliate, without going concern or like exception or qualification and without qualification as to scope of such audit and prepared in accordance with GAAP. In addition, the chief financial officers of the Borrowers and the Company shall jointly deliver a certificate stating that at the date of such certificate (i) in respect of the Credit Parties, no Default or Event of Default has occurred and is continuing, or if such Default or an Event of Default has occurred and is continuing, with a reasonably detailed description thereof and the actions the Company is taking with respect thereto, and (ii) there is no material litigation, initiated or filed by or against the Borrowers, the Company or the other Credit Parties and, except for Permitted Liens, no Lien against any of the Collateral has been created, voluntarily or by operation of law, or if there is any such material litigation or Lien, a description thereof and the actions the Borrowers, the Company or any such other Credit Party, as the case may be, is taking with respect thereto. In addition, the foregoing certificate shall set forth in reasonable detail each of the calculations required to establish compliance with the financial covenants set forth in Section 8.15 hereto and include a representation that each such calculation (including, without limitation, any such calculations made pursuant to any Schedule to this Agreement) has been made in accordance with GAAP, is consistent with all relevant definitions set forth in this Agreement, and is consistent with the Company’s preparation of the then current Approved Business Plan.

Section 8.3 Quarterly Financial Statements.

         As soon as available but not later than 60 days after the end of each fiscal quarter occurring within its fiscal year (other than the fourth fiscal quarter, which will be deemed delivered with the financial statements required under Section 8.2), (i) the Company shall deliver to the Administrative Agent, and if requested, a sufficient number of additional copies for each

Lender and the Administrative Agent of the consolidated unaudited financial statements of the Company and its Subsidiaries for such quarterly period (including, without limitation, its balance sheet, statement of income, statement of changes in stockholders’ equity and statement of cash flows and related earnings, for such quarter) which shall be certified by the chief financial officer of the Company as having been prepared in accordance with GAAP, and (ii) each Operating Affiliate shall deliver to the Administrative Agent, and if requested, a sufficient number of additional copies for each Lender and the Administrative Agent of the consolidated unaudited financial statements of such Operating Affiliate and its Subsidiaries for such quarterly period (including, without limitation, its balance sheet, statement of income, statement of changes in stockholders’ equity and statement of cash flows and related earnings, for such quarter) which shall be certified by the chief financial officer of such Operating Affiliate as having been prepared in accordance with GAAP. In addition, the chief financial officers of the Borrowers and the Company shall jointly deliver a certificate stating that at the date of such certificate (i) in respect of the Credit Parties, no Default or Event of Default has occurred and is continuing, or if such Default or an Event of Default has occurred and is continuing, with a reasonably detailed description thereof and the actions being undertaken by the Company with respect thereto, and (ii) there is no material litigation, initiated or filed by or against the Credit Parties, and except for Permitted Liens, no Lien against any of the Collateral has been created, voluntarily or by operation of law, or if there is any such material litigation or Lien, a description thereof and the actions the Borrowers, the Company or any other such Credit Party as the case may be, is taking with respect thereto. In addition, the foregoing certificate shall set forth in reasonable detail each of the calculations required to establish compliance with the financial covenants set forth in Section 8.15 hereto and include a representation that each such calculation (including, without limitation, any such calculations made pursuant to any Schedule to this Agreement) has been made in accordance with GAAP, is consistent with all relevant definitions set forth in this Agreement, and is consistent with the Company’s preparation of the then current Approved Business Plan.

Section 8.4 Other Information.

         (a)  Promptly upon their becoming available, the Credit Parties shall deliver to the Administrative Agent, copies of all material notices or material documents (the effect, substance, absence or breach of which could reasonably be expected to have a Material Adverse Effect) given or received by any Credit Party pursuant to any of the System Documents.

         (b)  From time to time, the Credit Parties shall deliver to each Lender, such other information regarding the business of the Borrowers, the Company, the Restricted Affiliates, any System or any Telecommunications Business as such Lender may reasonably request.

         (c)  The officers of the Credit Parties (including, without limitation, the chief financial officers thereof) shall, at the reasonable request of the Administrative Agent, make themselves reasonably available following the Administrative Agent’s receipt of the financial information required to be delivered by the Company pursuant to Sections 8.2 or 8.3 hereof (commencing with the information delivered for the period ending September 30, 2002), in order to discuss and review the Credit Parties’ respective results shown on such financial statements with representatives of the Administrative Agent.

         (d)  The Company shall furnish to the Collateral Agent, ninety days after the date hereof and on each anniversary of the date hereof, one or more opinions of counsel addressing the granting and perfection of security interests, in forms substantially similar to the forms of opinions delivered on the date hereof, but updated to the date of delivery of such opinion.

Section 8.5 Access to Books; Inspections.

         (a)  Each of the Credit Parties shall permit the Lender Parties and their respective representatives, at all reasonable times, but prior to an Event of Default at the Lender Parties’ own expense and with prior written notice to the Borrowers, the Company and the relevant other Credit Parties, and after an Event of Default at the expense of the Borrowers, the Company and each Operating Affiliate, to inspect the facilities, activities, books of account and records of the Borrowers, the Company and the other Credit Parties and make copies thereof, and shall cause its representatives, employees and accountants to give their full cooperation and assistance in connection with any such visits of inspection or any financial conferences called by a Lender. The Company and the Borrowers shall promptly supply to the Lender Parties copies of any reports on its or any other Credit Party’s business and activities which are publicly distributed, and will give notice of and make available to the Lender Parties copies of any other reports on its or any other Credit Party’s activities and reports made to the government, or any governmental agency or council as the Lender Parties may from time to time reasonably request. Each of the Borrowers, the Company and the Restricted Affiliates shall also make available such further information concerning its or any other Restricted Affiliate’s business and affairs in the Relevant Countries as any Lender Party may from time to time reasonably request.

         (b)  Each Credit Party shall maintain an adequate accounting system, including, without limitation, books, accounts and records, prepare all financial statements required hereunder in accordance with GAAP, consistently applied, and in compliance with the regulations of any Governmental regulatory body having jurisdiction thereof.

Section 8.6 Governmental Approvals; Licenses.

         Each of the Credit Parties (and in the case of clause (ii) all Credit Parties) shall promptly from time to time obtain or cause to be obtained all Governmental Approvals and Licenses as shall now or hereafter be necessary (i) and as is customary for the construction, ownership, completion, operation and maintenance of the relevant Systems and the related Telecommunications Businesses and as contemplated by the System Documents (except where failure to obtain could not reasonably be expected to have a Material Adverse Effect), and (ii) for the grant of the assignments and security interests granted by the Security Documents or the validity and enforceability thereof or for the perfection of or the exercise by the Collateral Agent of its rights and remedies thereunder. Such Person shall furnish to the Agents copies of all such

Governmental Approvals and Licenses together with the financial statements delivered pursuant to Section 8.2.

Section 8.7 Insurance.

         Each of the Credit Parties shall (i) maintain or cause to be maintained, to the extent available on commercially reasonable terms, in full force and effect at all times on and after the Closing Date and continuing until the Maturity Date, with responsible insurance companies having, a Best Insurance Reports rating of “A-” or better and a financial size category of “IX” or higher (and other companies and ratings services reasonably acceptable to the Required Lenders) such insurance on such of its properties, in such amounts and against such risks and with such deductibles as a Person conducting a similar business under similar conditions as the Credit Parties would customarily maintain coverage, (ii) file with the Agents no more than 7 days after each policy anniversary, certificates of all insurance then in effect, stating the names of the insurance companies, the amounts of the insurance, the dates of the expiration thereof and the properties and risks covered thereby and specifically listing the special provisions enumerated for such insurance required by this Section 8.7, and (iii) obtain such additional insurance, to the extent available on commercially reasonable terms, as the Required Lenders may reasonably request to cover risks not foreseen prior to the Closing Date. The certificates of insurance referred to in clause (ii) hereof shall be executed by an authorized representative of each insurer. Upon request, the Company will promptly furnish the Agents with evidence of such insurance relating to each System and each Telecommunications Business.

Section 8.8 Continuance of Business.

         Each of the Credit Parties shall maintain their respective corporate existence, rights, licenses and privileges in good standing under and in compliance with all applicable laws and regulations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and shall maintain, subject to the provisions of Section 9.5 hereof, the present character of its respective business.

Section 8.9 Maintenance and Repairs.

         Each of the Credit Parties shall conduct its respective business in a manner consistent with prudent industry standards, keep all its respective material assets and properties in good working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereof so that the business carried on in connection therewith may be properly and prudently conducted at all times.

Section 8.10 Compliance with Law.

         (a)  Each of the Credit Parties shall comply with the requirements of all applicable Governmental Rules except those Governmental Rules that are being contested in good faith by appropriate proceedings and except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. In particular, and without application of any materiality standard, each such Person agrees that its activities in connection with the Systems and the Telecommunications Businesses shall be conducted in full compliance under the United States

Foreign Corrupt Practices Act and any other applicable law dealing with improper or illegal payments, gifts or gratuities. Notwithstanding the foregoing, the covenants contained in this Section 8.10 shall not be deemed to have been violated to the extent any failure to comply with any Governmental Rule or any other requirement of this Section 8.10 is attributable to a breach of the representation, warranty or covenant contained in the last sentence of subsection 2.1(a) hereto.

         (b)  Notwithstanding anything in the foregoing subsection 8.10(a) or in this Agreement to the contrary, the Credit Parties (including the Related Operating Affiliates) shall keep the relevant Systems and the assets of the related Telecommunications Businesses free of any Lien imposed pursuant to any Environmental Law; and will pay or cause to be paid when due any and all costs in connection with the foregoing (except where the same are being contested in good faith by proper procedures and as to which either (x) adequate reserves have been established in accordance with GAAP on the books of such Person or (y) non-payment of which would not reasonably be expected to have a Material Adverse Effect), including, without limitation, the cost of identifying the nature and extent of the presence of any Materials of Environmental Concern in, on or from such System and the assets of such Telecommunications Business or on any real property owned or leased by the Borrowers, the Company or any Restricted Affiliate, and the cost of delineation, removal, treatment and disposal of any such Materials of Environmental Concern. If any Credit Party fails to do any of the foregoing, then after the occurrence of an Event of Default related thereto which is continuing under this Agreement, the Collateral Agent may cause such System, the assets of such Telecommunications Business or the Collateral to be freed (by removal or otherwise) from such Materials of Environmental Concern, and the cost of such action (including, without limitation, reasonable attorneys’ consultants’ and laboratories’ fees and expenses) shall be added to the Obligations of the Borrowers pursuant to this Agreement and secured by the Security Documents. The Credit Parties will give to the Collateral Agent and its agents and employees reasonable access to the Systems, the assets of the Telecommunications Businesses and the Collateral to effect the foregoing, including, without limitation, following such failure the periodic conduct of an environmental audit, the cost of such audit to be paid by the Borrowers (or the Company on behalf of the Borrowers), to ensure compliance with this Section 8.10.

         (c)  None of the Credit Parties shall use any System, any Telecommunications Business or any of their real property to generate, manufacture, refine, produce, treat, store, handle, dispose of, transfer, process or transport Materials of Environmental Concern other than in compliance with Environmental Laws.

         (d)  Each of the Credit Parties will notify the Agents promptly upon its receipt of any notice or advice from any Governmental Authority or in writing from any other source with respect to Materials of Environmental Concern on, from or affecting the relevant System or the related Telecommunications Business. Each such Person will also make available for inspection by the Collateral Agent and its agents and employees, accurate and complete records of all investigations, studies, sampling and testing conducted, and any and all remedial actions taken, by the Credit Parties or, to the knowledge of and to the extent obtained by, an Credit Party, any

Governmental Authority or other Person in respect of Materials of Environmental Concern on or affecting the relevant System or the related Telecommunications Business.

Section 8.11 Notices.

         (a)  The Credit Parties (as applicable) shall promptly, but in no event later ten (10) Business Days (unless otherwise indicated below) after the occurrence of the following events, give notice to the Administrative Agent of the occurrence of any of the following:

                  (i) a Default or an Event of Default;

                  (ii) a default by any Credit Party under any material System Document which would reasonably be expected to have a Material Adverse Effect, together with a statement of action proposed to be taken by such Credit Party to cure such default;

                  (iii) any (A) written claim, litigation, investigation or proceeding which arises at any time involving the Licenses in the Major Market Areas; (B) written claim, litigation, investigation or proceeding which arises at any time involving any Credit Party which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; (C) the issuance by any court or Governmental Authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making of Advances hereunder, or invalidating, or having the effect of invalidating, any provision of this Agreement or any of the other Credit Documents, including but not limited to, provisions regarding the granting of security interests in the Collateral or the priority of such security interests, or the initiation of any litigation or similar proceeding seeking any-such injunction, order, decision or other restraint; (D) any written challenge to the Licenses by any third party in the Major Market Areas or (E) assessment, lawsuit or claim with any administrative or judicial court or judge involving any Credit Party or any Supplemental Credit Party pursuant to which the offering of guaranty or deposit of funds is or may be required, as well as of any other matter or legal action that may represent a potential bankruptcy claim (provided such bankruptcy claim is in excess of US$100,000) of any third party or that may represent the failure of a Credit Party or any Supplemental Credit Party to obtain tax certificates required for such Person to do business with any government entity;

                  (iv) any development in the business or affairs of any Credit Party which has resulted in or could reasonably be expected to result in a Material Adverse Effect or the occurrence of any other event, such as a Force Majeure, which, if adversely determined (if applicable) or otherwise, could reasonably be expected to have a Material Adverse Effect;

         (b)  with thirty (30) days prior written notice thereof, the movement of any Credit Party’s principal place of business to any location other than as set forth on Schedule 8.11 hereto;

         (c)  within thirty (30) days of receipt of any notice received by any Credit Party from any other Governmental Authority regarding events which, if determined adversely, could reasonably be expected to have a Material Adverse Effect, including, without limitation, the rejection, termination or revocation of any License or Governmental approval; and

         (d)  promptly, upon their becoming available (and any Credit Party becoming aware of their existence), copies of: (i) all correspondence with any representative of PBGC, the Secretary of Labor or the IRS with respect to any Plan, relating to an actual or threatened change or development that could reasonably be expected to have a Material Adverse Effect; and (ii) copies of any notices of Plan termination filed by any Plan Administrator (as those terms are used in ERISA) with the PBGC and of any notices from the PBGC to the Company with respect to the intent of the PBGC to institute involuntary termination proceedings where such termination could reasonably be expected to have a Material Adverse Effect.

         Each notice shall be accompanied by a statement of the principal financial officer of the Company setting forth details of the occurrence referred to therein and stating, what action the Company proposes to take with respect thereto.

Section 8.12 Security; Further Assurances.

         (a)  Each of the Credit Parties shall register or record each of the Credit Documents to which it is a party (or a copy thereof) required to be registered or recorded and execute and file and cause to be filed in such offices as shall be required or appropriate under any applicable Uniform Commercial Code or mortgage recording or other statute in any state or jurisdiction (including, without limitation, all necessary or desirable registrations with any central banking, registrar of companies or other applicable Governmental Authority in the Relevant Countries), and, in each such case, in such manner and form as the Secured Parties may reasonably require or as may be necessary under applicable governmental laws, any financing statement, registration, mortgage or other instrument that may be necessary, or that the Secured Parties may reasonably request, in order to create, perfect, preserve, validate or satisfy the Liens granted to the Collateral Agent (for the benefit of the Lender Parties) pursuant to the Security Documents and shall pay all costs, charges and expenses of and incidental to the registration and recordation of the Credit Documents and the filing or recording of such financing statements, mortgages or other instruments.

         (b)  Each of the Credit Parties shall at all times and at such Person’s cost, warrant and defend its title in and to the Collateral attributed to it.

         (c)  From time to time and at all times hereafter upon the reasonable request of the Collateral Agent and at the cost of the Company, the Credit Parties shall execute and cause to be done and executed all such acts, deeds and assurances to perfect, reserve or protect the rights of the Collateral Agent with respect to the Collateral as the Collateral Agent may reasonably request.

Section 8.13 Construction of the Systems.

         The Company shall proceed, together with the Related Operating Affiliate, diligently to construct the Systems in the Major Market Areas as required and permitted (to the extent necessary to achieve the Approved Business Plan (exclusive of the portions thereof relating to Nextel Argentina or Nextel Brazil)) pursuant to the Licenses.

Section 8.14 Maintenance of Licenses.

         Except to the extent loss of a License could not reasonably be expected to have a Material Adverse Effect, each of the Credit Parties shall: (i) comply in all material respects with the terms and conditions of the Licenses, preserve and maintain each License in full force and effect and shall not permit or suffer to exist any default under the Licenses which could give rise to a revocation or termination thereof; (ii) enforce and maintain in all material respects its respective rights under such Licenses; and (iii) not permit or consent to the modification or waiver (adverse to the license holder or Related Operating Affiliate) of any provision of the Licenses.

Section 8.15 Financial Covenants.

         The Company shall have or maintain, on a Consolidated basis, and at all times:

         (a)  a ratio of Indebtedness to EBITDA of not greater than the ratios set forth below, measured at the end of each fiscal quarter commencing with the fiscal quarter ending March 31, 2003, (it being understood that for purposes of this ratio, (A) Financing Method Obligations and Permitted Handset Obligations shall not be considered Indebtedness nor will any interest in respect thereof be added to determine EBITDA) and (B) EBITDA shall be calculated on a rolling four quarter basis as of such quarter end date; provided that for the fiscal quarters ending 03/31/03, 06/30/03 and 09/30/03, EBITDA shall be measured for the periods commencing 01/01/03 and ending on such dates and such measurement of EBITDA shall be multiplied by four (in the case of the fiscal quarter ending 03/31/03), by two (in the case of the fiscal quarter ending 06/30/03) and by four thirds (in the case of fiscal quarter ending 09/30/03):

Quarter end date	Maximum Indebtedness to EBITDA

3/31/03	5.31x

6/30/03	4.91x

9/30/03	4.65x

12/31/03	5.41x

3/31/04	4.76x

6/30/04	3.99x

9/30/04	3.55x

12/31/04	3.03x

Quarter end date	Maximum Indebtedness to EBITDA

3/31/05	2.82x

6/30/05	2.51x

9/30/05	2.35x

12/31/05	2.07x

3/31/06	1.94x

6/30/06	1.67x

9/30/06	1.56x

12/31/06	1.33x

3/31/07	1.24x

6/30/07	1.05x

9/30/07	0.99x

12/31/07	0.84x

3/31/08	0.79x

6/30/08	0.73x

9/30/08	0.70x

12/31/08	0.64x

3/31/09	0.62x

6/30/09	0.57x

9/30/09	0.30x

12/31/09	0.27x

         (b)  EBITDA, measured for the most recently ended fiscal quarter commencing with the fiscal quarter ending March 31, 2003 of not less than the amount on the quarter end dates as set forth below and shall be calculated on a rolling four quarter basis as of such quarter end date; provided that for the fiscal quarters ending 03/31/03, 06/30/03, and 09/30/03 EBITDA shall be measured for the periods commencing 03/31/03 and ending on such dates and such measurement shall be multiplied by four (in the case of the fiscal quarter ending 03/31/03), by two (in the case of the fiscal quarter ending 06/30/03) and by four thirds (in the case of fiscal quarter ending 09/30/03):

Quarter end date	Maximum EBITDA

(Figures in ’000s)

Quarter end date	Minimum EBITDA

3/31/03	97,000

6/30/03	106,000

9/30/03	116,000

12/31/03	138,000

3/31/04	158,000

6/30/04	181,000

9/30/04	205,000

12/31/04	229,000

3/31/05	246,000

6/30/05	262,000

9/30/05	280,000

12/31/05	300,000

3/31/06	321,000

6/30/06	344,000

9/30/06	369,000

12/31/06	395,000

3/31/07	425,000

6/30/07	455,000

9/30/07	485,000

12/31/07	514,000

3/31/08	543,000

6/30/08	573,000

9/30/08	602,000

12/31/08	631,000

3/31/09	660,000

6/30/09	689,000

9/30/09	715,000

12/31/09	739,000

         (c)  minimum Recurring Revenues, measured at the end of each fiscal quarter commencing with the quarter ending March 31, 2003 of not less than the amounts set forth opposite the quarter end dates set forth below and shall be calculated on a rolling four quarter basis as of such quarter end date; provided that for the fiscal quarters ending 03/31/03, 06/30/03, and 09/30/03 Recurring Revenues shall be measured for the periods commencing 03/31/03 and ending on such dates and such measurement shall be multiplied by four (in the case of the fiscal quarter ending 03/31/03), by two (in the case of the fiscal quarter ending 06/30/03) and by four thirds (in the case of fiscal quarter ending 09/30/03):

Quarter end date	Minimum Recurring Revenues

(Less Bad Debt and Philippines Revenue)
(Figures in '000s)

3/31/03	644,000

6/30/03	665,000

9/30/03	683,000

12/31/03	720,000

3/31/04	756,000

6/30/04	790,000

9/30/04	825,000

12/31/04	859,000

3/31/05	890,000
6/30/05	924,000

9/30/05	960,000

12/31/05	999,000

3/31/06	1,040,000

Quarter end date	Minimum Recurring Revenues

6/30/06	1,083,000

9/30/06	1,129,000

12/31/06	1,178,000

3/31/07	1,228,000

6/30/07	1,277,000

9/30/07	1,326,000

12/31/07	1,374,000

3/31/08	1,421,000

6/30/08	1,467,000

9/30/08	1,512,000

12/31/08	1,556,000

3/31/09	1,598,000

6/30/09	1,637,000

9/30/09	1,673,000

12/31/09	1,706,000

         (d)  Aggregate Subscribers, measured at the end of each fiscal quarter commencing with the quarter ending September 30, 2002, of not less than the number of Aggregate Subscribers set forth opposite the quarter end dates set forth below:

Quarter end date	Aggregate Subscribers

12/31/02	1,085,000

3/31/03	1,122,000

6/30/03	1,164,000

9/30/03	1,212,000

12/31/03	1,256,000

3/31/04	1,297,000

6/30/04	1,340,000

Quarter end date	Aggregate Subscribers

9/30/04	1,386,000

12/31/04	1,430,000

3/31/05	1,469,000

6/30/05	1,527,000

9/30/05	1,588,000

12/31/05	1,644,000

3/31/06	1,695,000

6/30/06	1,767,000

9/30/06	1,841,000

12/31/06	1,910,000

3/31/07	1,974,000

6/30/07	2,046,000

9/30/07	2,120,000

12/31/07	2,189,000

3/31/08	2,253,000

6/30/08	2,320,000

9/30/08	2,391,000

12/31/08	2,457,000

3/31/09	2,517,000

6/30/09	2,569,000

9/30/09	2,624,000

12/31/09	2,677,000

         (e)  a Fixed Charge Coverage Ratio of not less than 1.00:1.00 commencing with the quarter ending March 31, 2003, the components of the Fixed Charge Coverage Ratio shall be calculated on a rolling four quarter basis as of such quarter end date; provided that for the fiscal quarters ending 03/31/03, 06/30/03, and 09/30/03 the components shall be measured for the periods commencing 03/31/03 and ending on such dates and such measurement of the components shall be multiplied by four (in the case of the fiscal quarter ending 03/31/03), by two (in the case of the fiscal quarter ending 06/30/03) and by four thirds (in the case of fiscal quarter ending 09/30/03);

         (f)  with respect to covenants and calculations utilizing the operations of entities in Brazil, such calculations will be made utilizing the fixed foreign exchange rate as utilized in the most current version of the Approved Business Plan at the time of measurement;

         (g)  NII Cayman shall always have assets which are at least $1.0 million in excess of its liabilities (which liabilities other than as described in the proviso to the definition of Permitted Indebtedness shall not at any one time exceed $1.0 million); and

         (h)  all Financial Covenants described in this Section 8.15 are subject to amendment and revision as may be contemplated by any revisions or amendments to the Approved Business Plan in accordance with the definition thereof.

Section 8.16 Update of Security Documents.

         Concurrently with the delivery of financial statements pursuant to Sections 8.2 and 8.3, the chief financial officer of the Company shall provide a certified list of the shareholdings or quota holdings of record of the Borrowers, the Company and the Restricted Affiliates, or, if applicable, a certification that there have been no changes in the shareholdings or quota holdings since the last certification, in each case together with (i) an updated certified Collateral Report dated as of the date of such financial statements and (ii) a statement certifying that all actions have been taken (A) to register those shares or quotas in the books of the relevant issuer thereof and (A) to provide share certificates to the Collateral Agent and otherwise pledge or charge those assets to the Collateral Agent.

Section 8.17 Trademark Agreement

         The Company shall comply with the terms and conditions of the Trademark Agreement.

Section 8.18 Unencumbered Cash

         The Restricted Affiliates shall at all times maintain on a consolidated basis at least sixty million dollars ($60,000,000) in unencumbered cash.

Section 8.19 Disposition of Certain Assets.

         The following entities will be sold by November 30, 2002 or dissolved within 90 (ninety) days following the Closing Date hereof:

Nextel International (Philippines), LLC;
Nextel International (Japan), Ltd.;
Nextel International Asia Holdings Limited;
East Holdings Limited;
Emerald Investments, Inc.;
Top Mega Enterprises, Limited;
Gamboa Holdings, Inc.;
Joyce Link Holdings, Ltd.;
Nextel Communications Philippines, Inc.;

Foodcamp Industries and Marketing, Inc.; and
Comercializadora Troncales

         To the extent any of the above entities have not been sold by November 30, 2002 or dissolved within 90 (ninety) days following the Closing Date, such entity (other than H — Telecom Ltda.) shall pledge all of its assets as additional security for this Agreement and the EFA in the same manner as the Persons listed on Schedule 6.1 including all supporting legal opinions to give effect thereto.

         Additionally, Nextel Chile shall have until 07/31/03 to close on a proposed joint venture with a Chilean telecommunications services provider. To the extent the joint venture is not closed by such date, Nextel Chile shall pledge all of its assets as additional security for this Agreement and the EFA in the same manner as the Persons listed on Schedule 6.1 including all supporting legal opinions to give effect thereto.

Section 8.20 Bank Account Control Agreements.

         On or before the Closing Date, those Persons indicated on Schedule 6.1 responsible for executing Bank Account Control Agreements will have executed such agreements with the appropriate banking institution; provided, that for the non-United States of America Persons on Schedule 6.1, such agreements shall be executed within 90 days of the Closing Date. After such 90 day period, it shall be an Event of Default hereunder if such Bank Account Control Agreements have not been completed with the appropriate banking institution. There shall be an additional 45 day cure period with respect to such Event of Default.

SECTION 9 NEGATIVE COVENANTS

         Until the termination of the Commitments and payment in full of the Advances, any interest due thereon and all other amounts due hereunder, and so long as this Agreement remains in effect, each Credit Party covenants and agrees that, unless the Required Lenders shall otherwise consent in writing, it shall comply in all respects with each of the following covenants and agreements attributed to it. In addition, the Company agrees to cause each of the Restricted Affiliates (including, without limitation, each Operating Affiliate) to comply in all respects with each covenant and agreement set forth below and attributed to such Restricted Affiliate.

Section 9.1 Indebtedness.

         None of the Credit Parties shall, nor shall they permit any of their Subsidiaries which are Restricted Affiliates to, at any time, incur, create, assume or suffer to exist any Indebtedness (howsoever incurred, created, assumed or existing, directly or indirectly) other than Permitted Indebtedness; provided, that other than to the extent described in the proviso at the end of the definition thereof, NII Cayman may not be obligated as an obligor with respect to any Permitted Indebtedness; provided further, that the aggregate liabilities of NII Cayman, exclusive of obligations of the type described in the proviso to the definition of Permitted Indebtedness, shall not exceed $1.0 million.

Section 9.2 Guarantees.

         None of the Credit Parties shall, nor shall they permit any of their Subsidiaries which are Restricted Affiliates to, assume, endorse, be or become liable for, or guarantee, the obligations of any Person (other than the Guarantees, and the Guarantees executed by the Borrowers for the obligations of the EFA and the Senior Notes), except (i) by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business, and (ii) in respect of the Permitted Indebtedness of the Borrowers, the Company and the Restricted Affiliates. For the purposes hereof, the term “guarantee” shall include any agreement, whether such agreement is on a contingency or otherwise, to purchase, repurchase or otherwise acquire Indebtedness of any other Person, or to purchase, sell or lease, as lessee or lessor, property or services, in any such case primarily for the purpose of enabling another Person to make payment of Indebtedness, or to make any payment (whether as an advance, capital contribution, purchase of any equity interest or otherwise) to assure a minimum equity, asset base, working capital or other balance sheet or financial condition, in connection with the Indebtedness of another Person, or to supply funds to or in any manner invest in another Person in connection with such Person’s Indebtedness.

Section 9.3 Transfer.

         (a)  Except for Permitted Sale-Leaseback Transactions, and except as otherwise permitted by Sections 9.5 and 8.19, none of the Credit Parties shall, nor shall they permit their Restricted Affiliates to, without the prior written consent of the Required Lenders, sell, lease, transfer, assign or otherwise dispose of (whether in one transaction or in a series of related transactions) all or any material part of its assets (except (x) in the ordinary course of business, and (y) if the value of the asset is less than 10% of the total assets of the Company on a Consolidated basis (excluding Subsidiaries of the Company which are not Credit Parties) as listed on the most recent balance sheet delivered in accordance with subsections 8.2(a) or 8.3(a) hereof, as the case may be, or the aggregate value of assets disposed of in any calendar year does not exceed 10% of the total assets of the Company on a Consolidated basis (excluding Subsidiaries of the Company which are not Credit Parties) as listed on the most recent balance sheet delivered in accordance with subsections 8.2(a) and 8.3(a) hereof, as the case may be, or such disposition is for the replacement of obsolete, worn or defective equipment for which such Credit Party shall have received adequate and fair consideration), whether now owned or hereafter acquired.

         (b)  Notwithstanding the second parenthetical in subsection 9.3(a) above, none of the Credit Parties shall, nor shall they permit their Restricted Affiliates to, without the prior written consent of the Required Lenders, sell, lease, transfer, assign or otherwise dispose of, or transfer out of the Relevant Country to which it was originally shipped, any equipment acquired pursuant to the iDEN Equipment and Service Agreements or any ancillary switches or products to be used in connection with the Systems.

Section 9.4 Liens.

         None of the Credit Parties shall, nor shall they permit any of their Restricted Affiliates to, create or suffer to exist any Lien upon or with respect to any of such Credit Party’s assets,

whether now owned or hereafter acquired, other than Permitted Liens and the Liens in existence on the Closing Date as set forth on Schedule 9.4; provided, however, to the extent the Borrowers or any Restricted Affiliate incur secured Indebtedness of the type defined in Clause (e) of the definition of Permitted Indebtedness (“New Liens”) and NII Cayman requests that the Lenders enter into an amendment to the Intercreditor Agreement to permit such New Liens to be treated no more favorably than on parity in all respects with the Indebtedness and Liens under this Agreement, the Lenders shall enter into such amendment.

Section 9.5 Mergers; Acquisitions.

         None of the Credit Parties shall, nor shall they permit any of their Subsidiaries which are Restricted Affiliates to, (a) merge or consolidate with any Person (except that a Restricted Affiliate of the Company which is a Wholly-Owned Subsidiary may merge into any other Restricted Affiliate of the Company which is a Wholly-Owned Subsidiary of the Company; provided, that, if any such merger involves an Operating Affiliate the surviving entity must be an Operating Affiliate), or (b) except as permitted by Section 9.9 hereof, acquire all or substantially all of the assets or any of the capital stock or the partnership interests of any Person. Notwithstanding anything in this Agreement to the contrary, NII Cayman shall not merge or consolidate with any Person or dissolve or liquidate or change its jurisdiction of organization or domicile without the Lenders’ prior written consent.

Section 9.6 Distributions; Redemptions.

         (a)  None of the Credit Parties shall, nor shall they permit any of their Restricted Affiliates to, declare or pay any dividends or make any distribution of any kind on such Credit Party’s outstanding stock, or set aside any sum for such purposes (all of the foregoing, “Distributions”) except (i) to the extent that 100% of such Distributions are immediately applied to prepay the Obligations or (ii) Distributions from a Restricted Affiliate to another Restricted Affiliate so long as the Restricted Affiliate making such Distribution is a Wholly Owned Subsidiary of the Restricted Affiliate receiving such Distribution.

         (b)  None of the Credit Parties shall, nor shall they permit any of their Restricted Affiliates to, purchase, redeem, retire or otherwise acquire, directly or indirectly, or make any sinking fund payment with respect to, (i) any shares of any class of stock of any Credit Party now or hereafter outstanding or set apart any sum for any such purpose (each of the foregoing actions being referred to herein as a “Restricted Payment”) or (ii) any of the Senior Notes, other than (i) redemptions or repurchases with respect to employee option shares, (ii) redemptions or repurchases with respect to stock held by those with minority positions, (iii) the repurchase, redemption or other acquisition of capital stock of the Company (or options, warrants or other rights to acquire such capital stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of capital stock of the Company; (iv) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Agreement; (v) the repurchase, redemption or other acquisition for value of capital stock of the Company to the extent necessary to prevent the loss or secure the renewal or reinstatement of any license or franchise held by the Company or any of its Subsidiaries from any governmental agency; (vi) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Agreement applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; (vii) redemptions pursuant to the exercise by the holders thereof of the “put” rights identified on Schedule 9.6 hereto, and (viii) to the extent there are payments or distributions pursuant to Section 4.2 of the Intercreditor Agreement in respect of the Senior Notes; provided, that, the redemptions, repurchases and payments described in the foregoing clauses (i) through (vi) shall not exceed $5,000,000 in the aggregate; provided, further, that the payments in respect of clause (i) shall be excluded from the $5,000,000 limitation in the preceding proviso to the extent of the sum of (A) the net cash proceeds received by the Company in respect of the exercise of the options pursuant to which such shares were issued and (B) the net cash proceeds of Capital Stock (other than Redeemable Stock) issued by the Company and the net cash proceeds of any capital contributed to the Company which, in each case, are being or have been used to redeem or repurchase such shares.

Section 9.7 Stock Issuance.

         None of the Credit Parties shall, nor shall they permit any of their Subsidiaries to, issue any additional shares or any right or option to acquire any shares, or any security convertible into any shares, of the capital stock or equity interests of such Person unless either (i) (a) such options and such shares or equity interests, upon issuance, become pledged or charged to the Collateral Agent and subject to the other agreements referred to herein to which the existing shares or equity interests of such Person are subject prior to such issuance and (b) the acquiror of such options, security, shares or equity interests shall be deemed by the Required Lenders to be creditworthy and shall agree to be a Restricted Affiliate hereunder on terms and conditions acceptable to the Required Lenders, and provided that, in any event, after (or as a result of) any such issuance there shall not have occurred any Event of Default of the type referred to in subsections 11.1 (t), (u) and (v) hereof or (ii) the Company applies the net proceeds from such issuance to the prepayment of the Obligations.

Section 9.8 Amendment of Documents and Organization.

         (a)  None of the Credit Parties shall, nor shall they permit any of their Restricted Affiliates to, (i) amend, waive or modify, or agree to any amendment, waiver, supplement or modification of, or fail to perform its Obligations under any System Document to which it is a party or any other agreement, contract or instrument, the result of which could reasonably be expected to have a Material Adverse Effect, (ii) cancel or terminate, or agree to any cancellation, termination or assignment of, any material System Document the cancellation, termination or assignment of which could reasonably be expected to have a Material Adverse Effect, or grant consents with respect to any material obligation thereunder, (iii) exercise any options or remedies or make any elections under any such System Document which exercise or election could reasonably be expected to have a Material Adverse Effect, or (iv) fail to exercise promptly and diligently each and every material right which it may have under a System Document (other than any right of termination) the result of which could reasonably be expected to have a Material Adverse Effect.

         (b)  None of the Credit Parties shall, nor shall they permit the Restricted Affiliates to, amend, supplement, or otherwise modify or waive compliance with any of the provisions of their respective articles of incorporation or by-laws or shareholders agreement (or any other constitutive documents) except for amendments, supplements, modifications or waivers that could not reasonably be expected to have a Material Adverse Effect or could not otherwise materially and adversely affect the Company’s or any such other Credit Party’s ability to perform its obligations under the Credit Documents.

         (c)  If the Company amends, waives, modifies or supplements any Intercompany Loan Agreement in any manner adverse to the Lenders, such amendment, waiver, modification or supplement will not be effective as to this Agreement unless the Required Lenders consent to such amendment, waiver, modification or supplement.

Section 9.9 Investments; Loans; Advances.

         None of the Credit Parties shall, nor shall they permit any of their Subsidiaries which are Restricted Affiliates to, make any Investment, loan or advance to any Person except as follows:

         (a)  loans or advances to the extent permitted by Section 9.11 hereof (provided this exception will not permit loans, advances or Investments in, to or for the benefit of the Supplemental Credit Parties);

(b) Permitted Investments;

(c) Investments permitted by Section 9.5 (provided this exception will not permit loans, advances or Investments in, to or for the benefit of the Supplemental Credit Parties);

(d) loans or advances by the Company to the Operating Affiliates to the extent evidenced by debt instruments in which the Collateral Agent has a perfected, first priority security interest;

(e) Investments in Hedge Agreements not entered for a speculative purpose;

(f) any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the ordinary course of business;

(g) receivables acquired and owing in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(h) Investments acquired by a Person (i) in exchange for any other Investment held by such Person in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or (ii) as a result of a foreclosure by such Person with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(i) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP, including loans and advances to employees for business related travel expenses, moving expenses, costs of replacement homes and other similar expenses, in each case incurred in the ordinary course of business;

(j) additional Investments in the capital of any Restricted Affiliate (other than Nextel Argentina Parent or any of its Subsidiaries), so long as both (i) all of the Capital Stock of the Restricted Affiliate owned by the Company or a Restricted Affiliate has been pledged or charged to the Collateral Agent pursuant to a Share Pledge Agreement or another pledge or charge agreement substantially similar thereto and is not subject to any other Lien, except for Permitted Liens and (ii) such Restricted Affiliate has complied with the guarantee, pledge or charge and security requirements under Sections 5 and 6;

(k) to the extent not permitted by the foregoing clauses, equity investments existing on the Closing Date in any Subsidiaries (and any increases thereof attributable to increases in retained earnings);

(l) loans and advances by the Company to any Restricted Affiliate (other than Nextel Argentina Parent or any of its Subsidiaries) evidenced by a note made payable to the Company and concurrently pledged or charged by the Company as Collateral to secure the Obligations so long as such Restricted Affiliate has complied with the guarantee, pledge or charge and security requirements under Sections 5 and 6;

(m) Investments by the Company or a Restricted Affiliate of the Company in a Person (other than Nextel Argentina Parent or any of its Subsidiaries) which will, upon the making of such Investment, become a Wholly-Owned Subsidiary and a Restricted Affiliate of the Company or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Wholly-Owned Subsidiary of the Company which is a Restricted Affiliate of the Company; provided that (i) such Person’s primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Affiliates on the date of such Investment, (ii) such Restricted Affiliate has complied with the guarantee, pledge or charge and security requirements under Sections 5 and 6 and (iii) all of the Capital Stock of such Person owned by the Company or a Restricted Affiliate shall (A) be pledged or charged to the Collateral Agent pursuant to a Share Pledge Agreement or another pledge or charge agreement substantially similar thereto and (B) not be subject to any other Lien, except for Permitted Liens;

(n) Investments acquired as a capital contribution to the Company or in exchange for capital stock (other than Redeemable Stock) of the Company;

(o) Investments consisting of guarantees of “Permitted Sale Leaseback Obligations” of Nextel Brazil or its Subsidiaries in accordance with the provisions of the EFA (as such term is defined in the EFA as in effect on the Closing Date);

(p) additional Investments in Nextel Brazil in an amount not to exceed the Permitted Amount, which are applied by Nextel Brazil to repay amounts outstanding under the EFA; and

(q) additional Investments, loans and advances not to exceed $10,000,000 in the aggregate.

Notwithstanding anything contained in this Section 9.9 to the contrary, the Company may make, with the consent of the Required Lenders, which consent shall not be unreasonably withheld or delayed, equity Investments in Persons engaged in businesses in which the Company is permitted to engage under Section 9.11; provided that (A) all such Persons shall be deemed to be “Restricted Affiliates” for all purposes of this Agreement and the other Credit Documents, (B) the Capital Stock of such Persons shall be subject to a Share Pledge Agreement or another pledge or charge agreement substantially similar thereto and shall not be subject to any other Lien, except for Permitted Liens, and (C) the Company shall have and maintain while such Investment exists, directly or indirectly, the requisite and assignable (for the benefit of the Lenders) control over such Person to prevent it from incurring Indebtedness, or taking any other action at any time, which is in contravention of any of the provisions of this Agreement which are applicable to Restricted Affiliates.

Section 9.10 Transactions with Affiliates.

         None of the Credit Parties shall, nor shall they permit the Restricted Affiliates to, except as expressly permitted by the Credit Documents, transfer, sell, assign or otherwise dispose of, directly or indirectly, any Collateral or other assets to any Affiliate other than an Credit Party or a Restricted Affiliate (any such Affiliate other than an Credit Party or a Restricted Affiliate, an “Arm’s-Length Affiliate”), or enter into any transaction directly or indirectly with or for the benefit of any Arm’s-Length Affiliate; provided, that the Credit Parties may enter into transactions with an Arm’s-Length Affiliate so long as the monetary or business consideration arising therefrom would be as advantageous to the Credit Parties as the monetary or business consideration which the Credit Parties would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

Section 9.11 Changes in Business.

         (a)  None of the Credit Parties shall, nor shall they permit the Restricted Affiliates to, enter into or engage in any business other than the ownership and operation of the Systems; provided that, such Persons may (x) continue to engage in a Telecommunications Business in which it is engaged on the Closing Date and (y) enter into or engage in a Telecommunications Business (including, without limitation, by way of purchase of assets or stock, by merger or consolidation) other than ownership and operation of the Systems if, with respect to a new Telecommunications Business, the entering into thereof could not reasonably be expected to have a Material Adverse Effect.

         (b)  None of the Credit Parties shall, nor shall they permit the Restricted Affiliates to, (i) make any material change in its business or the Systems in the Major Market Areas, or (ii) wind-up or liquidate or dissolve itself (or suffer any liquidation or dissolution) or discontinue its business.

Section 9.12 Prepayments.

         None of the Credit Parties shall make any voluntary or optional prepayment of any Indebtedness for borrowed money incurred or permitted to exist under the terms of this Agreement, other than the Indebtedness under this Agreement, under the EFA and in respect of Permitted Handset Financing and except for prepayments on intercompany indebtedness which are applied as provided in Section 2.5.

Section 9.13 ERISA Obligations.

         No Credit Party shall do, agree to do, or permit to be done, any of the following with respect to any Plan:

         (a)  be or become obligated to the PBGC in excess of $1,000,000 other than with respect to timely paid annual premium payments; and

         (b)  be or become obligated to the IRS or the Secretary of Labor in excess of $1,000,000 with respect to excise taxes or other penalties provided for in Sections 4971 through 4980B of the Code or Section 502 of ERISA.

Section 9.14 Sale and Leaseback Transactions.

         None of the Credit Parties shall, nor shall they permit any of their Restricted Affiliates to, directly or indirectly, enter into any sale and leaseback transaction or any other arrangement with any Person providing for any such Credit Party or other Restricted Affiliate to lease or rent property that any such Credit Party or other Restricted Affiliate has sold or will sell or otherwise transfer to such Person, except: (i) pursuant to Permitted Sale-Leaseback Transactions; or (ii) as permitted to be incurred as Indebtedness under Section 9.1. At least five (5) Business Days prior to entering into any particular Permitted Sale-Leaseback Transaction or incurring any Financing Method Obligations, the Credit Parties will: (i) provide the Administrative Agent with copies of drafts of the material agreements, instruments, and documents pursuant to which such Permitted Sale-Leaseback Transaction or Financing Method Obligations, as the case may be, will be consummated or incurred, as the case may be; and (ii) advise the Administrative Agent of the Credit Parties’ then current intentions, if any, regarding the manner in which they plan to utilize the proceeds received in such Permitted Sale-Leaseback Transaction (with it being agreed that the Credit Parties reserve the right to change and/or modify the manner in which they plan to utilize such proceeds at any time for any reason).

Section 9.15 New Subsidiaries.

         None of the Credit Parties shall, nor shall they permit the Restricted Affiliates to, directly or indirectly, organize, create, acquire or permit to exist any Subsidiary other than those Subsidiaries in existence on the Closing Date and listed on Schedule 7.1(a) hereof and those Subsidiaries permitted by Section 9.9 and 9.11 hereof.

SECTION 10 CONDITIONS PRECEDENT; CLOSING DELIVERIES

Section 10.1 Conditions to Initial Advance.

         The obligations of each Lender to make its initial Advance hereunder shall be subject to the fulfillment of the following conditions precedent to the satisfaction of the Administrative Agent, the Collateral Agent and the Lenders on or prior to the Effective Date:

1.	The Senior Notes Indenture shall have been duly executed by all the parties thereto;

2.	Motorola Credit Corporation shall have received a cash payment equal to (i) all principal and interest due on the SLA through the Effective Date, (ii) all accrued but unpaid interest on the First Amended EFA up to May 24, 2002, and (iii) all accrued but unpaid interest on the MEFA through the Effective Date;

3.	NII Cayman shall have received the $140,000,000 in proceeds from the Rights Offering;

4.	The Intercreditor Agreement shall have been duly executed by all the parties and all of the necessary Credit Documents shall have been delivered and executed by the Collateral Agent; and

5.	Motorola Credit Corporation shall receive contemporaneously with the making of the Tranche B Advance, payment in full of the principal outstanding under the MEFA.

Section 10.2 Closing Date Deliveries. On or before the Closing Date, the following actions shall have been taken (and, to the extent taken before the Closing Date, shall remain effective):

         (a)  Borrowers’ Documents. The Borrowers:

(i) The Borrowers shall have executed and delivered to the Collateral Agent this Agreement, their respective Guaranty agreement, the agreements attributable to each Borrower as indicated on Schedule 6.1 and, to the extent requested by one or more of the Lenders, the Financing Note(s).

(ii) The Borrowers shall have delivered acknowledgment copies of UCC-1 Financing Statements (or such other equivalent documents for non-United States jurisdictions) necessary to perfect a first priority security interest in the Collateral and evidence thereof;

(iii) delivered to the Agents: (1) copies of, or certificates of the issuing companies with respect to, policies of insurance owned by the Borrowers and the Company complying with the provisions of Section 8.7 hereof, together with endorsements thereto naming the Collateral Agent (where applicable), in its capacity as such and including the Lender Parties, as additional insured as their interests may appear; (2) evidence of the Borrowers’ and the Company’s liability insurance policies, and (3) evidence that such insurance is in full force and effect; and

(iv) executed and delivered to the Collateral Agent the Share Pledge Agreements together with (1) the certificates evidencing the capital stock pledged or charged by it accompanied by stock powers endorsed in blank and irrevocable proxies relating thereto and (2) all pledged or charged instruments, duly executed and accompanied by note powers endorsed in blank and irrevocable proxies relating thereto, and shall have duly complied with all of the terms and conditions thereof;

(v) made all registrations under the law of the United States, the Relevant Countries, and the Cayman Islands, including, without limitation, those necessary to perfect a first priority security interest in the Collateral and evidence thereof;

(vi) paid documentary taxes and registration fees which may be payable on the Security Documents attributed to the Borrowers; and

(vii) otherwise duly complied with all of the terms and conditions of the Security Documents to be executed by it.

         (b)  Schedule 6.1 Persons. The Persons listed on Schedule 6.1 shall have:

(i) executed and delivered to the Collateral Agent this Agreement, its respective Guarantee and the other agreements attributable to such Person as listed on Schedule 6.1;

(ii) delivered acknowledgment copies of UCC-1 Financing Statements (or such other equivalent documents for non-United States jurisdictions) necessary to perfect a first priority security interest in the Collateral and evidence thereof;

(iii) made all registrations under the law of the Relevant Countries including, without limitation, those necessary to perfect a first priority security interest in so much of the Collateral as is attributed to it;

(iv) paid documentary taxes and registration fees which may be payable on the Security Documents attributed to it;

(v) executed and delivered to the Collateral Agent the Share Pledge Agreements as shown on Schedule 6.1 together with (1) the certificates evidencing the capital stock pledged or charged by it accompanied by stock powers endorsed in blank and irrevocable proxies relating thereto and (2) and all other pledged or charged instruments, duly executed and accompanied by note powers endorsed in blank and irrevocable proxies relating thereto, and shall have duly complied with all of the terms and conditions thereof;

(vi) delivered to the Collateral Agent: (A) copies of, or certificates of the issuing companies with respect to, policies of insurance owned by it complying with the provisions of Section 8.7 hereof, together with endorsements thereto that naming the Collateral Agent (where applicable), in its capacity as such and including the Lender Parties, as additional insured as its interests may appear; and (B) evidence that such insurance is in full force and effect, and (C) certificates and summaries of the Company’s liability insurance policies; and

(vii) otherwise duly complied with all of the terms and conditions of the Security Documents to be executed by it.

         (c)   The Collateral Agent shall have received the following documents (unless with respect to clauses (i) and (ii), the Administrative Agent shall have waived such deliveries in writing):

(i) with respect to each Credit Party, copies, certified by an Authorized Officer of such Credit Party, of the Articles of Incorporation (including, without limitation, amendments thereto) and Bylaws of such Person (or other organizational documents), each as amended to date, along, with evidence with respect to such Person establishing the existence and good standing (where applicable) of such Person;

(ii) certificates of an Authorized Officer of each Credit Party certifying (i) the resolutions of the Board of Directors or other governing body of such Person or other action of such Person authorizing the execution, delivery and performance of the Credit Documents to which it is a party and, with respect to the Company, the iDEN Equipment and Service Agreements and the other System Documents, and (ii) the authority, name, title and specimen signature of each individual authorized to execute any of the Credit Documents to which it is a party and, with respect to the Company, the iDEN Equipment and Service Agreements, and any other documents in relation thereto on behalf of such Person and to bind such Person thereby;

(iii) a copy of the Company’s and each Operating Affiliate’s most recent audited and of the Company’s most recent unaudited financial statements in conformity with Sections 8.2 and 8.3 hereof, and

(iv) the opinion of local counsel to each Credit Party and the opinion of special United States counsel to the Company and each other Credit Party, each dated the Initial Funding Date and addressed to the Agents and the Lenders (and to be relied upon by their respective assignees), in the form attached hereto as Exhibits G-1 and G-2, respectively.

         (e)  The Administrative Agent shall have received the initial Approved Business Plan.

         (f)  All fees payable in connection with the transactions contemplated by this Agreement shall have been paid.

         (g)  The Credit Parties shall have otherwise complied with the collateral security requirements in Section 6 of this Agreement.

         (h)  The Lender Party having received from the Borrowers, the Company, each Restricted Affiliate and each Supplemental Credit Party a list of all the assets of such Person and a certificate from an Authorized Officer of such Person certifying to the accuracy and completeness of such list.

         (i)  The Company shall have executed and delivered an assumption and reaffirmation agreement covering all of its guaranties in respect of the Permitted Handset Obligations.

Section 10.3 Conditions to All Advances.

         The obligation of the Lenders to make any Advance to the Borrowers (or the Company on behalf of the Borrowers) upon the occasion of each financing hereunder (including, without limitation, the initial Advance, except with respect to clause (d) below) is subject to the further conditions precedent that:

         (a)  The Administrative Agent shall have received a Request for Financing pursuant to Section 2.2 hereof.

         (b)  On and as of the date of such Advance, (i) no Default, Event of Default or default under any Credit Document or any System Document shall have occurred and be continuing, (ii) the representations and warranties made by the Borrowers, the Company and each other Credit Party in the Credit Documents are true and correct in all material respects (other than those representations and warranties that are expressly made only as of an earlier date), and (iii) the Administrative Agent shall have received a certificate of a duly Authorized Officer of the Borrowers (or the Company on behalf of the Borrowers) certifying as to the foregoing matters.

         (c)  None of the following events shall have occurred: (i) any Relevant Country or any Governmental Authority in any Relevant Country shall have declared a moratorium on the payment of indebtedness by such Relevant Country or any Governmental Authority in such Relevant Country or corporations therein; (ii) any Relevant Country shall have ceased to be a member in good standing of the International Monetary Fund or shall have ceased to be eligible to utilize the resources of the International Monetary Fund under the Articles of Agreement thereof, or (iii) the international monetary reserves of any Relevant Country shall have become subject to any lien.

         (d)  In the case of each Tranche A Advance, the Company shall have provided evidence reasonably satisfactory to the Administrative Agent that (i) the Company’s Free Cash has been less than $100,000,000 for 7 consecutive days, and (ii) the Closing Deliveries required under Section 10.2 shall have been fully satisfied (notwithstanding any extension of the time of delivery therefore).

SECTION 11 EVENTS OF DEFAULT

Section 11.1 Events of Default.

         Each of the following events shall constitute an Event of Default hereunder:

         (a)  The Borrowers shall have defaulted in the payment of principal of any Advance payable under any of Credit Documents when and as the same shall become due and payable.

         (b)  The Borrowers shall have defaulted in the payment of any interest on any Advance or any other amount (other than an amount referred to in clause (a) of this Section 11.1) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) or more days.

         (c)  Any representation or warranty made by the Borrowers, the Company, any other Credit Party or Supplemental Credit Party herein or in any other Credit Document relating solely to the obligations or otherwise in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect as of time it was made or deemed to have been made or any certificate furnished pursuant to any of the Credit Documents proves to have been false or misleading in any material respect as of its date (including without limitation the representations and warranties in Section 7 hereof each of which shall be made or deemed to be made on each of the date hereof and the Effective Date).

         (d)  The Borrowers, the Company or any Restricted Affiliate shall, without the prior written consent of the Required Lenders, have used the proceeds of any Advance for a purpose other than that specified in Section 2.9 hereof.

         (e)  Any Credit Party shall fail to observe or perform any covenant, condition or agreement covered (whether directly or by cross-reference) in Sections 7.6, 8.1, 8.6, 8.8, 8.11, 8.14, 8.15, 8.16 or 8.17 or Section 9 of this Agreement. There shall be a ten (10) day cure period with respect to a failure to observe or perform the covenant contained in Section 8.16 and such default shall not become an Event of Default until the expiration of ten days following written notice to the Borrowers by the Lenders. There shall be a thirty (30) day cure period to remedy any asserted default under Section 8.17 and it shall not be a breach of such covenant so long as any asserted default under the Trademark Agreement does not constitute a Material Adverse Effect as determined in the sole discretion of the Lenders. There shall be no cure period for a failure of any covenant (other than Sections 8.16 and 8.17) listed above.

         (f)  The Borrowers, the Company or any other Credit Party shall have failed to perform or comply with any other term, obligation or covenant contained in any of the Credit Documents to which it is a party or which is attributed to it (other than those specified above) and such failure shall have continued unremedied for thirty (30) days after written notice thereof has been given by the Collateral Agent; provided, however, that to the extent such failure to perform or comply is pursuant to Sections 8.1(a) or 8.1(b), the right to declare the Event of Default is subject to Section 11.1(j) below.

         (g)  Any Governmental Approval necessary to enable the Company or any other Credit Party to comply with its obligations under the Operative Documents shall have been revoked, suspended, withdrawn, withheld, terminated, modified or restricted and such revocation, termination, withdrawal, suspension, modification, withholding or cessation could reasonably be expected to have a Material Adverse Effect, or any proceeding which could reasonably be expected to have a Material Adverse Effect shall have been commenced by or before any Governmental Authority for the purpose of so revoking, terminating withdrawing, suspending, modifying or withholding any such Governmental Approval such proceeding shall not have been contested within ten (10) Business days by proper proceedings and dismissed or stayed within thirty (30) days, or notice shall have been given by such Governmental Authority for such purpose and shall have remained uncontested for ten (10) Business Days.

         (h)  Any License granted in favor of an Credit Party, or any license or concession part thereof which, in the reasonable opinion of the Required Lenders, shall have been terminated, revoked, suspended, withdrawn, withheld, or adversely modified or restricted which termination, revocation, suspension or such other action would reasonably be expected to have a Material Adverse Effect or a proceeding shall have been initiated by or before, or any action shall have been taken by a court of competent jurisdiction, or other Governmental Authority which in the reasonable opinion of the Required Lenders, is likely to result in the cancellation, non-renewal or adverse modification of any one or more Licenses, radio channels authorized under the Licenses or Governmental Approvals held by any Credit Party which cancellation, non-renewal or adverse modification could reasonably be expected to have a Material Adverse Effect.

         (i)  It shall have become unlawful for the Borrowers, the Company or any Restricted Affiliate to perform any payment obligation under the Credit Documents.

         (j)  Any Credit Party shall have failed to pay money due under any other agreement or document evidencing, securing, guarantying or otherwise relating to Indebtedness of such Credit Party outstanding (other than the Indebtedness under the EFA) in the aggregate principal amount equal to or greater than $5,000,000, or there shall have occurred any other event of default or breach on the part of such Credit Party under any such agreement or document, the effect of which is to accelerate or to permit the acceleration of the maturity of such Indebtedness; provided, however, that to the extent an event of default under the New Senior Notes is predicated upon an Event of Default under the EFA or MEFA, such event of default shall not constitute and Event of Default hereunder unless the New Senior Notes are accelerated. Except as provided in (x) below, this provision shall not apply to the Indebtedness or an event of default under the EFA.

         (k)  The issuance of any final arbitration award, judgment or decree which is not subject to appeal, or any award, judgment or decree shall not have been appealed within thirty (30) days from the date thereof, or a fine or penalty aggregating for all such cases in excess of (i) with respect to the Company, $5,000,000, or its equivalent in any currency, and (ii) with respect to the Credit Parties other than the Company taken as a whole, $5,000,000, or its equivalent in any currency, shall have been entered against any Credit Party and not paid and discharged, dismissed or stayed within 30 days.

         (l)  Any Credit Party shall have made an assignment for the benefit of the creditors, filed a petition in bankruptcy, been adjudicated insolvent, petitioned or applied to any tribunal for the appointment of a receiver, custodian, or any trustee for it or a substantial part of its assets, or shall have commenced any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or such Credit Party shall have taken any corporate action to authorize any of the foregoing actions; or there shall have been filed any such petition or application, or any such proceeding shall have been commenced against it, that remains undismissed for a period of sixty (60) days or more; or any order for relief shall have been entered in any such proceeding or any such Credit Party, by any act or omission, shall have indicated its consent to, approval of or acquiescence in any such petition, application or proceeding; or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or shall have suffered any custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days or more.

         (m)  Any Credit Party shall become unable, admit in writing or fail generally to pay its debts as they become due.

         (n)  Any Credit Party shall have concealed, removed or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property that may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its property through legal proceedings or distraint that is not vacated within sixty (60) days from the date thereof.

         (o)  Any Governmental Authority shall have taken any action to condemn, seize, requisition, nationalize or otherwise appropriate any portion of the properties or assets of any Credit Party (without payment of adequate compensation), or shall have taken any action to dispute the management of such Credit Party or to curtail such Credit Party’s authority to conduct its business, which prevents any Credit Party from fulfilling its obligations under any of the Credit Documents.

         (p)  The Collateral Agent shall fail at any time to have a valid and perfected Lien on, subject to no prior or equal Liens other than Permitted Liens, on any portion of the Collateral securing the obligations secured thereby (including the Obligations and the obligations under the EFA and the obligations under the Senior Notes) other than pursuant to a failure by the Collateral Agent.

         (q)  The termination of any Plan or the institution by the PBGC of proceedings for the involuntary termination of any Plan, that, in either case, could reasonably be expected to result in a liability on the part of the Company or any Restricted Affiliate to the PBGC in excess of $5,000,000.

         (r)  The occurrence of any event or condition that results or could reasonably be expected to result in a material “accumulated funding deficiency” under Section 412 of the Code with respect to any Plan.

         (s)  The failure by any Credit Party to make required contributions, in accordance with the applicable provisions of ERISA, to each of the Plans maintained or hereafter established or assumed by it where such failure could reasonably be expected to have a Material Adverse Effect.

         (t)  The Company shall have ceased to own, free of any liens (other than Liens arising under the Credit Documents), and maintain, directly or indirectly, the percentages of the outstanding capital stock of the Operating Affiliates specified in Schedule 11.1(t) hereto.

         (u)  The Company shall have ceased to have and to exercise actual control of the day to day operations of any of Nextel Mexico, Nextel Peru, Nextel Argentina or Nextel Brazil.

         (v)  This Master Equipment Financing Agreement, the Financing Note, Guarantees, the Security Documents, or any other Credit Document shall, at any time after their respective execution and delivery, and for any reason, shall be declared null and void, or be revoked or terminated, or the validity or enforceability thereof or hereof shall be contested by any Credit Party or any Credit Party shall deny that it has any or further liability thereunder or hereunder as the case may be.

         (w)  The occurrence of any Change of Control.

         (x)  The failure of the Company to honor its Obligations to Motorola Credit Corporation (“MCC”) on that certain guaranty of the EFA after MCC makes demand upon the Company (no other defaults under the EFA will constitute a default under this Agreement).

         (y)  The failure of any of the Closing Date deliveries to be made on the Closing Date as required by Section 10.2 (unless such delivery requirement shall have been expressly waived in writing by the Administrative Agent).

         (z)  The occurrence of an event of default in Clause (ii) of the definition of “Event of Default” contained in the Intercreditor Agreement.

Section 11.2 Remedies.

         (a)  Except as described in the immediately succeeding sentence, if an Event of Default described in subsections 11.1(1), (m), (n), (o) and (p) hereof with respect to the Borrowers, the Company or any other Credit Party shall have occurred, then (i) the Commitments shall automatically be terminated and the obligation of the Lenders shall forthwith terminate, and (ii) the entire unpaid principal amount of the Advances hereunder shall automatically and immediately become due and payable together with all interest accrued and unpaid thereon and all other amounts payable hereunder to be forthwith due and payable without presentment, demand, test or further notice of any kind, all of which are hereby expressly waived by the Borrowers. If any other Event of Default shall have occurred, then at any time thereafter, if any such event shall then be continuing, the Required Lenders or the Administrative Agent may, to the extent permitted under the Intercreditor Agreement, or otherwise the Collateral Agent pursuant to the terms of the Intercreditor Agreement, by written notice to the Borrowers, (i) declare the Commitments to be terminated whereupon the obligation of the Lenders to make or maintain the Advances hereunder shall forthwith terminate, and (ii) declare the entire unpaid principal amount of the Advances, all interest accrued and unpaid thereon and all other amounts payable hereunder to be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers. Upon the occurrence of any Event of Default, the Lender Parties shall have, in addition to any other rights and remedies contained in this Agreement, the Intercreditor Agreement and the other Credit Documents, all of the rights and remedies of a secured party under the laws of the United States and the laws of the Relevant Countries or other applicable laws, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by law.

         (b)  In addition to such remedies as are provided for in this Agreement, the Intercreditor Agreement and the other Credit Documents, the Lender Parties’ remedies upon the occurrence and during the continuance of an Event of Default shall, if the Borrowers fail to repay Advances pursuant to paragraph (a) above, include (i) a right to apply or require the Borrowers to apply for any necessary orders or licenses in connection with the operation or abandonment of any relevant System, the related Telecommunications Business or any part thereof; and (ii) to the extent permitted by law, a right to have a receiver appointed by a court of competent jurisdiction in order to manage, protect and preserve any relevant System, the related Telecommunications Business and all other equipment, property and other collateral and to continue the operation of the business of the Borrowers and the Company, and to collect the revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership until the sale or other final disposition of the Collateral, including, without limitation, the Systems, the Telecommunications Businesses and such equipment, property and assets.

         (c)  The Borrowers and the Company agree, in case an Event of Default shall be existing and upon the Lender Party’s request, to pay all of such Lender Party’s costs of collection of all amounts due, and enforcement of all rights hereunder, including, without limitation, reasonable attorney’s fees and legal expenses.

         (d)  The Collateral Agent may pursuant to the terms of the Intercreditor Agreement, upon the occurrence and during, the continuance of an Event of Default, without demand and without advertisement or notice, all of which the Credit Parties waive at any time or times, sell and deliver, any or all Collateral held by or for it at public or private sale, for cash, upon credit, or otherwise, at such prices and upon such terms as the Collateral Agent deems advisable, in its sole discretion and/or collect or enforce the collection of, the Collateral pursuant to the terms of the Intercreditor Agreement; provided, however that method, manner, time, place and terms of any sale must be commercially reasonable and the Collateral Agent shall make a reasonable attempt to receive fair market value for any Collateral subject to such sale. In addition to all other sums due to the Collateral Agent, the Company shall pay the Collateral Agent all reasonable costs and expenses incurred by the Collateral Agent including, without limitation, attorney’s fees and court costs, to obtain, liquidate and/or enforce payment of Collateral obligations or in the prosecution or defense of any action or proceeding against the Collateral Agent in connection with any matter arising out of or connected with the Credit Documents or the Collateral.

         (e)  In connection with the enforcement by the Lender Parties of any remedies available to them as a result of any Event of Default, the Credit Parties shall join and cooperate fully with the Collateral Agent to the extent allowed under the Intercreditor Agreement and with any receiver referred to above and with the successful bidder or bidders at any foreclosure sale when any of these entities files an application (including, without limitation, the furnishing of any additional information that may be required in connection with such application), with any necessary Governmental Authorities, requesting their prior approval of (i) the operation or abandonment of all or any portion of the Systems (or any one of them) or the Telecommunications Businesses and (ii) the assignment or transfer to such entity of all licenses, authorizations and permits issued to the Company or any other Credit Party by such Governmental Authorities with respect to the Systems, the Telecommunications Businesses and the operation thereof.

         (f)  In connection with the foregoing remedies, the Credit Parties shall take such further actions and execute all such instruments as the Collateral Agent or the Required Lenders deem necessary. The Company agrees, for itself and on behalf of the other Credit Parties, that the Collateral Agent or the Required Lenders may enforce any obligations of the Credit Parties as set forth in this Agreement, the Intercreditor Agreement and the other Credit Documents by an action for specific performance.

         (g)  The Lender Parties may (but shall not be obligated to) make advances to preserve, protect or obtain any of the Collateral (including all of the fees and expenses of the Collateral Agent) and all such advances shall become part of the obligations owing to the Lender Parties hereunder and shall be repayable to the Lender Parties with interest thereon from the date of such advance until paid at the rate per annum of 2% above the Post-Default Rate.

         (h)  All moneys received by the Collateral Agent pursuant to any right given or action taken under Section 11 of this Agreement shall be applied in accordance with the Intercreditor Agreement.

         (i)  In addition to their rights with respect to the Collateral hereunder, upon the occurrence of an Event of Default, the Collateral Agent may seek payment of the outstanding obligations from the Restricted Affiliates. The Collateral Agent shall not, however, proceed to liquidate the Collateral hereunder and under the Guarantees in excess of the amount which the Required Lenders reasonably determines will be necessary to satisfy the outstanding obligations which have become due and payable, provided, that the Collateral Agent may continue so to liquidate until all outstanding obligations which have become due and payable have been satisfied in full.

         (j)  The Agents, in accordance with the Intercreditor Agreement, may exercise any and all of their remedies under the Security Documents and the Guarantees contemporaneously or separately from the exercise of any other remedies hereunder or with respect to any Collateral.

Section 11.3 Cumulative Rights.

         No failure or delay on the part of any Lender Party or the Collateral Agent in exercising any right, power or remedy accruing to it upon any breach or default of the Borrowers under any of the Credit Documents shall impair any such right, power or remedy nor shall it be construed as a waiver of any such breach or default thereafter occurring, nor shall a waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder. To the fullest extent permitted by law, all remedies, either under the Credit Documents or by law otherwise afforded the Lender Parties shall be cumulative and not alternative.

Section 11.4 Waiver of Demand; Setoff.

         DEMAND, PRESENTMENT, PROTEST AND NOTICE OF DEMAND, PRESENTMENT, PROTEST AND NONPAYMENT ARE HEREBY WAIVED TO THE EXTENT PERMITTED BY LAW BY THE CREDIT PARTIES. THE CREDIT PARTIES

ALSO WAIVE THE BENEFIT OF ALL RIGHTS OF SETOFF AND ALL VALUATION, APPRAISAL AND EXEMPTION LAWS TO THE EXTENT PERMITTED BY LAW.

Section 11.5 Waiver of Notice.

         IN THE EVENT OF AN EVENT OF DEFAULT, THE CREDIT PARTIES HEREBY WAIVE TO THE EXTENT PERMITTED BY LAW ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY THE CREDITOR OF ITS RIGHTS TO REPOSSESS ANY COLLATERAL WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON ANY COLLATERAL WITHOUT PRIOR NOTICE OR HEARING. EACH OF THE CREDIT PARTIES ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY COUNSEL OF ITS CHOICE WITH RESPECT TO THIS TRANSACTION AND THIS AGREEMENT.

Section 11.6 Waiver of Jury Trial.

         EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS.

SECTION 12

The Administrative Agent

         In order to expedite the transactions contemplated by this Agreement, Motorola Credit Corporation is hereby appointed to act as Administrative Agent (for purposes of this Section 12, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”). Each of the Lenders and each assignee of any such Lender, hereby irrevocably authorizes the Agents to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to the Agents by the terms and provisions hereof and of the other Credit Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payment of principal of and interest on the Advances and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to the extent permitted by the Intercreditor Agreement, to give notice on behalf of each of the Lenders to the Borrowers of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrowers, the Company or any other Credit Party pursuant to this Agreement or the other Credit Documents as received by the Administrative Agent. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the parties secured thereby with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

         Neither the Agents nor any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrowers, the Company or any other Credit Party of any of the terms, conditions, covenants or agreements contained in any Credit Document. The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Credit Documents, instruments or agreements. The Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. Each Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Agents nor any of their respective directors, officers, employees or agents shall have any responsibility to the Borrowers, the Company or any other Credit Party on account of the failure of or delay in performance or breach by any Lender or an Issuing Bank of any of its obligations hereunder or to any Lender or an Issuing Bank on account of the failure of or delay in performance or breach by any other Lender or an Issuing Bank or the Borrowers, the Company or any other Credit Party of any of their respective obligations hereunder or under any other Credit Document or in connection herewith or therewith. Each of the Agents may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

         The Lenders hereby acknowledge that neither Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

         Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.5 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

         With respect to the Advances made by it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers, the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent.

         Each Lender agrees (a) to reimburse the Administrative Agent, on demand, in the amount of its pro rata share (based on the aggregate principal balances of Advances owing to it hereunder; provided if no principal balance is owing, then on the basis of its Tranche A Commitment) of any expenses incurred for the benefit of the Lenders by the Administrative Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, that shall not have been reimbursed by the Borrowers (or the Company on behalf of the Borrowers) and (b) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against it in its capacity as Administrative Agent in any way relating to or arising out of this Agreement or any other Credit Document or any action taken or omitted by it or any of them under this Agreement or any other Credit Document, to the extent the same shall not have been reimbursed by the Borrowers (or the Company on behalf of the Borrowers) or any other Credit Party; provided that no Lender shall be liable to the Administrative Agent or any such other indemnified person for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or any of its directors, officers, employees or agents. Each Lender agrees to reimburse each of the Issuing Banks and their directors, employees and agents, in each case, to the same extent and subject to the same limitations as provided above for the Administrative Agent.

         Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Credit Document, any related agreement or any document furnished hereunder or thereunder.

SECTION 13 MISCELLANEOUS

Section 13.1 Waiver of Sovereign Immunity.

         To the extent that the Credit Parties or any of their respective assets has or hereafter may acquire any right to immunity from suit, setoff, legal proceedings generally, attachment prior to judgment, attachment in aid of execution or other attachment or execution of judgment on the rounds of sovereignty or otherwise, each of the Credit Parties hereby irrevocably waives such rights to immunity for itself and its assets in respect of its obligations arising under or relating to any of the Credit Documents or any related documentation.

Section 13.2 Venue for Suit.

         The Credit Parties and the Lender Parties each irrevocably hereby expressly waives all right to object to jurisdiction or execution in any legal action or proceeding relating to this Agreement, the Financing Note or any other Credit Document which it may now or hereafter have by reason of its domicile or by reason of any subsequent or other domicile and hereby irrevocably consents that any legal action, suit or proceeding arising out of or relating to any of the Credit Documents and any other document or instrument required to be executed in relation thereto may be instituted in the federal courts of the United States District Court of the Southern District of New York and the courts of the State of New York, and by execution and delivery of this Agreement, each of the Credit Parties and the Lender Parties submits to and accepts and consents with regard to any such action or proceeding for itself and in respect of its properties and assets, generally and unconditionally, the jurisdiction of any such court. Each of the Credit Parties hereby waives any objection it may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and further waives any claim that any such action, suit or proceeding brought in any of the aforesaid courts has been brought in any inconvenient forum.

         Each of the Credit Parties hereby irrevocably designates, appoints and empowers CT Corporation System with offices at 1633 Broadway, New York, New York, 10019, and successors as the designee, appointee and agent of such Credit Party to receive, accept and acknowledge, for and on behalf of such Credit Party and its properties, service of any and all legal process, summons, notices and documents which may be served in such action, suit or proceeding relating to the Financing Note or this Agreement or any other Credit Document in the case of the courts of the United States District Court of the Southern District of New York or of the courts of the State of Illinois, which service may be made on any such designee, appointee and agent in accordance with legal prescribed for such courts. Each of the Credit Parties agrees to take any and all action necessary to continue such designation in full force and effect and should such designee, appointee and agent become unavailable for this purpose for any reason, the relevant Credit Party will forthwith irrevocably designate a new designee, appointee and agent with offices in New York, New York, which shall irrevocably agree to act as such, with the powers and for purposes specified in this Section 13.2. Each of the Credit Parties further irrevocably consents and agrees to service of any and all legal process, summons, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding relating to the Financing Note or this Agreement or any other Credit Document delivered to such Credit Party in accordance with this Section 13.2 or to its then designee, appointee or agent for service. If service is made upon such designee, appointee and agent, a copy of such process, summons, notice or document shall also be provided to the relevant Credit Party by registered or certified mail, or overnight express air courier, provided that failure to provide such copy to the relevant Credit Party shall not impair or affect in any way the validity of such service or any judgement rendered in such action or proceedings. Each of the Credit Parties agrees that service upon such Credit Party or any such designee, appointee and agent as provided for herein shall constitute valid and effective personal service upon such Credit Party with respect to matters contemplated in this Section 13.2 and that the failure of any such designee, appointee and agent to give any notice of such service to such Credit Party shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall limit or be construed to limit the rights of the Lender Parties to commence proceedings against any Credit Party in any other venue where assets of such Credit Party may be found.

Section 13.3 Governing Law.

         THIS AGREEMENT AND THE FINANCING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (EXCLUDING ALL CHOICE-OF-LAW AND CONFLICTS-OF-LAWS RULES).

Section 13.4 Severability of Provisions.

         If any one or more of the provisions contained in this Agreement or any documents executed in connections herewith shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

Section 13.5 Binding Effect; Assignment.

         (a)  This Agreement shall be binding upon and shall inure to the benefit of the Borrowers, the Lender Parties and their respective successors and assigns, provided, that the Borrowers shall not have the right to assign or transfer its rights or obligations hereunder except with the prior written consent of the Required Lenders and, absent a continuing Event of Default, the Lenders shall not have the right, following the Syndication, to assign their respective obligations hereunder without the prior written consent of the Borrowers (not to be unreasonably withheld or delayed.)

         (b)  The Initial Lender may assign its rights and obligations under this Agreement (including all or a portion of the Commitment and the Advances at the time owing to it) without the consent of the Borrowers (the “Syndication”). The Initial Lender may request the Borrowers, the Company and the Operating Affiliates to assist in the Syndication as contemplated by this Section.

         (c)  In addition to and without limiting the foregoing, each Lender may, without the consent of the Borrowers, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of the Commitment and the Advances owing to it); provided that, in the case of participations under this subsection 13.5(c), (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.

         (d)  The Credit Parties agree to cooperate with the Initial Lender in connection with any syndication. Such cooperation will include, if requested by the Initial Lender, (i) making senior officers of the Borrowers available for a meeting with prospective assignees, the Initial Lender and its agents, and (ii) providing such other assistance as may be reasonably requested by the Initial Lender and such agents (including, without limitation, providing information to and responding to questions from prospective assignees with respect to the operations, business plans and other matters relating to the Borrowers’, the Company’s and each other Credit Party’s business on a timely basis and in any manner reasonably requested by the Initial Lender).

Section 13.6 Entire Agreement; Amendments.

         (a)  This Agreement, the documents referred to herein and those signed contemporaneously herewith constitute the entire agreement of the parties with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction.

         (b)  No waiver of any provision of this Agreement or any other Credit Document or consent to any departure by the Borrowers, the Company or any other Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph subsection 13.6(c) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Credit Party in any case shall entitle such Credit Party to any other or further notice or demand in similar or other circumstances.

         (c)  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Advance, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Advance, without the prior written consent of each Lender affected thereby, (ii) change or extend the Commitments or decrease or extend the date for payment of the fees of any Lender payable under Section 2.6 without the prior written consent of such Lender, or (iii) amend or modify the provisions of Section 2.12 or 13.5, the provisions of this Section, the definition of the term “Required Lenders”, increase the total Commitments or release any Guarantor or all or any substantial part of the Collateral, without the prior written consent of each Lender; provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent, hereunder or under any other Credit Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable.

Section 13.7 Notices.

         All communications and notices provided for hereunder shall be in writing and shall be personally delivered or transmitted by postage prepaid registered mail (airmail if international) or by telefax as follows:

To the Company:	NII Holdings, Inc. 10700 Parkridge Boulevard Suite 600 Reston, Virginia 20191 Attention: Chief Financial Officer Fax No.: (703) 390-5111

To the Administrative Agent:	Motorola Credit Corporation 21440 Lake Cook Road Deer Park, Illinois 60010 Attention: Gary B. Tatje Fax No.: (847) 862-8111

with a copy to:	Motorola, Inc. 1303 East Algonquin Road IL-01, 11th Floor Schaumburg, Illinois 60196 Attention: Robert J. Patton, Esq. Fax No.: (847) 576-2818

To the Vendor:	Motorola, Inc. 21440 Lake Cook Road Deer Park, Illinois 60010 Attention: Director – iDEN Infrastructure Ed Jacobs Fax No.: (847) 862-8111

To the Lenders:	At the address specified on the signature pages hereto or in the applicable Assignment Agreement or as otherwise specified in writing to the Company and the Administrative Agent by such Lender.

To the Borrowers:	NII Holdings (Cayman). LTD. P.O. Box 309GT at Ugland House South Church Street George Town, Grand Cayman Cayman Islands Attention: Paul Lumsden Fax No.: (345) 949-8080

Nextel Del Peru, S.A. Los Nardos 1018, Piso 7 San Isidro, Lima 27, Peru Attention: General Counsel Fax No.: (511) 611-1115

Teletransportes Integrales, S.A. De C.V. Blvd. Manuel Avila Camacho 36, Piso 9 Colonia Lomas de Chapultepec Mexico 11000, D.F. Attention: General Counsel Fax No.: (52 55) 4284 6520

with copy to:

NII Holdings, Inc. 10700 Parkridge Boulevard Suite 600 Reston, Virginia 20191 Attention: Chief Financial Officer Fax No.: (703) 390-5111

To the Collateral Agent:	Citibank, N.A. 111 Wall Street 14FL/ZN3 New York, NY 10005 Attention: Agency and Trust Services Telecopier No.: (212) 657-3862

with a copy to:

Emmet, Marvin & Martin, LLP 120 Broadway 32nd Floor New York, NY 10271 Attention: Anthony M. Harvin Telecopier No.: (212) 238-3100

         Except as otherwise specified herein, all notices shall be deemed duly given on the date of receipt, if personally delivered or transmitted by telefax, and the date 5 days after posting if mailed.

Section 13.8 Right of Set-Off.

         The Lender Parties shall, to the fullest extent permitted by applicable law, have the right to apply and all amounts on deposit or on account with it or with any of its branches, Subsidiaries or affiliates (general or special, time or demand, matured or unmatured, in whatever currency) in reduction of amounts past due (whether such amounts became due at schedule maturity, by acceleration or otherwise) under the Credit Documents.

Section 13.9 Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies thereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 13.10 Confidentiality.

         Each of the Borrowers, the Company, the Restricted Affiliates and the Lender Parties hereby agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates (on a need to know basis), directors, offices, employees and agents, including, without limitation, accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to the execution and delivery of an agreement containing provisions substantially the same as those of this Section 13.10, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (g) with the consent of the other parties hereto, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 13.10 or (ii) becomes available to such party on a nonconfidential basis from a source other than the other parties hereto.

         For the purposes of this Section 13.10, “Information” means all information received from any of the parties hereto relating to any of the Credit Parties, the Lender Parties or their respective businesses, other than any such information that is available to the parties hereto on a nonconfidential basis prior to disclosure by any party hereto; provided that, in the case of information received from any party hereto after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 13.10 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 13.11 Term of Agreement.

         This Agreement shall continue in full force and effect, and be binding upon the Borrowers, until all of the Obligations have been fully and indefeasibly paid and performed whereupon this Agreement shall terminate; provided, however, if the initial Advance has not been made by December 15, 2002, this Agreement shall terminate. Notwithstanding the foregoing, all the indemnification provisions shall survive and all other provisions which by their terms survive termination shall so survive.

Section 13.12 EFA Termination.

         To the extent the EFA is terminated prior to the payment in full of the Obligations under this Agreement, the representations, covenants and events of default under Sections 7, 8, 9 and 11 of the EFA (and the defined terms used therein) shall be incorporated into this Agreement, solely with respect to the Supplemental Credit Parties, mutatis mutandi (notwithstanding the termination of the EFA); provided that, to the extent at the time of termination of the EFA an event has occurred or a circumstance exists with respect to a Supplemental Credit Party which event or circumstance creates a “Default” or “Event of Default” under (and as defined in) the EFA at such time, such event or circumstance shall not create or form the basis for an Event of Default hereunder.

         IT WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized signatories as of the day and year first written above.

Company:	NII HOLDINGS, INC.

	By:	/s/ Robert J. Gilker
		Name:	Robert J. Gilker
		Title:	Vice President and General Counsel

Borrowers:	NII HOLDINGS (CAYMAN), LTD.

	By:	/s/ Robert J. Gilker

		Name:	Robert J. Gilker
		Title:	Director and Vice President

NEXTEL DEL PERU, S.A.

	By:	/s/ Robert J. Gilker

		Name:	Robert J. Gilker
		Title:	Attorney-in-Fact

TELETRANSPORTES INTEGRALES, S.A. DE C.V.

	By:	/s/ Robert J. Gilker

		Name:	Robert J. Gilker
		Title:	Attorney-in-Fact

A-1

Initial Lender:	MOTOROLA CREDIT CORPORATION

	By:	/s/ Eric M. Haldiman

Name: Eric M. Haldiman Title: Authorized Signatory

Administrative Agent:	MOTOROLA CREDIT CORPORATION

	By:	/s/ Eric M. Haldiman

Name: Eric M. Haldiman Title: Authorized Signatory

Collateral Agent:	CITIBANK, N.A.

	By:	/s/ Donna Marie White

		Name:	Donna Marie White
		Title:	Assistant Vice President

ANNEX A

LIST OF TYPE OF ASSETS

1.	The transmission tower steel structure.

2.	Tower obstruction lighting.

3.	Lighting controls.

4.	Lighting power cables.

5.	Lighting rods and related cable necessary to bond the tower grounding system.

6.	Climbing ladders and climbing devices.

7.	Tower grounding system (including grounding rods).

8.	Tower foundation.

9.	Generators, diesel tanks, and shelters, and their respective foundations.

10.	Fences.

11.	Access doors.

12.	Third party agreements: All rights, benefits, obligations, and interests that are held by the owner of the tower assets in agreements with third parties with respect to a tower.

13.	Licenses. All authorizations, licenses, permits, consents, certificates of compliance, franchise approvals, or other similar authorizations granted by any governmental authority (other than licenses, permits, consents, certificates of compliance, franchise approvals, or similar authorizations granted by any telecommunications regulatory body or any other governmental authority relating to the use of one or more trunked or conventional specialized mobile radio communications frequencies or channels or other radio spectrum, including any such use in providing wireless communications services or operating analog or digital mobile radio communications systems) that are necessary for, or were otherwise obtained in connection with, the construction, use, or operation of a telecommunications tower or the related site.

14.	Other related tower assets. With respect to any telecommunications tower, (A) all rights to any warranties (B) all rights under any authorizations or licenses (as more fully described in 13. above).

15.	Documents and records pertaining to the telecommunications towers or the related sites.

ANNEX B

PERMITTED SALE-LEASEBACK TRANSACTION
GENERAL TERMS AND CONDITIONS

Conditions of Sale	The asset purchase agreement (“APA”) to be entered into in connection with a Permitted Sale-Leaseback Transaction will provide for the sale of certain wireless telecommunications towers owned by NII Holdings, Inc. and/or any of its affiliates (hereinafter referred to collectively as “NII”), related real property interests (including, without limitation, ground leases), and related assets of the type set forth on Annex A (each such tower and related real property and assets are referred to herein as a “Site,” and all such assets collectively are referred to herein as the “Tower Assets”). Upon the closing of the APA, NII will transfer to the purchaser (“Acquirer”) all rights of ownership to the Tower Assets.

Leaseback Agreement	Concurrently with the closing of the APA, NII and Acquirer will enter into a lease agreement (the “Master Lease Agreement”) which will provide for, among other things: (i) the lease of the Tower Assets transferred by NII to Acquirer pursuant to the APA; and/or (ii) the lease of new towers to be built by Acquirer pursuant to the BTS (as defined below). The term of such lease agreement will vary.

Rent Payments	For existing Towers Assets, NII will pay to Acquirer monthly rent (the “Rent Payment”). The lease will be a triple net lease (including, without limitation, a requirement that NII pay all ground lease costs associated with each Tower Asset or Build-to-Suit Site).

Rent Payment Obligation Continuation	For any Tower Asset acquired by Acquirer without all material Site permits which are not properly disclosed by NII prior to closing, and following the transfer of such Site the related Tower Asset must be removed, dismantled or otherwise becomes unusable because the applicable Site permits were not obtained prior to closing, Acquirer shall still purchase the Site and NII shall continue to be responsible for the rent payments throughout the initial term of the lease provided for under the Master Lease Agreement (“Rent Payment Continuation Obligation”); provided, however, that following the transfer of any such Site to Acquirer, (a) Acquirer shall continue to use its reasonable best efforts to obtain and maintain all applicable Site permits and, when applicable, cure such lack of permits and (b) if ATC makes any improvements or alterations to the Site after closing which result in a governmental entity requiring the Tower Asset to be removed, dismantled or otherwise is, rendered unusable, NII’s Rent Payment Continuation Obligation shall be discontinued until such Site’s permit is reinstated by Acquirer.

Legal, Financial and Regulatory Liabilities	Subject to Acquirer’s right to exclude Tower Assets under the APA, Acquirer will assume the legal, financial and regulatory risks related to the Tower Assets, provided those risks were fully disclosed in the due diligence process or in the APA and are not a result of NII’s negligence or willful acts in managing or owning the Tower Assets. Prior and after each relevant closing under the APA, NII will make its reasonable best efforts to work together with Acquirer in order to obtain all missing permits and licenses related to the Tower Assets acquired by Acquirer.

Ground Lease Assignment and Sublease Consent	It will be a condition to Acquirer’s obligation to acquire a Tower Asset located on a leased property that NII obtains any necessary ground landlord’s consent to the assignment of the ground lease to Acquirer, provided that if such consent cannot be obtained, Acquirer and NII will use good faith efforts to structure the transaction with respect to such Tower Asset in a manner which does not require such consent and which affords the parties in all material respects the rights and benefits contemplated by the proposed transaction. Such efforts may include the execution of: (i) a sublease: agreement, (ii) an administration agreement, or (iii) any other similar agreement or understanding under which Acquirer may have all lessees’ benefits under the ground lease. Acquirer will develop and deliver a process to effectively manage this activity.

Acquirer’s Security	Subject to obligations, covenants or commitments undertaken by NII under existing agreements, and subject to specific terms and conditions to be provided by NII, Acquirer may secure all receivables due to it by NII, as well as Acquirer’s interest in the Tower Assets, as collateral for institutional debt.

Damages to NII’s Equipment	Acquirer will be responsible for damages caused to NII’s equipment directly by Acquirer’s acts or omissions, as well as for those caused by third party tenants in the Tower Assets, unless such damages were caused by the negligence or willful acts of NII. NII will have a corresponding responsibility for damages caused to Acquirer’s or third party tenants’ equipment caused directly by NII’s acts or omissions.

Build-to-Suit	Concurrently with the execution of the APA and the Master Lease Agreement, NII and Acquirer may enter into a Build-to-Suit Agreement (the “BTS”) pursuant to which NII will grant Acquirer with the exclusive right to buy and/or build, maintain and manage future telecommunications towers built and/or required to be built by NII (“Build-to Suit Site”) within a certain period after the execution of the BTS. Acquirer may acquire all Build-to-Suit Sites that comply with Acquirer’s mutually agreeable requirements defined by the parties prior to the completion of the BTS. If the offered Build-to-Suit Sites do not meet such mutually agreed requirements, Acquirer may elect to acquire those non complying sites at a purchase price to be negotiated and agreed upon prior to the completion of the BTS Site. The purchase price will be based on the condition and capacity of the delivered tower.

NII will commit to sell to or request the Acquirer to build a specific number of Build-to-Suit Sites which shall constitute all Build-to-Suit Sites developed for or by NII for a specified period.

Acquirer will pay NII, as purchase price for each acquired Build-to-Suit Site, an amount equal to NII’s invoiced cost, as defined in the pricing schedule to be included in the BTS, for the construction of that specific Build-to-Suit Site plus a specified percentage (the “BTS Purchase Price”).

If NII exceeds its annual commitments for a specific year (the “Additional Sites”), NII will offer such Additional Sites to Acquirer for acquisition. Acquirer may acquire such Additional Sites provided: (i) the Additional Sites comply with Acquirer’s minimum requirements as delivered to NII; and (ii) the total number of Additional Sites do not exceed a specified percentage of NII’s Commitment for that specific year. Acquirer will pay to, NII the BTS Purchase Price for each Additional Site acquired by Acquirer at the moment of delivery of such Additional Site.

Build-to-Suit Sites will be owned by Acquirer and will be developed, at a minimum, in accordance with NII’s technical specifications, engineering and location requirements. Acquirer shall be solely responsible for: (i) all costs associated with the development of the Build-to-Suit Site, (ii) all governmental authorizations and permits, and (iii) costs associated with upgrades of the Build-to-Suit Site for the maximization of the Build-to-Suit Site’s co-location capacity, except when such improvements are a result of NII’s change of orders for Build-to-Suit Sites. Improvements might include, without limitation, increments in loading capacity, structural integrity testing and improvements, site adaptations, technical tests (such as RF and power interference tests). Such improvements will not interfere with NII’s operations and telecommunication services.

NII may request Acquirer to improve a specific Build-to-Suit Site provided: (i) it gives Acquirer the appropriate information to effectuate such improvements, (ii) such improvements do not damage the Tower Asset, (iii) the proposed improvement do not adversely affect Acquirer’s co-location activities and (iv) NII assumes -all costs related to such improvement, including costs related to changes of work orders.

Acquirer shall be responsible for the good and proper maintenance of the Tower Assets and Build-to-Suit Sites in accordance with industry standards and usual practices.

Tower Improvements	Acquirer will notify NII that Acquirer is willing to improve the Tower Asset in order to add additional site capacity for future co-location tenants, at which time, NII will have a specified time period after receipt of such notification to request Acquirer to add additional space to such improvement for NII future needs. Acquirer may elect to build such additional tower space provided: (i) NII commits to lease such additional tower space within a specified time period after completion of the improvement at market rate, (ii) such additional improvement does not interfere or delay Acquirer’s co-location activities and (iii) NII’s request is economically and technically feasible. In any event, all tower space resulting from Acquirer’s improvements will not be subject to NII’s Right of First Refusal. Monthly tower space rent resulting from Acquirer’s improvements will be subject to market rates.

Representations, Warranties and Covenants	The APA, Master Lease Agreement and BTS will contain representations, warranties, covenants, schedules, conditions to closing, non-competition agreements, adjustments, indemnities and other clauses in form and substance satisfactory to the Parties. The representations, warranties and covenants shall include, but not be limited to, matters such as title and condition of assets, financial information and liabilities, contracts, permits, compliance with laws, receivables, relations with affiliates, absence of material adverse changes, absence of liens, absence of litigation, proper maintenance to NII’s equipment, non-interference with Site Landlord’s rights/activities, non-use of hazardous materials and commitments. The conditions to closing shall include, but not be limited to, relevant corporate authorizations, the absence of any material adverse change in the business, assets, liabilities, condition (financial or otherwise) or prospects of the parties and the parties’ activities being in compliance with all applicable laws.

Defaults and Cures	The Master Lease may contain defaults, not more onerous than those set forth below, and corresponding cures for breach or failure to perform any representations, warranties, covenants or obligations thereunder.

The defaults must include the following opportunities to cure:

• A five business days or longer period to cure breach of monetary obligations.

• A thirty days or longer period to cure breach of non-monetary obligations.

• Cross-default (if any) for a continuing breach of not less than 25% of monetary or non-monetary obligations with respect to the Sites.

Remedies for Default	The Master Lease may also provide the following remedies in the event of termination for default of the Master Lease with respect to a specific Site or in the event of a continued uncured default, but may not contain more onerous remedies:

• The Rent Payment Continuation Obligation, or

• Payment of a lump-sum of the then present value (discounted according to a mutually agreeable interest rate) of the unearned rents which would have been payable by NII during the balance of the respective lease.

Indemnification	NII shall provide Acquirer with customary indemnification relating to such transaction.

ANNEX C

FINANCIAL METHOD OBLIGATIONS
GENERAL TERMS AND CONDITIONS

Build-to-Suit	NII Holdings, Inc. and/or any of its affiliates (hereinafter referred to collectively as “NII”) and the developer and operator (the “Site Landlord”) of wireless telecommunications towers shall enter into a build-to-suit agreement (the “BTS”) pursuant to which NII will grant Site Landlord the exclusive right to build, maintain and manage all future telecommunications towers required to be build by NII (“Build-to Suit Site”) within a specified period after the execution of the BTS.

Within a specified period after the execution of the BTS, NII will commit to request the Site Landlord to build a specific number of Build-to-Suit Sites which shall constitute all Build-to-Suit Sites developed for or by NII for a specified period.

Build-to-Suit Sites will be owned by Site Landlord and will be developed, at a minimum, in accordance with NII’s technical specifications, engineering and location requirements. Site Landlord shall be solely responsible for: (i) all costs associated with the development of the Build-to-Suit Site, (ii) all governmental authorizations and permits, and (iii) costs associated with upgrades of the Build-to-Suit Site for the maximization of the Build-to-Suit Site’s co-location capacity, except when such improvements are a result of NII’s change of orders for Build-to-Suit Sites. Improvements might include, without limitation, increments in loading capacity, structural integrity testing and improvements, site adaptations, technical tests (such as RF and power interference tests). Such improvements will not interfere with NII’s operations and telecommunication services. NII may request Site Landlord to improve a specific Build-to-Suit Site provided: (i) it gives Site Landlord the appropriate information to effectuate such improvements, (ii) such improvements do not damage the Tower Asset, (iii) the proposed improvement do not adversely affect Site Landlord’s co-location activities, and (iv) NII assumes all costs related to such improvement, including costs related to changes of work orders.

Site Landlord shall be responsible for the good and proper maintenance of the Tower Assets and Build-to-Suit Sites in accordance with industry standards and usual practices.

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Master Lease Agreement	Concurrently with the execution of the BTS, NII and Site Landlord will enter into a lease agreement (the “Master Lease Agreement”) which will provide for the lease of new towers to be built by Site Landlord pursuant to the BTS. The terms of such Master Lease Agreement will be substantially similar to the Master Lease Agreement described on Annex B hereto.

Tower Improvements	Site Landlord will notify NII that Site Landlord is willing to improve the Tower Asset in order to add additional site capacity for future co-location tenants, at which time, NII will have a specified period after receipt of such notification to request Site Landlord to add additional space to such improvement for NII future needs. Site Landlord may elect to build such additional tower space provided (i) NII commits to lease such additional tower space within a specified period after completion of the improvement at market rate, (ii) such additional improvement does not interfere or delay Site Landlord’s co-location activities and (iii) NII’s request is economically and technically feasible. Monthly tower space rent resulting from Site Landlord’s improvements will be subject to market rates.

Representations and Warranties	The BTS will contain representations, warranties, covenants, schedules, conditions to closing, non-competition agreements, adjustments, indemnities and other clauses in form and substance satisfactory to the Parties. The representations, warranties and covenants shall include, but not be limited to, matters such as title and condition of assets, financial information and liabilities, contracts, permits, compliance with laws, receivables, relations with affiliates, absence of material adverse changes, absence of liens, absence of litigation, and commitments. The conditions to closing shall include, but not be limited to, relevant corporate authorizations, the absence of any material adverse change in the business, assets, liabilities, condition (financial or otherwise) or prospects of the parties and the parties’ activities being in compliance with all applicable laws.

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